UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

L3 Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2017	Notice of Annual Meeting of Shareholders and Proxy Statement

600 Third Avenue
New York, NY 10016

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of L3 Technologies, Inc., to be held at 2:30 p.m., Eastern Daylight Time, on Tuesday, May 9, 2017, at The Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York 10004. This year we are also offering a virtual shareholder experience through which you can view the meeting and vote online at LLL.onlineshareholdermeeting.com. The question and answer session will include both live questions from shareholders attending the meeting at the physical location as well as questions submitted to us in advance at www.proxyvote.com. We will respond to as many inquiries as time allows. The notice and proxy statement for the Annual Meeting are attached to this letter and describe the business to be conducted at the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about              , 2017 to our shareholders of record as of the close of business on March 13, 2017. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 6 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you may vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting. If you decide to attend, you can still vote your shares in person if you wish. If you wish to attend the Annual Meeting in person, you will need to register and request an admission ticket in advance. You can register and request a ticket by following the instructions set forth on page 9 of this proxy statement.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on May 9, 2017.

             , 2017

Very truly yours,

Michael T. Strianese
Chairman and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF
SHAREHOLDERS OF L3 TECHNOLOGIES, INC.

DATE AND TIME:	Tuesday, May 9, 2017 at 2:30 p.m., Eastern Time
PLACE:	The Ritz-Carlton New York, Battery Park Two West Street New York, New York 10004
ITEMS OF BUSINESS:	1)	To elect the 10 Directors listed in the accompanying proxy statement (the “Proxy Statement”);
	2)	To ratify the appointment of our independent registered public accounting firm for 2017 (the “Auditor Ratification Proposal”);
3)
To approve the amendment and restatement of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to eliminate all provisions that require more than a simple majority vote (the “Supermajority Proposal”);

	4)	To approve the L3 Technologies, Inc. Amended and Restated 2012 Cash Incentive Plan (the “Cash Incentive Proposal”);
	5)	To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described herein (the “Say-on-Pay Proposal”);
6)
To determine, in a non-binding, advisory vote, whether a shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years (the “Say-on-Frequency Proposal”); and

	7)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
WHO CAN VOTE:	You are entitled to vote if you were a shareholder of record at the close of business on Monday, March 13, 2017 (the “Record Date”).
VOTING:
We urge you to participate in the meeting, either by attending and voting in person or by voting through other acceptable means as promptly as possible. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting. Your vote is important and we urge you to vote.

MEETING ADMISSION:
If you plan to attend the meeting, you must request an admission ticket in advance. To request an admission ticket, please follow the instructions on page 9 in response to Question 13 of the accompanying Proxy Statement. If you are unable to attend the meeting in person, you may also attend our meeting and vote your shares virtually via the Internet by visiting LLL.onlineshareholdermeeting.com and following the instructions to enter and participate in the meeting.

2016 ANNUAL REPORT:	A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 accompanies this Proxy Statement.
, 2017 New York, New York	By Order of the Board of Directors, Ann D. Davidson Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 9, 2017.
The following proxy materials are available for you to view online at http://www.L3T.com: (1) this Proxy Statement (including all attachments, if any); (2) our Summary Annual Report and Annual Report on Form 10-K, in each case for the year ended December 31, 2016 (which is not deemed to be part of the official proxy soliciting materials); and (3) any amendments to the foregoing materials that are required to be furnished to shareholders. In addition, if you have not received a copy of our proxy materials and would like one, you may download an electronic copy of our proxy materials or request a paper copy at http://www.L3T.com. You will also have the opportunity to request paper or email copies of our proxy materials for all future Annual Meetings.

PROXY STATEMENT – TABLE OF CONTENTS

– 2017 Proxy Statement	i

ii	– 2017 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights information about L3 Technologies, Inc. (the “Company,” “L3,” “we,” “our” or “us”) and certain information contained elsewhere in this Proxy Statement for L3’s 2017 Annual Meeting of Shareholders (the “Annual Meeting” or the “meeting”). This summary does not contain all of the information that you should consider in voting your shares of L3 common stock, par value $0.01 per share (the “Common Stock”). You should read the entire Proxy Statement carefully before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR	10
Proposal 2 – Auditor Ratification Proposal	FOR	16
Proposal 3 – Supermajority Proposal	FOR	17
Proposal 4 – Cash Incentive Plan Proposal	FOR	18
Proposal 5 – Say-on-Pay Proposal	FOR	21
Proposal 6 – Say-on-Frequency Proposal	ONE YEAR	23

CASTING YOUR VOTE

	How to Vote	Shareholders of Record (Shares registered in your name with L3’s transfer agent, Computershare)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee) and 401(k) Participants
Mobile Device	Scan the QR Code to vote using your mobile device:		Refer to voting instruction form.
Internet	Visit the applicable voting website:	www.proxyvote.com	www.proxyvote.com
Telephone	Within the United States, U.S. Territories and Canada, call toll-free:	1-800-690-6903	Refer to voting instruction form.
Mail	Complete, sign and mail your proxy card or voting instruction form in the self-addressed envelope provided to you, following your request, if any.
In Person	For instructions on attending the 2017 Annual Meeting in person, please see Question 13 on page 9.

– 2017 Proxy Statement	1

PROXY STATEMENT SUMMARY

BOARD NOMINEES

You are being asked to vote on the following ten nominees for director. All directors are elected annually by a majority of the votes cast. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 10.

Name	Age	Director Since	Principal Occupation	Independent	Board Committee Membership*
Claude R. Canizares	71	2003	Bruno Rossi Professor of Physics, Massachusetts Institute of Technology	Yes	AC
Thomas A. Corcoran	72	1997	President, Corcoran Enterprises, LLC	Yes	AC
Ann E. Dunwoody	64	2013	General (Ret.), U.S. Army and Chief Executive Officer, First 2 Four LLC	Yes	NC
Lewis Kramer	69	2009	Retired Partner, Ernst & Young LLP	Yes	AC, CC, EC
Robert B. Millard	66	1997	Chairman, Massachusetts Institute of Technology Corporation	Yes	CC, EC, LD
Lloyd W. Newton	74	2012	General (Ret.), U.S. Air Force and Retired Executive Vice President, Pratt & Whitney Military Engines	Yes	CC
Vincent Pagano, Jr.	66	2013	Retired Partner, Simpson Thacher & Bartlett LLP	Yes	AC, NC, EC
H. Hugh Shelton	75	2011	General (Ret.), U.S. Army	Yes	NC
Arthur L. Simon	85	2001	Retired Partner, Coopers & Lybrand LLP	Yes	AC, NC
Michael T. Strianese	61	2006	Chairman and CEO, L3	No	EC
* AC Audit Committee	NC Nominating/Corporate Governance Committee LD Lead Independent Director
CC Compensation Committee	EC Executive Committee

CORPORATE GOVERNANCE HIGHLIGHTS

▪   Annual election of directors
▪   Directors elected by majority voting
▪   Early adoption of proxy access
▪   9 of our 10 director nominees are independent
▪   Independent lead director
▪   All NYSE-required Board committees consist solely of independent directors
▪   Regular executive sessions of independent directors

▪   Shareholder right to call special meetings
▪   Over 75% average Board and Committee meeting attendance for each director in 2016
▪   Annual Board and Committee self-evaluations
▪   Comprehensive code of ethics and business conduct and corporate governance guidelines
▪   No shareholder rights plan or “poison pill”

▪   Strong pay-for-performance philosophy
▪   Comprehensive political contributions disclosure policy and compliance program
▪   Board participation in executive succession planning
▪   Stock ownership guidelines for directors and executive officers
▪   Policy prohibiting hedging and pledging
▪   Compensation “clawback” policy

During 2016, we amended our Bylaws to proactively adopt proxy access, which permits a shareholder or a group of up to 20 shareholders, owning shares representing 3% or more of the voting power entitled to vote generally in the election of directors for at least three years, to submit director nominees for up to the greater of 20% of the independent directors on the Board or two shareholder nominees for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws.

2	– 2017 Proxy Statement

PROXY STATEMENT SUMMARY

SHAREHOLDER ENGAGEMENT

In recent years, we have made a concerted effort to engage with our shareholders both during and outside the proxy season in order to have a better understanding of their perspectives on our Company, including matters of corporate governance, as well as our strategies and performance. This dialogue, in which both management and directors participate, as appropriate, has helped inform the Board’s decision-making and ensures our interests remain well-aligned with those of our shareholders.

The Company has a strong record of adopting provisions or modifying practices to reflect shareholder input. During 2016, the Board, on its own initiative, adopted a proxy access bylaw in October 2016, and modified the bylaw in December 2016, to reflect constructive input received from our investors. In addition, in response to investor feedback, we enhanced our corporate governance disclosure in our proxy statement to provide additional information regarding:

▪	Board tenure, refreshment and diversity;
▪	Board committee accomplishments; and
▪	Board committee oversight of political contributions and lobbying.

We also regularly attend investor conferences and hold one-on-one meetings with shareholders and potential investors throughout the United States. In addition, we have telephonic calls with shareholders and analysts on a periodic basis, review correspondence submitted by shareholders to management and/or the Board, and have discussions with proxy advisory services. In 2016, these outreach efforts resulted in dialogue with shareholders representing over 40% in the aggregate of the Company’s outstanding Common Stock.

Shareholders may access investor information about the Company through our website at http://www.L3T.com/investor-relations.

SUMMARY OF 2016 BUSINESS PERFORMANCE

▪	Our diluted earnings per share (“EPS”) and free cash flow (“FCF”) achievements exceeded the corporate goals in our annual incentive plan by 7% for each measure. Our 2016 EPS from continuing operations was $8.21, compared with $3.44 for 2015, and our net cash from operating activities from continuing operations increased by 3% to $1,097 million for 2016, as compared to $1,069 million for 2015. Our 2015 EPS from continuing operations includes certain non-cash goodwill impairment charges and a loss on business divestitures that are described more fully in “Compensation Discussion and Analysis — Reconciliation of Non-GAAP Measures to GAAP Measures” on page 59. Excluding these items, our EPS from continuing operations grew by 19% to $8.21 for 2016, as compared to $6.91 for 2015.
▪	Our consolidated net sales grew by 0.4% to $10,511 million for 2016, as compared to $10,466 million for 2015. Our consolidated organic sales growth (that is, net sales excluding the sales impact of business acquisitions and divestitures) was 2% for 2016, led by organic growth of 5% for our U.S. Government business (including the Department of Defense), which compares favorably to the 4% increase in the total Department of Defense budget for the U.S. Government fiscal year ended September 30, 2016. Consolidated organic sales exclude $209 million of sales declines related to business divestitures and $93 million of sales increases related to business acquisitions.
▪	Operating margins increased in every segment as compared to 2015. Our segment operating margin increased by 110 basis points to 9.6% for 2016, as compared to 8.5% for 2015.
▪	Our segment operating income increased by $118 million, or 13%, to $1,008 million for 2016, as compared to $890 million for 2015, driven by our organic sales growth and segment operating margin increases in 2016.
▪	We completed significant strategic actions to reshape and strengthen our business portfolio for future success. In February 2016, we completed the sale of our National Security Solutions business for approximately $550 million. We also invested $388 million to acquire four businesses in 2016 that build and strengthen L3’s core business areas, including RF microwave and power, sensors, commercial aviation simulation and training, and aviation security.
▪	We repurchased $373 million of our Common Stock and paid dividends of $220 million following our 12th consecutive annual dividend increase, returning over $590 million of cash to our shareholders in 2016.
– 2017 Proxy Statement	3

PROXY STATEMENT SUMMARY

▪	We stabilized our investment grade credit ratings during 2016, with credit rating agencies S&P and Moody’s each raising their outlooks for L3 from “negative” to “stable.” A key factor in restoring our stable credit outlooks was reducing our debt during 2016 by approximately $300 million. We also maintained an efficient capital structure with ample liquidity. We successfully refinanced our $1 billion revolving credit facility for five years to 2021, with improvements in pricing and leverage covenants, and refinanced $550 million of our senior notes due in November 2016 and May 2017 with new senior notes due in December 2026. We ended 2016 with $363 million of cash on hand and an available revolver of $1 billion.
▪	Our total shareholder return (“TSR”) for 2016 was approximately 30%, which exceeded the 75th percentile of the peer group used to measure our TSR performance under the long-term incentives awarded in 2016 to our executive officers named in the “Summary Compensation Table” on page 62 (our “NEOs”).

For more information regarding L3’s 2016 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

EXECUTIVE COMPENSATION PROGRAM SUMMARY

2016 Target Pay and Incentive Plan Payouts

▪	We target base salaries and annual and long-term incentive opportunities for our NEOs to approximate market median compensation levels, subject to adjustments based on experience, performance, other individual factors and as otherwise appropriate. For 2016, the target pay for each of our NEOs was within a range that approximates 80% to 120% of market median.
▪	We exceeded our 2016 annual incentive plan targets for EPS and FCF, which resulted in annual incentive plan payouts for our NEOs that were above target.
▪	Despite our strong operational and stock price performance in 2016, our three-year cumulative EPS and relative TSR results did not meet minimum performance requirements under our long-term incentive awards that vested in 2016. Accordingly, our NEOs did not receive any payouts under these awards.
4	– 2017 Proxy Statement

PROXY STATEMENT SUMMARY

Key Governance Features of Our Executive Compensation Program

At the 2016 Annual Meeting, more than 95% of the votes cast approved, on a non-binding advisory basis, the compensation of our NEOs, demonstrating the effectiveness of the substantive changes made to our compensation program over the past several years in response to shareholder feedback. The following summary highlights our commitment to executive compensation practices that reinforce our pay-for-performance culture and include corporate governance practices that are considered by investors to reflect market “best practices:”

What We Do	What We Don’t Do
Pay-for-Performance – Emphasis on long-term, performance-based compensation and meaningful stock ownership guidelines to align executive and shareholder interests	No Employment Agreements – All of our NEOs are employed on an at-will basis
Formula-Based Incentive Plans – Transparent, formulaic incentive plans designed to promote annual and long-term business success	No Tax Gross-ups – No excise tax gross-ups on severance or change in control payments
Enhanced CEO Performance Conditions – Chief Executive Officer’s stock options are subject to performance conditions based on consolidated EPS and FCF	No Repricing – No repricing of stock options or other equity-based awards without shareholder approval
“Clawback” Provisions – Clawback policy that applies to all incentive compensation, including equity-based awards	No Unearned Pension Plan/SERP Credit – No pension plan/SERP credit for years not worked with L3 or its predecessor companies
Double Trigger for Severance – Double trigger provisions for cash severance payable in the event of a change in control, and no excessive severance or change in control provisions	No Excessive Perquisites – Perquisites are modest and consistent with competitive practices
Annual Risk Assessment – Annual compensation risk assessment to ensure program does not encourage excessive risk-taking	No Unearned Dividends – No payment of dividends on stock options, or on other equity-based awards prior to vesting
Tally Sheets – Tally sheet analysis to better understand current and accumulated compensation and benefits	No Hedging or Pledging – No hedging or pledging of L3 stock by executives, employees and non-employee directors

– 2017 Proxy Statement	5

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING

QUESTIONS AND ANSWERS ABOUT
THE 2017 ANNUAL MEETING AND VOTING

1.	WHY DID I RECEIVE THESE PROXY MATERIALS?

On or about              , 2017, we either mailed you a notice (the “Notice”) notifying you how to vote online and how to electronically access a copy of this Proxy Statement, our Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2016 (together referred to as the “Proxy Materials”) or mailed you a complete set of the Proxy Materials. If you have not received but would like to receive printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.

This Proxy Statement is being made available to the holders of our Common Stock in connection with the solicitation of proxies for use at the Annual Meeting to be held at The Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York 10004 at 2:30 p.m., Eastern Daylight Time, on Tuesday, May 9, 2017. The proxies are solicited by our Board of Directors on our behalf for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

2.	WHAT IS A PROXY?

Shareholders not attending our Annual Meeting may choose to vote their shares of Common Stock by allowing someone else to cast votes on their behalf. We are soliciting your voting instructions (that is, your proxy) on behalf of our Board of Directors for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting. The proxies we are soliciting designate Michael T. Strianese, Christopher E. Kubasik, Ralph G. D’Ambrosio and Ann D. Davidson (the “Proxyholders”) as the persons who would individually be authorized to vote your shares in accordance with your instructions. Alternatively, if you own your shares of our Common Stock directly in your name in our stock records (a “shareholder of record”) maintained by Computershare Trust Company, N.A. (“Computershare”), you may appoint a person (who need not be a shareholder), other than the Proxyholders, to represent you at the Annual Meeting by completing another proper proxy. Such completed proxy should be returned in the envelope provided to you for that purpose (if you have requested or received a paper copy of the Proxy Materials).

3.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

Our Board of Directors has fixed the close of business on March 13, 2017 as the Record Date for the Annual Meeting. Only shareholders of record at the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy.

At the Record Date, there were 77,810,212 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share of our Common Stock held by such holder.

4.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Internet: If you are a shareholder of record, or if you own shares of Common Stock through L3’s 401(k) plan, you can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials).

By Telephone: If you are a shareholder of record, or if you own shares of Common Stock through L3’s 401(k) plan, you can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit Control Number included on your Annual Meeting Notice card or your paper voting instruction form (if you received a paper copy of the Proxy Materials).

By Mail: If you have received a paper copy of the Proxy Materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your Proxy Materials or voting instruction form.

In Person: All shareholders of record may vote in person at the meeting. Street name holders must obtain a legal proxy from their broker, bank or other nominee and bring the legal proxy to the meeting in order to vote in person at the meeting. For more detail, please see Question 13.

The Internet and telephone voting procedures, which comply with Delaware law and the Securities and Exchange

6	– 2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING

Commission (the “SEC”) rules, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Through your Bank, Broker or Other Nominee: If you hold your shares through a bank or brokerage firm (i.e. in “street name” as you are not a registered holder), you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail as indicated above. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions.

See also “Proxy Statement Summary – Casting Your Vote” on page 1.

5.	WHAT IS THE DEADLINE FOR SUBMITTING VOTES?

If you are a shareholder of record, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 8, 2017.

If you own your shares of our Common Stock through L3’s 401(k) plan, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 5, 2017.

If you hold your shares in street name, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 8, 2017.

Proxies submitted by mail, as described above, must be received no later than 11:59 p.m., Eastern Daylight Time, on May 8, 2017, if you are a shareholder of record, or by 8:00 a.m., Eastern Daylight Time, on May 5, 2017, if you own your shares through L3’s 401(k) plan.

Notwithstanding the above, if you hold your shares in street name and you submit voting instructions to your bank, broker or other nominee, your instructions must be received by the bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions.

6.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE 2017 ANNUAL MEETING?

In order for us to conduct the meeting, the holders of a majority of the outstanding shares of our Common Stock represented in person or by proxy shall constitute a quorum at the Annual Meeting.

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum.

7.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Shareholders of Record: If you are a shareholder of record (see Question 3), your shares will not be voted if you do not provide your proxy unless you vote in person at the meeting. It is important that you vote your shares.

Holders of Common Stock through L3’s 401(k) plan: If you own shares of our Common Stock through L3’s 401(k) plan and you do not provide voting instructions, the shares in your 401(k) plan account will be voted by the trustee of the 401(k) plan in the same proportion as the shares of Common Stock held by the 401(k) plan for which voting instructions have been received from other participants in the plan, except as otherwise required by law. It is, therefore, important that you vote your shares.

Street Name Holders: If your shares are held in street name (see Question 4) and you do not provide voting instructions, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under New York Stock Exchange (“NYSE”) rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions. Only the Auditor Ratification Proposal is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at the meeting (specifically, the election of director nominees, the Supermajority Proposal, the Cash Incentive Plan Proposal, the Say-on-Pay Proposal, and the Say-on-Frequency Proposal) are not considered “routine” under NYSE rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide voting instructions for each of these matters. If you do not provide voting instructions on a “non-routine” matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

– 2017 Proxy Statement	7

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING

8.	WHAT IF I DO NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

If a shareholder delivers a proxy pursuant to this solicitation but does not specify a choice with respect to any proposal set forth in this Proxy Statement, the underlying shares will be voted on that proposal in accordance with the recommendation of our Board of Directors. With respect to any other matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, the underlying shares will be voted in accordance with the discretion of the Proxyholders.

9.	HOW CAN I REVOKE A PROXY OR CHANGE MY VOTE?

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification.

To revoke a proxy previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also attend the Annual Meeting and vote in person.

If your shares are held in street name and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

10.	WHAT ITEMS WILL BE VOTED ON AT THE 2017 ANNUAL MEETING AND WHAT IS THE VOTE REQUIRED?

The vote required to approve all of the proposals listed herein assumes the presence of a quorum.

▪
Proposal 1 – Election of the 10 Directors listed herein: A majority of the votes cast at the Annual Meeting is required for the election of each nominee for director. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

	○	The Board recommends a vote “FOR” each of the nominees named in the Proxy Statement.
▪
Proposal 2 – Auditor Ratification Proposal: A majority of the votes cast at the Annual Meeting is required for the Auditor Ratification Proposal. Abstentions will have no effect on the outcome of this proposal. Your broker will have discretion to vote your uninstructed shares on this proposal.

	○	The Board recommends a vote “FOR” this proposal.
▪
Proposal 3 – Supermajority Proposal: The affirmative vote of all of the outstanding Common Stock of the Company is required to approve the Supermajority Proposal. Abstentions and “broker non-votes” will have the same effect as votes “against” this proposal.

	○	The Board recommends a vote “FOR” this proposal.
▪
Proposal 4 – Cash Incentive Plan Proposal: A majority of the votes cast at the Annual Meeting is required to approve the Cash Incentive Plan Proposal. Abstentions will have the same effect as a vote “against” this proposal and “broker non-votes” will have no effect on the outcome of this proposal.

	○	The Board recommends a vote “FOR” this proposal.
▪
Proposal 5 – Say-on-Pay Proposal: A majority of the votes cast at the Annual Meeting is required to approve the Say-on-Pay Proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

	○	The Board recommends a vote “FOR” this proposal.
▪
Proposal 6 – Say-on-Frequency Proposal: The frequency option receiving the most affirmative votes will be considered the advisory vote of the shareholders. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

	○	The Board recommends a vote of “ONE YEAR” for this proposal.

8	– 2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING

11.	WHAT DOES IT MEAN IF I RECEIVE MULTIPLE COPIES OF THE NOTICE OR PROXY MATERIALS?

Please note that you may receive multiple copies of the Notice or Proxy Materials (electronically and/or by mail). These materials may not be duplicates as you may receive separate copies of the Notice or Proxy Materials for each type of account in which you hold shares of our Common

Stock. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) that you receive. In the case of duplicate votes for shares in a particular account, your last vote is the one that counts.

12.	WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

The cost of this solicitation of proxies will be paid by the Company. The solicitation will be made primarily via the Internet and by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile, or in person. We also have retained Georgeson Inc. to assist in soliciting proxies. We expect to pay Georgeson Inc. approximately $10,000 plus expenses in connection with its solicitation of proxies.

13.	HOW DO I OBTAIN ADMISSION TO THE 2017 ANNUAL MEETING?

If you wish to attend the Annual Meeting and vote in person, you must be a shareholder on the Record Date and you must register and request an admission ticket in advance.

Tickets will be issued to registered and beneficial owners. If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), you may register and request an admission ticket by visiting www.proxyvote.com and following the instructions provided (you will need the 16-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials)). If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you may register and request an admission ticket by visiting www.proxyvote.com and following the instructions provided (you will need the 16-digit Control Number included on your Annual Meeting Notice card).

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 8, 2017. Please note that seating is limited and admission to the meeting will be on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 2:00 p.m. and the meeting will begin at 2:30 p.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the in-person Annual Meeting. You will be required to enter through a security check point before being granted access to the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or (if you received a paper copy of the Proxy Materials) by mail so that your vote will be counted even if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you own your shares of our Common Stock in street name and wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank or broker or obtain a proxy from the record holder.

14.	CAN I ATTEND THIS ANNUAL MEETING VIRTUALLY?

You may attend this year’s Annual Meeting via the Internet by visiting LLL.onlineshareholdermeeting.com. The accompanying Proxy Materials include instructions on how to enter and participate in the meeting and how you may vote your shares of our Common Stock. To submit your question in advance, please log on to www.proxyvote.com. You will need your 16-digit control number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials) to enter and participate at the meeting.

– 2017 Proxy Statement	9

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 – ELECTION OF DIRECTORS

The full Board of Directors has considered and nominated the following slate of nominees for a one-year term expiring in 2018: Claude R. Canizares, Thomas A. Corcoran, Ann E. Dunwoody, Lewis Kramer, Robert B. Millard, Lloyd W. Newton, Vincent Pagano, Jr., H. Hugh Shelton, Arthur L. Simon and Michael T. Strianese. Action will be taken at the Annual Meeting for the election of these 10 nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of each of Claude R. Canizares, Thomas A. Corcoran, Ann E. Dunwoody, Lewis Kramer, Robert B. Millard, Lloyd W. Newton, Vincent Pagano, Jr., H. Hugh Shelton, Arthur L. Simon and Michael T. Strianese except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

Nominees for Election to the Board of Directors in 2017

The following information describes the offices held and other business directorships of each nominee. Beneficial ownership of equity securities of the nominees is described in “Security Ownership of Management” on page 38.

The particular experiences, qualifications, attributes or skills of each nominee that the Nominating/Corporate Governance Committee believes will advance the Company’s goals are included in the individual biographies below. The Nominating/Corporate Governance Committee and the Board believe that each of the nominees for election at the 2017 Annual Meeting possesses a strong and unique set of attributes. The Nominating/Corporate Governance Committee and the Board believe that, as a group, these nominees provide the Board with an optimal balance of experience, leadership, competencies, qualifications and skills.

Director Since: 2003 Board Committees: • Audit Age: 71
CLAUDE R. CANIZARES

Position, Principal Occupation and Professional Experience:
Bruno Rossi Professor of Physics, Massachusetts Institute of Technology. Since 1971, Professor Canizares has been at MIT, where until recently he served as Vice President. Prior positions include Vice President for Research, Associate Provost, and Director of the Center for Space Research. In addition, he is a principal investigator on NASA’s Chandra X-ray Observatory and Associate Director of its science center.

Other Directorships, Trusteeships and Memberships: Member of the National Academy of Sciences and the International Academy of Astronautics; Fellow of the American Academy of Arts and Sciences, the American Physical Society and the American Association for the Advancement of Science. Professor Canizares serves on the Department of Commerce’s Emerging Technology and Research Advisory Committee and the National Research Council’s (NRC) Committee on Science, Technology and the Law. He chairs the Auditing Committee of the National Academy of Sciences. Professor Canizares has served on the Air Force Scientific Advisory Board, the NASA Advisory Council, and the Council of the National Academy of Sciences.

Director Qualifications:
The Board of Directors considered Professor Canizares’ distinguished career as a tenured professor at MIT including his past responsibility for over 20 research laboratories, including Lincoln Laboratory, with an aggregate annual research budget of $1.5 billion, as well as his extensive knowledge of the aerospace industry.

10	– 2017 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Director Since: 1997 Board Committees: • Audit Age: 72
THOMAS A. CORCORAN

Position, Principal Occupation and Professional Experience:
President, Corcoran Enterprises, LLC. Mr. Corcoran has been a Senior Advisor of The Carlyle Group, a private equity investment firm, and the President of Corcoran Enterprises, LLC, a private management consulting firm, since 2001. From March 2001 to April 2004, Mr. Corcoran was the President and Chief Executive Officer of Gemini Air Cargo. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From April 1993 to September 1999, he was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation. Prior to that he worked for General Electric for 26 years and held various management positions with GE Aerospace.

Other Current Public Directorships: Aerojet Rocketdyne Holdings, Inc. (Director, Member of the Organization & Compensation and Corporate Governance & Nominating Committees)

Prior Public Company Directorships (within the last five years): ARINC (until December 2013)

Director Qualifications:
The Board of Directors considered Mr. Corcoran’s business operations background, including his service as the chief executive officer of a number of businesses, and his expertise in the aerospace and defense industries.

Director Since: 2013 Board Committees: • Nominating/Corporate Governance Age: 64
ANN E. DUNWOODY

Position, Principal Occupation and Professional Experience:
General (U.S. Army – Ret) and Chief Executive Officer, First 2 Four LLC. General Dunwoody was the first woman in U.S. military history to achieve the rank of four-star general. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60 billion dollars. General (Ret.) Dunwoody also served as a strategic planner for the Chief of Staff of the Army. During her 38-year military career, she was decorated for distinguished service and has received many major military and honorary awards.

Other Current Public Directorships: Republic Services, Inc. (Director and Member of the Audit Committee) and Kforce Inc. (Director and Member of the Corporate Governance Committee)

Other Directorships, Trusteeships and Memberships: The Association of the United States Army (Council of Trustees), ThanksUSA (Director), Florida Institute of Technology (Director), Army Historical Foundation (Director) and Logistics Management LLC (Director)

Director Qualifications:
The Board of Directors considered General (Ret.) Dunwoody’s distinguished career in the United States Army and her extensive knowledge of the defense industry.

– 2017 Proxy Statement	11

PROPOSALS REQUIRING YOUR VOTE

Director Since: 2009 Board Committees: • Audit (Chair) • Compensation • Executive Age: 69
LEWIS KRAMER

Position, Principal Occupation and Professional Experience:
Retired Partner, Ernst & Young LLP. Mr. Kramer was a partner at Ernst & Young from 1981 until he retired in June 2009 after a nearly 40-year career at Ernst & Young. At the time of his retirement, Mr. Kramer served as the Global Client Service Partner for worldwide external audit and all other services for major clients, and served on the firm’s United States Executive Board. He previously served as Ernst & Young’s National Director of Audit Services.

Director Qualifications:
The Board of Directors considered Mr. Kramer’s significant experience, expertise and background with regard to accounting and internal control matters as well as the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries.

Director Since: 1997 • Lead Independent Director Board Committees: • Compensation (Chair) • Executive (Chair) Age: 66
ROBERT B. MILLARD

Position, Principal Occupation and Professional Experience:
Chairman, Massachusetts Institute of Technology Corporation. Mr. Millard has been the Chairman of the Massachusetts Institute of Technology Corporation since 2014. Prior to becoming Chairman of MIT, Mr. Millard held various positions in business, including Managing Director at Lehman Brothers and its predecessors from 1976 to 2008 and Chairman of Realm Partners L.L.C.

Other Current Public Directorships: Evercore Partners Inc.

Prior Public Company Directorships (within the last five years): Gulfmark Offshore, Inc. (until June 2013)

Other Directorships, Trusteeships and Memberships: Member, Council on Foreign Relations and Fellow of the American Academy of Arts and Sciences

Director Qualifications:
The Board of Directors considered Mr. Millard’s extensive financial background.

12	– 2017 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Director Since: 2012 Board Committees: • Compensation Age: 74
LLOYD W. NEWTON

Position, Principal Occupation and Professional Experience:
General (U.S. Air Force – Ret). General Newton was a four-star General and Commander of the Air Force, Air Education and Training Command, where he was responsible for the recruiting, training and education of all Air Force personnel from 1997 until his retirement in 2000. Following his retirement from the Air Force, General (Ret.) Newton was Executive Vice President of Pratt & Whitney Military Engines until 2006. During his 34 year military career, General (Ret.) Newton also served as an Air Force congressional liaison officer with the U.S. House of Representatives and was a member of the Air Force’s Air Demonstration Squadron, the Thunderbirds.

Other Current Public Directorships: Torchmark Corporation (Lead Director, Member of the Compensation Committee)

Prior Public Company Directorships (within the last five years): Sunoco Products Co. (until December 2014) and Goodrich Corporation (until August 2012)

Director Qualifications:
The Board of Directors considered General (Ret.) Newton’s distinguished career in the Air Force, his experience as an Executive Vice President of Pratt & Whitney Military Engines and his knowledge as a director of public companies.

Director Since: 2013 Board Committees: • Audit • Nominating/Corporate Governance (Chair) • Executive Age: 66
VINCENT PAGANO, JR.

Position, Principal Occupation and Professional Experience:
Retired Partner, Simpson Thacher & Bartlett LLP. Mr. Pagano was a partner at Simpson Thacher & Bartlett LLP until his retirement at the end of 2012. He was the head of the firm’s capital markets practice from 1999 to 2012 and, before that, administrative partner of the firm from 1996 to 1999. He was a member of the firm’s executive committee during substantially all of the 1996-2012 period.

Other Current Public Directorships: Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P. (Director and Member of the Audit and Conflicts Committees) and Hovnanian Enterprises, Inc. (Director and Member of the Audit and Corporate Governance and Nominating Committees)

Other Directorships, Trusteeships and Memberships: Engineering Advisory Council of Lehigh University

Director Qualifications:
The Board of Directors considered Mr. Pagano’s significant experience, expertise and background with regard to legal, capital markets and corporate governance matters, including his broad perspective brought by his experience advising clients in many diverse industries.

– 2017 Proxy Statement	13

PROPOSALS REQUIRING YOUR VOTE

Director Since: 2011 Board Committees: • Nominating/Corporate Governance Age: 75
H. HUGH SHELTON

Position, Principal Occupation and Professional Experience:
General (U.S. Army-Ret). General Shelton was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council when he served as the fourteenth Chairman of the Joint Chiefs of Staff from 1997 until his retirement in 2001. He had previously served as Commander-in-Chief of U.S. Special Operations Command (SOCOM). From January 2002 until April 2006, General (Ret.) Shelton served as the President, International Sales of M.I.C. Industries, an international manufacturing company. General (Ret.) Shelton was knighted by Queen Elizabeth II in 2001 and awarded the Congressional Gold Medal in 2002.

Other Current Public Directorships: Red Hat, Inc. (Chairman and Member of the Compensation Committee)

Other Directorships, Trusteeships and Memberships: Executive Director of the General H. Hugh Shelton Leadership Center at North Carolina State University, National Association of Corporate Directors (NACD) Fellow

Director Qualifications:
The Board of Directors considered General (Ret.) Shelton’s distinguished career as the Chairman of the Joint Chiefs of Staff, Department of Defense and as the Commander in Chief of U.S. Special Operations Command (SOCOM) and his extensive knowledge of the defense industry.

Director Since: 2001 Board Committees: • Audit • Nominating/Corporate Governance Age: 85
ARTHUR L. SIMON

Position, Principal Occupation and Professional Experience:
Retired Partner, Coopers & Lybrand LLP. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand LLP, Certified Public Accountants, from 1968 to 1994 and was the co-founder of the firm’s Defense Contracting Industry Group.

Other Current Public Directorships: Loral Space & Communications Inc. (Chairman and Member of the Audit Committee)

Director Qualifications:
The Board of Directors considered Mr. Simon’s significant experience, expertise and background with regard to accounting and internal control matters and the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries and as the Chair of the Audit Committee of Loral Space & Communications Inc.

14	– 2017 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Director Since: 2006 • Chairman • CEO Board Committees: • Executive Age: 61
MICHAEL T. STRIANESE

Position, Principal Occupation and Professional Experience:
Chairman and Chief Executive Officer, L3. Mr. Strianese became Chairman on October 7, 2008 and has served as Chief Executive Officer since October 2006. He also served as President from October 2006 until October 2015. Until February 2007, Mr. Strianese was also our Corporate Ethics Officer. He was our interim Chief Executive Officer and Chief Financial Officer from June 2006. Mr. Strianese became Chief Financial Officer in March 2005. From March 2001 to March 2005 he was our Senior Vice President – Finance. He joined us in April 1997 as Vice President – Finance and Controller and was our Controller until July 2000. In 2014, Mr. Strianese served as Chairman of the Aerospace Industries Association.

Director Qualifications:
The Board of Directors considered Mr. Strianese’s position as Chief Executive Officer and his expertise and experience in the aerospace and defense industries.

The Board of Directors recommends a vote FOR each of the proposed nominees listed above for election to the Board of Directors.

– 2017 Proxy Statement	15

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2 – SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. Following its annual evaluation of its independent registered public accounting firm, the Audit Committee considered whether there should be a rotation of such a firm and decided to select PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. PwC has continuously been retained as our independent registered public accounting firm since our formation in 1997, and the Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson have been directly involved in the selection of PwC’s lead engagement partner. Representatives of PwC will be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of PwC to our shareholders for ratification because the Audit Committee and the Board value our shareholders’ views on the Company’s independent registered public accounting firm. If the foregoing proposal is not approved by the holders of a majority of the votes cast, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

16	– 2017 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 3 – PROPOSAL TO AMEND L3’S CERTIFICATE OF INCORPORATION TO ELIMINATE ALL PROVISIONS REQUIRING MORE THAN A SIMPLE MAJORITY VOTE

The Board of Directors is proposing an amendment to the Certificate of Incorporation to eliminate all provisions requiring more than a simple majority vote, which would expand shareholders’ ability to take action by written consent by reducing the vote required to act by written consent from the unanimous consent of all shareholders to the consent of a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter, as described below and set forth on Annex A.

Background of the Proposal

At our 2016 annual meeting, a shareholder proposal requested that the Board take the steps necessary so that each voting requirement in our Certificate of Incorporation and Bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws (the “2016 Shareholder Proposal”). Although the 2016 Shareholder Proposal did not receive the required unanimous vote to pass, it did receive the support of a majority of the votes cast at our 2016 meeting. Accordingly, in response to this support, we are including this management proposal to eliminate the only provision in our Certificate of Incorporation and Bylaws that calls for a greater than simple majority vote and replace it with the default majority standard under applicable Delaware law.

Proposed Amendment to Certificate of Incorporation

Currently, pursuant to Article Tenth of the Certificate of Incorporation, in order for shareholders to act by written consent, all of the shareholders entitled to vote on the matter must sign such consent. In addition, Article Tenth currently also requires the unanimous consent of all shareholders entitled to vote on the matter to amend Article Tenth.

This Supermajority Proposal, if adopted by shareholders, would amend Article Tenth of the Certificate of Incorporation by: (1) permitting shareholders to act by written consent if a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter sign such consent, and (2) reducing the required vote to amend Article Tenth from the unanimous consent of all shareholders to a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter.

Annex A shows the proposed changes to Article Tenth of the Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by underlining.

Effective Date

If this Supermajority Proposal is approved by shareholders, the proposed amendment to Article Tenth of the Certificate of Incorporation shown in Annex A will become effective upon the filing of appropriate amendment documentation with the Delaware Secretary of State. As required by Delaware law, if this proposal is not approved by the shareholders at the Annual Meeting, the proposed amendment to Article Tenth of the Certificate of Incorporation will not be implemented and the existing vote required to act by written consent and amend Article Tenth will remain the unanimous consent of all shareholders.

Voting Standard

The affirmative vote of all of the outstanding common stock of the Company is required to approve this Supermajority Proposal. Abstentions and “broker non-votes” will have the same effect as votes against the proposal.

The Board of Directors recommends a vote FOR the amendment of L3’s Certificate of Incorporation to eliminate all provisions requiring more than a simple majority vote.

– 2017 Proxy Statement	17

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 4 – APPROVAL OF THE L3 TECHNOLOGIES, INC. AMENDED AND RESTATED 2012 CASH INCENTIVE PLAN

The Company’s 2012 Cash Incentive Plan was originally approved by our shareholders on April 24, 2012, and has since been amended and restated (as amended and restated, the “Cash Incentive Plan”). We are asking our shareholders to again approve the Cash Incentive Plan in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to performance awards to be granted under the Cash Incentive Plan. The terms of the Cash Incentive Plan are substantially similar to the terms of the plan that was initially approved by shareholders in 2012, except that as amended, the plan allows the Committee to delegate its authority to take certain actions under the plan to the Company’s officers or employees as more fully described under the heading “Administration” below. The following is a description of the purpose and the material provisions of the Cash Incentive Plan. The following description of the Cash Incentive Plan is not complete and is qualified by reference to the full text of the Cash Incentive Plan, which is attached as Annex B to this Proxy Statement.

Purpose

The Cash Incentive Plan is an incentive compensation plan that is designed to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

Administration

The Cash Incentive Plan is administered by the Compensation Committee of our Board of Directors or such other committee of our Board of Directors to which it has delegated such power (the “Committee”). The Committee may delegate to the officers or employees of the Company the authority to make grants under the Cash Incentive Plan and to execute and deliver such instruments and documents and to take actions necessary, advisable or convenient for the effective administration of the Cash Incentive Plan, except that the Committee may not delegate any discretionary authority to grant awards to, or to take any other action or make any other decision with respect to awards held by, any executive officer of the Company.

Eligibility; Awards

Awards may be granted to our officers and key employees in the sole discretion of the Committee. The Cash Incentive Plan provides for the payment of cash-based incentive awards. For performance-based incentive awards intended to comply with the performance-based compensation exemption under Section 162(m) of the Code, by no later than the end of the first quarter of a given performance period (or the 90th day of the performance period, if sooner), the Committee will establish incentive awards for each individual participant in the Cash Incentive Plan. However, the Committee may, in its sole discretion, grant such awards, if any, to such participants as the Committee may choose, in respect of any given performance period, that are not intended to comply with the performance-based exemption under Section 162(m) of the Code. No participant may receive incentive compensation under the Cash Incentive Plan, with respect to any fiscal year, in excess of $10,000,000 (with proportionate adjustments for performance periods that are shorter or longer than one year).

Performance Goals

The Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a shorter or longer period, as determined by the Committee. In the case of incentive awards intended to comply with the performance-based exemption under Section 162(m) of the Code, no later than the last day of the first quarter of a given performance period begins (or the 90th day of the performance period, if sooner), the Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive incentive compensation for such performance period and (2) the incentive award opportunity for each participant. Performance objective(s) will be based upon one or more of the following criteria, as determined by the Committee: (i) consolidated income before or after taxes, including income before interest, taxes, depreciation and amortization (“EBITDA”); (ii) operating income or operating margin; (iii) net income; (iv) net income or earnings per share; (v) book value per share; (vi) return on equity; (vii) expense management (including without limitation, total general and administrative expense percentages); (viii) return on investment or on invested capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xv) costs; (xvi) cash flow or net funds provided; (xvii) working capital; (xviii) total debt (including, without limitation, total debt as a

18	– 2017 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

multiple of EBIT or EBITDA); (xix) orders; and (xx) total shareholder return. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more of our peer group companies or indices, or any combination thereof, all as the Committee will determine in its sole discretion. The performance measures and objectives established by the Committee may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

As soon as practicable after the applicable performance period ends, the Committee will (A) determine (i) whether and to what extent any of the performance objective(s) established for such performance period have been satisfied and certify to such determination, and (ii) the actual incentive compensation to which such participant will be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Committee may deem appropriate and (B) cause such incentive compensation to be paid to such participant. The Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Cash Incentive Plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant’s incentive compensation opportunity. In addition, to the extent the Committee determines that all or a portion of an award is not intended to comply with the performance-based exemption under Section 162(m) of the Code, the Committee may award a participant more than the maximum amount authorized as that participant’s incentive compensation opportunity.

To the extent permitted under Section 162(m) of the Code, if a participant is hired or rehired by us after the beginning of a performance period (or such corresponding period if the performance period is not a fiscal year) for which incentive compensation is payable, such participant may, if determined by the Committee, receive incentive compensation equal to the amount otherwise payable to such participant based upon our actual performance for the applicable performance period prorated for the days of employment during such period or such other amount as the Committee may deem appropriate.

Forfeiture and Clawback

The Committee may in its sole discretion specify that the participant’s rights, payments, and benefits with respect to any incentive compensation will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of our financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

Change in Control

Unless otherwise specified by the Committee at the time when performance objectives are established with respect to a performance period, in the event of a change in control prior to the last day of any performance period, each participant eligible to receive incentive compensation thereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives (or, if otherwise determined in the sole discretion of the Committee as constituted immediately prior to the change in control, an amount of incentive compensation based upon such higher level of Company performance actually achieved when considered in light of the reduced performance period), prorated to reflect the portion of the performance period elapsed through the change in control date.

Termination of Employment

Unless otherwise specified by the Committee, if prior to the last day of any performance period for which a participant is eligible to receive incentive compensation, the participant’s employment is terminated due to death, disability, retirement at least one year after the commencement of the performance period, or due to an involuntary termination without cause, then the participant will receive an amount of incentive compensation equal to the incentive compensation otherwise payable to such participant based upon actual Company performance for the applicable performance period, prorated to reflect the portion of the performance period elapsed through the termination date. In the case of any other termination of employment by a participant prior to the end of a performance period, the participant shall not be entitled to payment of incentive compensation for such performance period (unless otherwise determined by the Committee).

– 2017 Proxy Statement	19

PROPOSALS REQUIRING YOUR VOTE

Payment of Awards

Payment of any incentive compensation amount is made to participants as soon as is practicable after the Committee certifies that one or more of the applicable performance objectives has been attained or after the Committee determines the amount of such incentive compensation. All payments thus made will be in accordance with or exempt from the requirements of Section 409A of the Code.

Amendment and Termination of Plan

Our Board of Directors or the Committee may at any time amend, suspend, discontinue or terminate the Cash Incentive Plan, subject to shareholder approval if such approval is necessary to continue to qualify the amounts payable under the Cash Incentive Plan under Section 162(m) of the Code if such amounts are intended to be so qualified; provided, that no such amendment, suspension, discontinuance or termination will adversely affect the rights of any participant in respect of any performance period that has already begun.

Voting Standard

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this Cash Incentive Plan Proposal. Abstentions will have the same effect as a vote “against” this proposal and “broker non-votes” will have no effect on the outcome of this proposal.

Assuming shareholders approve the Cash Incentive Plan Proposal, it is anticipated that shareholders will be requested to re-approve the Cash Incentive Plan no later than the day of the first meeting of shareholders that occurs in 2022.

The Board of Directors recommends a vote FOR approval of the L3 Technologies, Inc.
Amended and Restated 2012 Cash Incentive Plan.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 5 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed beginning on page 39 of this Proxy Statement. In connection with this vote, shareholders may also wish to consider the discussion appearing under “The Board of Directors and Certain Governance Matters — Committees of the Board of Directors” beginning on page 27. While the results of this vote are advisory, our Compensation Committee intends to consider the results of this vote when making future compensation decisions. The following is a summary of key points that shareholders may wish to consider in connection with their voting decision.

Our compensation program emphasizes our pay-for-performance philosophy and reflects our commitment to compensation best practices. Our compensation program highlights include:

▪	Formula-Based Bonus Plan. We apply a formula-based approach for determining annual incentive awards that uses pre-established goals to assess financial and individual performance achievements.
▪	Emphasis on performance-based variable pay. In 2016, 68% of our Chief Executive Officer’s target pay was in the form of performance-based annual and long-term incentives, including:
▪	29% of target pay in the form of performance awards that will be forfeited unless our company’s performance during fiscal 2016-2018 meets pre-established goals for cumulative diluted earnings per share and relative total shareholder return.
▪	22% of target pay in the form of stock options that have value only based on, and to the extent of, future increases in our stock price. In addition, these options are forfeited if vesting conditions based on 2016 financial performance are not satisfied.
▪	17% of target pay under our formula-based bonus plan described above.

Our executives are subject to meaningful stock ownership and retention guidelines that align their interests with those of our shareholders. Under our policies:

▪	Our Chief Executive Officer is required to hold L3 stock worth at least 6 times his base salary, while our other executives have ownership requirements ranging from 1.5 to 3 times base salary.
▪	Executives must retain 75% of their net after-tax shares earned from equity awards until their ownership requirement is met.
▪	Stock options, including vested stock options, do not count towards satisfying the ownership requirement.
▪	Executives are prohibited from reducing their economic exposure to L3 stock through hedging or pledging transactions, regardless of whether they own more than their ownership requirement.

Our compensation program reflects sound pay practices. In addition to the practices described above, our compensation program reflects the following:

▪	Our perquisites are modest.
▪	We do not provide any tax reimbursements or “gross-ups” on severance or change in control payments.
▪	Our equity plans prohibit repricings of stock options or other equity-based awards without shareholder approval.
▪	We do not pay dividends on stock options, or on other equity-based awards prior to vesting.
▪	Our retirement plans only provide age or service credit for years worked with L3 and its predecessor companies.
– 2017 Proxy Statement	21

PROPOSALS REQUIRING YOUR VOTE

We believe that the information disclosed in this Proxy Statement demonstrates that our executive compensation program is well-designed and is working as intended. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, we are submitting for shareholder consideration the following resolution to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers for fiscal 2016 as disclosed beginning on page 39 of this Proxy Statement:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

The Board of Directors recommends a vote FOR approval of
the compensation paid to our named executive officers.

22	– 2017 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 6 – ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are submitting for shareholder consideration a proposal to determine, in a non-binding advisory vote, whether a shareholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding, advisory vote in Proposal 5 on page 21) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for L3 at this time, and, therefore, our Board of Directors recommends that you vote for future advisory votes on executive compensation to occur each year.

In formulating its recommendation, our Board of Directors recognized that the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for L3, and we look forward to hearing from our shareholders on this proposal.

The Board of Directors recommends a vote of “ONE YEAR” with respect to the frequency with which shareholders are provided an advisory vote on the compensation paid to our named executive officers.

– 2017 Proxy Statement	23

BOARD AND GOVERNANCE MATTERS

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: Audit, Compensation, Nominating/Corporate Governance and Executive Committees. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

LEADERSHIP STRUCTURE

How We Select Our Leadership Structure

Board structures vary greatly among U.S. public corporations. According to a recent survey, 52% of S&P 500 companies combine the positions of Chief Executive Officer and Chairman, and only 27% of the S&P 500 have an independent chairman. The Board of Directors is of the view that “one-size” does not fit all. One leadership structure is not more effective at creating long-term shareholder value and the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman should vary company to company and depend upon a company’s particular circumstances at a given point in time. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the Chief Executive Officer and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

Our Current Leadership Structure

While L3’s approach regarding its leadership structure has varied depending on what was best for L3 at a particular point in time, the Board of Directors believes that its current structure of combining the roles of Chairman and Chief Executive Officer and electing a strong lead independent director is in the best interest of L3 at this time as it allows for a balance of power between the Chief Executive Officer and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management. The Board also believes that L3’s current leadership structure does not affect the Board’s role in risk oversight of the Company. In addition, the Board of Directors also believes that combining the roles of Chairman and Chief Executive Officer gives L3 the best chance to continue its strong performance over the long term. With the competitive environment as challenging as it is, it continues to be important for L3 to increasingly seek out business opportunities in the international community. In L3’s industry, the Board of Directors believes that access to decision-makers in foreign countries is made easier when the roles of Chairman and Chief Executive Officer are combined as their customs often dictate having comparable titles when conducting negotiations. Moreover, since most of L3’s industry peers have combined the roles of Chairman and Chief Executive Officer, L3 believes that separating such roles would put us at a competitive disadvantage.

Responsibilities of Our Lead Independent Director

The Board of Directors believes that if the positions of Chief Executive Officer and Chairman are combined, then appointing a lead independent director is necessary for effective governance. Accordingly, the Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer and Chairman positions are combined, the independent members of the Board of Directors will elect a “Lead Independent Director.” The Lead Independent Director focuses on optimizing the Board’s processes and ensuring that the Board is prioritizing the right matters. Specifically, the lead independent director has the following responsibilities (and may also perform other functions at the Board’s request), as clearly set forth in the Company’s Corporate Governance Guidelines:

▪	Board leadership – presides at all meetings of the Board of Directors at which the Chairman is not present;
▪	Additional meetings – calls meetings of the independent directors, as needed;
▪	Board agenda, schedule & information – approves schedules, agendas and information sent to Board of Directors for Board of Directors meetings;
▪	Board materials – specifically requests the inclusion of certain materials for Board of Directors meetings, when appropriate;
24	– 2017 Proxy Statement

BOARD AND GOVERNANCE MATTERS

▪	Shareholder communications – make himself available for consultation and direct communication with major shareholders, if requested;
▪	Retention of consultants – recommends, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and
▪	Chairman-independent director liaison – acts as a liaison between the independent directors and the Chairman.

The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. The Board of Directors believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in 2016, the independent directors met in executive session eight times with the Lead Independent Director presiding at such meetings.

INDEPENDENCE

The Board of Directors has affirmatively determined that no director nominee other than Mr. Strianese, including those who serve on the Audit, Compensation and Nominating/Corporate Governance Committees of the Board of Directors, has a material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Therefore, all of our director nominees, other than Mr. Strianese, are “independent” under all applicable standards.

In connection with its determination that Mr. Millard and Professor Canizares are independent directors, the Board of Directors considered the fact that we conducted business: (1) with MIT where Mr. Millard is chair of the MIT Corporation and Professor Canizares is employed as a full time professor, and (2) with Sandia National Laboratories, where Professor Canizares is a consultant. Payments made to or received from MIT and Sandia National Laboratories, as applicable, were less than 1% of their respective annual consolidated gross revenues for their last completed fiscal years. Mr. Millard and Professor Canizares did not have any interest in these transactions and were not involved in decisions regarding L3 with respect to these transactions.

General (Ret.) Dunwoody serves as a director (but not as an executive officer or employee) for a non-profit organization to which we have made charitable contributions. Contributions to this organization did not exceed either $120,000 or 1% of the organization’s annual consolidated gross revenues during its last completed fiscal year and was below the thresholds set forth under our categorical standards of director independence.

In addition, the Board of Directors has determined that Professor Canizares and Messrs. Corcoran, Kramer, Pagano and Simon, members of the Audit Committee, and Messrs. Millard and Kramer and General (Ret.) Newton, members of the Compensation Committee, are “independent” in accordance with the NYSE standards applicable to members of the Audit Committee and Compensation Committee, respectively.

The Board of Directors has adopted Corporate Governance Guidelines that meet the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed not to be material. Our Corporate Governance Guidelines, which include our categorical standards of independence, can be obtained through our website at http://www.L3T.com.

– 2017 Proxy Statement	25

BOARD AND GOVERNANCE MATTERS

Directors are expected to attend board meetings and meetings of the committees on which they serve, to spend the time needed, and to meet as frequently as necessary, in order to properly discharge their responsibilities. In addition, to the extent reasonably practicable, directors are expected to attend shareholder meetings. During the fiscal year ended December 31, 2016, the Board of Directors held eight meetings. Each director attended at least 75% of the combined number of meetings of the Board of Directors and meetings of committees on which he or she served during the period in 2016 in which he or she served as a director or member of such committee, as applicable. All of our directors attended the 2016 Annual Meeting in person. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chairman and Chief Executive Officer, is not present. Mr. Millard, our Lead Independent Director of the Board of Directors, presides at the regularly held executive sessions of the independent directors.

BOARD OF DIRECTORS COMPOSITION

The Board and the Nominating/Corporate Governance Committee takes a long-term approach to the composition of the Board of Directors. Since 2011, four new directors have joined the Board. We believe that our Board’s blend of tenure strikes a balance that provides superior Company, regulatory and industry knowledge, while executing effective oversight and independence in the best interests of our shareholders.

Director Tenure
2
Directors
3
Directors
5
Directors
Less than 5 Years
5 - 10 Years
More than 10 Years
Years on Board

The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. In that regard, the Nominating/Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating/Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors, and (2) all other factors it considers appropriate.

Although the Board of Directors does not have a formal policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating/Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in board composition. Women and minority candidates are included in every pool from which board nominees are chosen, and our director searches also include nominees from non-traditional environments, including military, government and academia. Thirty percent of our Board is currently comprised of female or minority directors, including one female, one African-American and one Cuban-American.

As part of its recurring activities, the Nominating/Corporate Governance Committee seeks to identify qualified candidates to sit on the Board of Directors. To identify and recruit qualified candidates for the Board, the Nominating/Corporate Governance Committee has previously utilized the services of professional search firms and has also sought referrals from other members of the Board, management, shareholders and other sources. After conducting an initial evaluation of a candidate, one or more members of the Nominating/Corporate Governance Committee will interview that candidate if the Nominating/Corporate

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BOARD AND GOVERNANCE MATTERS

Governance Committee believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third party search firms and other sources.

The Nominating/Corporate Governance Committee will review all candidates for director in the same manner, regardless of the source of the recommendation. Individuals recommended by shareholders for nomination as a director will be considered in accordance with the procedures described under “Questions and Answers About Board Communications, Company Documents and Shareholder Proposals” on page 87 of this Proxy Statement.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of L3’s business and structure, the Board of Directors focused primarily on results of the annual Board and committee evaluations and on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 10 to 15. In addition, in connection with the nominations of the current slate of director nominees, the Board of Directors considered their valuable contributions to L3’s success during their years of Board service.

Board and Committee Assessments

Each year, the Nominating/Corporate Governance Committee evaluates each director to obtain his or her assessment of the effectiveness of the Board and the committees. The purpose of these assessments is to identify opportunities for improvement on a number of relevant metrics such as composition, conduct of meetings, relationship between the Board and management, succession planning and strategy and performance. The Chairman of the Nominating/Corporate Governance Committee conducts the evaluation through written questionnaires and one-on-one meetings with individual directors, reviews all of the responses and reports the results to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee then summarizes the evaluations and identifies areas in which the Board and its committees could improve its performance and discusses its findings with the Board and each of the other committees. The Nominating/Corporate Governance Committee also evaluates the composition of the Board to ensure that its members have the requisite skills, experience and diversity to effectively oversee the business of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established various committees to assist it with the performance of its responsibilities. The Board designates the members of these committees and the committee chairs based on the recommendations of the Nominating/Corporate Governance Committee. The chair of each committee develops the agenda for its committee and each committee regularly provides a full report to the Board.

The Board has adopted written charters for each of the Audit, Compensation and Nominating/Corporate Governance Committees. These charters are available on the Company’s website at http://www.L3T.com/investor-relations/corporate-governance. The following table summarizes the primary responsibilities of the committees:

– 2017 Proxy Statement	27

BOARD AND GOVERNANCE MATTERS

Committee	Primary Responsibilities
Audit	The Audit Committee is generally responsible for, among other things:
	•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;
•
overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

	•	pre-approving audit, other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;
	•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;
	•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;
•
meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

•
reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting procedures and disclosure controls and procedures;

	•	reviewing the internal audit function;
	•	oversight of the Company’s ethics program and all investigations; and
	•	reporting to the Board of Directors regarding matters covered at each committee meeting on a timely basis.
In 2016, the Audit Committee held 10 meetings. During 2016, among other things, the Audit Committee:
	•	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;
	•	met in executive session with each of the independent auditor, Vice President of Internal Audit and Corporate Ethics Officer;
•
regularly met with various members of the Company’s ethics organization, including the Corporate Ethics Officer to (i) discuss the effectiveness of the Company’s ethics program and (ii) receive updates on the management training program for supervisors;

•
received periodic updates on management’s evaluation and compliance with, the Company’s system of internal control over financial reporting, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

	•	reviewed and discussed with management and the independent auditors the Company’s earnings releases and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to filing with the SEC;
•
met with the independent auditors and management to review and approve the scope of the audit proposed for 2016 and the audit procedures to be utilized and any subsequent changes to such scope and/or procedures;

	•	discussed the Company’s anti-bribery compliance program, network structure, threat landscape and cyber defenses;
	•	received regular updates regarding the status of legal and government investigations; and
•
discussed with management the guidelines and policies with respect to risk assessment and risk management including major financial risk exposure, the steps taken to monitor and control such risks and material changes to the Company’s Enterprise Risk Management since they last met.

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BOARD AND GOVERNANCE MATTERS

Committee	Primary Responsibilities
Compensation	The Compensation Committee is generally responsible for, among other things:
	•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;
•
evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluation;

	•	reviewing and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;
	•	discussing the results of the shareholder advisory vote on the compensation paid to our named executive officers;
	•	reviewing and making recommendations to the Board of Directors with respect to director compensation;
	•	reviewing and recommending to the Board of Directors, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;
•
reviewing and approving, or making recommendations to the Board of Directors with respect to, the Company’s equity-based plans and executive officer incentive compensation plans, and overseeing the activities of the individuals responsible for administering those plans;

•
reviewing and discussing with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

	•	reviewing and discussing the “Compensation Discussion and Analysis” section contained in this Proxy Statement;
•
retaining or terminating, as necessary or appropriate, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants, legal counsels or advisors hired to provide independent advice to the committee;

	•	evaluating on at least an annual basis whether any work provided by a compensation consultant retained by the committee raised any conflict of interest; and
	•	reporting to the Board of Directors regarding matters covered at each committee meeting on a timely basis.
In 2016, the Compensation Committee held 5 meetings. During 2016, among other things, the Compensation Committee:
	•	reviewed and approved all elements of target pay for senior executives, including the terms and performance goals for new annual and long-term incentive awards;
	•	assessed historical performance achievements under annual and long-term incentive plans, and reviewed and approved related performance-based payouts to senior executives;
	•	approved equity-based awards for non-executive employees, and evaluated equity plan share usage and share dilution;
	•	evaluated the suitability of the Company’s compensation peer group used to benchmark the Company’s pay programs;
	•	evaluated the Company’s executive and non-employee director compensation programs as compared to peer company pay practices and pay levels;
	•	reviewed current and accumulated compensation for named executive officers using tally sheets;
– 2017 Proxy Statement	29

BOARD AND GOVERNANCE MATTERS

Committee	Primary Responsibilities
	•	reviewed executive and non-employee director compliance with stock ownership guidelines;
	•	reviewed and discussed the 2016 compensation risk assessment with management; and
	•	reviewed and discussed the executive compensation disclosures to be included in our 2016 Proxy Statement, including the Compensation Discussion and Analysis.

In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee consisting of two or more members. The Compensation Committee may also delegate to the Chief Executive Officer of the Company the authority to make grants of awards under the Company’s equity-based plans to any person who is not an officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. For a discussion concerning the processes and procedures for considering and determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 39 and “Compensation of Directors” beginning on page 79.

Nominating/ Corporate Governance	The Nominating/Corporate Governance Committee is generally responsible for, among other things:
	•	developing, recommending and monitoring corporate governance policies and procedures for the Company and the Board of Directors;
	•	overseeing the Company’s political contributions, lobbying activities, and the Company’s Federal political action committee;
	•	recommending to the Board of Directors criteria for the selection of new directors;
	•	identifying and recommending to the Board of Directors individuals to be nominated as directors;
	•	evaluating candidates recommended by shareholders in a timely manner;
	•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;
	•	the evaluation of the Board of Directors and management;
	•	approving the management continuity planning process; and
	•	reporting to Board of Directors regarding matters covered at each committee meeting on a timely basis.
In 2016, the Nominating/Corporate Governance Committee held 4 meetings. During 2016, among other things, the Nominating/Corporate Governance Committee:
	•	reviewed changes to the governance landscape;
	•	assessed the independence of the non-management directors;
	•	recommended changes to the Company’s Certificate of Incorporation and Bylaws;
	•	adopted changes to the Company’s Political Contributions Policy;
	•	reviewed and evaluated the succession plans relating to the Chief Executive Officer and other executive officer positions;
	•	considered the proposals submitted by shareholders;
	•	evaluated changes to the Committee’s charter and Company’s Governance Guidelines;
	•	discussed the composition of the Board of Directors, the nomination process and potential candidates for the Board of Directors;
	•	monitored directors’ ongoing continuing education activities and engaged outside experts to provide continuing director education for the Board of Directors;
	•	discussed the results of Board and Committee self-evaluations; and
	•	reviewed the process for conducting Board and Committee self-evaluations and any recommendations for improvements to the self-evaluation process.
Executive	The Executive Committee may exercise most board powers during periods between board meetings. The Executive Committee did not meet during 2016.
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BOARD AND GOVERNANCE MATTERS

COMPENSATION COMMITTEE USE OF CONSULTANTS

As set forth in its charter, the Compensation Committee has the sole authority to retain or terminate, as necessary or appropriate, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. The Compensation Committee engages Frederic W. Cook (“FW Cook”) to serve as the Compensation Committee’s independent consultant. FW Cook and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. In 2016, the Compensation Committee requested that FW Cook advise it directly on a variety of compensation-related matters, including:

▪	validating the compensation peer group to be used for competitive benchmarking;
▪	preparing analyses and recommendations of senior executive compensation levels as compared to the compensation peer group and published compensation surveys;
▪	assessing the pay recommendations that the Chief Executive Officer developed for senior executives, including the named executive officers;
▪	developing pay recommendations for the Chief Executive Officer;
▪	assessing the alignment of senior executive pay and company performance;
▪	preparing analyses and recommendations of non-employee director pay levels as compared to the peer group;
▪	preparing analyses of equity plan share usage and share dilution as compared to the peer group;
▪	assessing performance measures and targets for annual and long-term incentive awards;
▪	updating the Compensation Committee on executive compensation trends; and
▪	recommending executive compensation program changes in response to executive compensation trends and shareholder concerns identified through investor engagement efforts or otherwise.

In the course of conducting its activities, FW Cook attended meetings of the Compensation Committee and presented its findings and recommendations to the Compensation Committee for discussion. During 2016, FW Cook also met with management to obtain and validate data and review materials. In March of 2017, the Compensation Committee evaluated whether any work performed by FW Cook raised any conflict of interest and determined that it did not.

– 2017 Proxy Statement	31

BOARD AND GOVERNANCE MATTERS

The following table sets forth the current members of each of the Committees and the number of meetings held during 2016:

Name	Audit(1)	Compensation(2)	Nominating/ Corporate Governance(3)	Executive
Claude R. Canizares*
Thomas A. Corcoran*
Ann E. Dunwoody*
Lewis Kramer*
Robert B. Millard*(4)
Lloyd W. Newton*
Vincent Pagano, Jr.*
H. Hugh Shelton*
Arthur L. Simon*
Michael T. Strianese
2016 Meetings	10	5	4	0
*	Independent Director.
(1)	The Audit Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. The Board has determined that all members of the Audit Committee are financially literate and that Messrs. Kramer and Simon are both “audit committee financial experts” within the meaning set forth in the regulations of the SEC.
(2)	The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE; are non-employee directors for the purposes of Rule 16b-3 of the Exchange Act; and satisfy the requirements of Internal Revenue Code Section 162(m) for outside directors.
(3)	The Nominating/Corporate Governance Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE and our standards of independence.
(4)	Lead Independent Director.

OVERSIGHT OF RISK MANAGEMENT

L3 is exposed to various risks including, but not limited to, strategic, operational, financial, liquidity and reputational, and also risks relating to reporting, pending and threatened litigation, and regulatory and legal compliance. L3’s enterprise risk profile is also affected by changes in the yearly U.S. Department of Defense (“DoD”) budget and spending levels, priorities and procurement practices, and also the fiscal situations and general economic conditions affecting our major customers, especially the DoD. L3’s management designed the Company’s enterprise risk management process to identify, monitor and evaluate these risks and develop an approach to address each identified risk. L3’s enterprise risk management process is a company-wide initiative and involves each of our reportable segments and business units. The Company takes a multi-disciplinary approach to risk.

L3’s Chief Financial Officer, at the direction of the Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management process and periodically reports enterprise risk information to each of the Chief Executive Officer, the Audit Committee and the Board of Directors. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s Chief Operating Officer, General Counsel, the Executive Vice President of Corporate Strategy and Development, the Controller and Principal Accounting Officer, Treasurer, the Vice President — Planning and each of the business unit group presidents and group chief financial officers.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Audit Committee discusses policies with respect to risk assessment and risk management, and the Company’s Chief Financial Officer meets with the Audit Committee at least five times per year to specifically discuss the enterprise risks facing the Company, highlighting any new risks that may have arisen since they last met. Additionally, at each Board of Directors meeting, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer report information about major risks facing the company.

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BOARD AND GOVERNANCE MATTERS

POLITICAL CONTRIBUTIONS AND LOBBYING

Pursuant to the Company’s political contributions policy, the Company has a global policy against making contributions to political parties, political committees or candidates using Company resources (including monetary and in-kind services), even where permitted by law. In the United States, the Company maintains a political action committee (the “PAC”) which operates under the regulations of the Federal Election Commission and makes federal political contributions to federal candidates that meet specified criteria aligned with the Company’s interests. The contributions made by the PAC are not funded by corporate funds and are fully funded by voluntary contributions made by eligible employees. Corporate funds and facilities, as permitted by law, are used to provide administrative support, including the solicitation of funds from eligible employees and the distribution of contributions. The Company does not penalize in any way eligible employees who do not contribute to the PAC.

The PAC operates in compliance with all applicable laws governing PACs, including laws requiring public disclosure of contributions. The Nominating/Corporate Governance Committee oversees the Company’s political activities. The Company’s political contributions policy is available through the “Corporate Governance” section of our website accessible through http://www.L3T.com/investor-relations/corporate-governance.

– 2017 Proxy Statement	33

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives, other than Mr. Strianese who is presented under “Proposals Requiring Your Vote – Proposal 1 – Election of Directors – Nominees For Election to the Board of Directors in 2017,” and certain of our other officers.

CHRISTOPHER E. KUBASIK
President and Chief Operating Officer Age 55
Principal Occupation And Other Information
Mr. Kubasik became our President and Chief Operating Officer in October 2015. From March 2014 to October 2015, Mr. Kubasik served as President and Chief Executive Officer of the Seabury Advisory Group. From 2013 to 2014, Mr. Kubasik served as President and Chief Executive Officer of Ackuity Advisors, Inc. Prior to that, Mr. Kubasik held various executive positions with Lockheed Martin Corporation including Vice Chairman, President and Chief Operating Officer from 2010 to 2012; Executive Vice President of Electronic Systems division from 2007 to 2009; and Executive Vice President and Chief Financial Officer from 2001 to 2007. In 1983, Mr. Kubasik began his career in public accounting at Ernst & Young, LLP, and served in a number of increasingly responsible positions until becoming a partner in 1996. Mr. Kubasik graduated magna cum laude from the University of Maryland School of Business.

CURTIS BRUNSON
Former Executive Vice President of Corporate Strategy and Development Age 69
Principal Occupation And Other Information
Mr. Brunson became an Executive Vice President in February 2009 and is responsible for leading the execution of L3’s business strategy, including customer relationships, technical development and business development. The Company announced that Mr. Brunson transitioned from this role on March 1, 2017 and will be retiring in the second quarter of 2017. Prior to that, he was a Senior Vice President. Mr. Brunson began his career in 1972 with Sperry Systems Management Division, prior to its merger into Unisys Government Services. At Unisys for over 20 years, he held several management positions of increasing responsibility. When Loral acquired Unisys Communication Systems in Salt Lake City, he was General Manager. That division became part of the Company during L3’s formation in 1997, with Mr. Brunson becoming President at that time. Mr. Brunson holds a Bachelor of Science degree in Computer Science from the New York Institute of Technology and a Master’s of Science degree in Computer Science from Polytechnic Institute of New York University.

RALPH G. D’AMBROSIO
Senior Vice President and Chief Financial Officer Age 49
Principal Occupation And Other Information
Mr. D’Ambrosio became our Chief Financial Officer in January 2007 and a Senior Vice President in April 2010. From March 2005 to January 2007, he was Vice President – Finance and Principal Accounting Officer, and he continued to be our Principal Accounting Officer until April 2008. He became Controller in August 2000 and a Vice President in July 2001 and was Vice President and Controller until March 2005. He joined L3 in August 1997 and was Assistant Controller until July 2000. Prior to joining L3, he was a senior manager at Coopers & Lybrand LLP, where he held a number of positions since 1989. Mr. D’Ambrosio holds a Bachelor’s degree, summa cum laude, in Business Administration from Iona College and a Master’s degree, with honors, in Business Administration from the Stern School of Business at New York University.

34	– 2017 Proxy Statement

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

ANN D. DAVIDSON
Senior Vice President, General Counsel and Corporate Secretary Age 65
Principal Occupation And Other Information
Ms. Davidson became our Senior Vice President, General Counsel and Corporate Secretary in August 2016. Prior to joining L3, Ms. Davidson was the Senior Vice President, Chief Legal Officer and Corporate Secretary of Exelis Inc. from September 2011 to May 2015. Her legal career includes two decades of working in the aerospace and defense industry with ITT Corporation, Alliant Techsystems Inc., Thales North America Inc., Parker Hannifin Corporation and Honeywell International Inc. Earlier in her career she was an attorney advisor and trial attorney for the Office of the General Counsel of the U.S. Department of the Navy. Ms. Davidson received her Bachelor of Arts degree from Ohio University and her Juris Doctor degree from the University of Dayton School of Law. She is a member of the bar in Virginia and New York.

TODD W. GAUTIER
Senior Vice President and President of Electronic Systems Age 53
Principal Occupation And Other Information
Mr. Gautier became our Senior Vice President and President of Electronic Systems in March 2017. Prior to that, he was President of the Precision Engagement and Training Sector, from January 2014 to March 2017, President of the Precision Engagement Sector, from January 2010 to January 2014, and Vice President of Business Development and Strategy for the Sensors and Simulation Group from January 2005 to January 2010. With 30 years of defense, aerospace and leadership experience, Mr. Gautier joined L3 in 2001. Prior to joining L3, Mr. Gautier served in the U.S. Navy for 15 years as a Strike/Fighter Pilot, where he held a variety of leadership, operational, and instructional positions across combat and peacetime operations. After leaving the Navy in 2000, he served as the Vice President of Navy Operations for BGI, LLC, and as a pilot for United Airlines. Mr. Gautier received his Bachelor’s degree in Business Administration, Finance, from Southern Methodist University in 1986.

STEVE KANTOR
Former Senior Vice President and President of Electronic Systems Age 72
Principal Occupation And Other Information
Mr. Kantor has been our Senior Vice President and President of Electronic Systems since August 2012. The Company announced that Mr. Kantor transitioned from this role on March 1, 2017 and will be retiring in the second quarter of 2017. Prior to that, he was Senior Vice President and President of L-3 Services Group from June 2010 to August 2012 and, prior to that, from 2005 until 2010, Mr. Kantor was President of L3’s Power & Controls Systems Group which was later renamed Marine & Power Systems Group. Mr. Kantor joined L3 in 2003 and has over 35 years of experience in the defense electronics industry, serving the U.S. Department of Defense, prime contractors and original equipment manufacturers, and foreign allies. Previously, Mr. Kantor served as president of BAE Systems’ Reconnaissance and Surveillance Systems, a position he held since 1998. Prior to that, Mr. Kantor held various executive positions at Lockheed Martin, Loral and United Technologies. Mr. Kantor holds a Bachelor of Science degree in electrical engineering from the New York Institute of Technology.

– 2017 Proxy Statement	35

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

JOHN S. MEGA
Senior Vice President and President of Communication Systems Age 64
Principal Occupation And Other Information
Mr. Mega has been our Senior Vice President and President of Communication Systems since its formation in March 2014. Prior to that, Mr. Mega was President of the Microwave Group since he joined L3 in 1997. Having started his career at Raytheon and held executive positions at Loral, Lockheed Martin and, since its inception, L3 Technologies, Inc., Mr. Mega has worked his entire career in the defense electronics industry. He received his Bachelor of Science degree, magna cum laude, from Boston College and is a member of American Mensa.

JEFF MILLER
Senior Vice President and President of Sensor Systems Age 53
Principal Occupation And Other Information
Mr. Miller became our Senior Vice President and President of Sensor Systems in March 2017. Mr. Miller joined L3 in April 2014 as Sector President of Integrated Sensor Systems. Prior to joining L3, Mr. Miller held executive positions with Raytheon. Earlier in his career, he was an F-16 product line manager for identification and electronic warfare programs at Teledyne Electronics. Mr. Miller has over 30 years of industry experience in U.S. and international sensors and fire control systems, battlefield information systems, networked communication, command and control, electronic warfare, missiles, and force protection systems. Mr. Miller studied electronic engineering at California Polytechnic State University. In addition, he has studied electronic engineering at various university programs and participated in executive management development and business leadership programs.

MARK VON SCHWARZ
Senior Vice President and President of Aerospace Systems Age 57
Principal Occupation And Other Information
Mr. Von Schwarz was appointed to Senior Vice President and President of Aerospace Systems in June 2015. Prior to that, he was Sector President for Intelligence, Reconnaissance and Surveillance (ISR) and Aircraft Systems for Aerospace Systems, from 2012 to 2015, and President of L-3 Mission Integration, from 2008 to 2015. Before serving as President of L-3 Mission Integration, Mr. Von Schwarz served as President of L-3 ComCept, from 2003 to 2008, and Chief of Operations, from 2001 to 2003. Prior to joining L3, Mr. Von Schwarz served as Vice President of Engineering for Raytheon’s Aircraft Integration Systems. Mr. Von Schwarz also served as an Electronic Warfare Specialist in the Army Security Agency. Mr. Von Schwarz holds a Bachelor of Science degree with Academic Distinction in Physics and Mathematics from Texas A&M University-Commerce and graduated with honors from the U.S. Army Intelligence Schools.

36	– 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on information available to us as of March 13, 2017, the Record Date, we know of no person who beneficially owned more than five percent of the Common Stock, except as set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(1)	7,618,575(1)	9.9	%(1)
ClearBridge Investments, LLC 620 8th Avenue New York, NY 10018(2)	6,048,342(2)	7.8	%(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(3)	5,341,632(3)	6.9	%(3)
(1)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 10, 2017, in which The Vanguard Group, Inc. reported that it has sole dispositive power over 7,481,940 shares of Common Stock, shared dispositive power over 136,635 shares of Common Stock and sole voting power over 122,687 shares of Common Stock. The Vanguard Group, Inc. reported that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of The Vanguard Group, Inc., are the beneficial owners of 99,630 shares or 0.12% and 60,062 shares or 0.07%, respectively, of the Common Stock outstanding as a result of its serving as investment manager of collective trust accounts.
(2)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 14, 2017 in which ClearBridge Investments, LLC reported that it has sole dispositive power over 6,048,342 shares of Common Stock and sole voting power over 5,813,523 shares of Common Stock.
(3)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on January 25, 2017 in which BlackRock, Inc. reported that it has sole dispositive power over 5,341,632 shares of Common Stock and sole voting power over 4,706,885 shares of Common Stock.
– 2017 Proxy Statement	37

SECURITY OWNERSHIP OF MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

As of March 10, 2017, there were 77,805,809 shares of our Common Stock outstanding. The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our named executive officers, our directors, and by all of our current executive officers and directors as a group.

Except as otherwise indicated, all information listed below is as of March 10, 2017.

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly(1)	Common Stock Acquirable Within 60 Days(2)	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding(3)
Directors and Named Executive Officers:
Michael T. Strianese	75,125	1,357,399	1,432,524	1.8%
Christopher E. Kubasik	311	36,525	36,836	*
Ralph G. D’Ambrosio	35,166	237,831	272,997	*
Curtis Brunson	70,034	142,863	212,897	*
Steve Kantor	29,699	49,364	79,063	*
Claude R. Canizares	4,717	14,212	18,929	*
Thomas A. Corcoran	2,502	17,544	20,046	*
Ann E. Dunwoody	—	7,268	7,268	*
Lewis Kramer	1,300	10,855	12,155	*
Robert B. Millard(4)	322,535	21,160	343,695	*
Lloyd W. Newton	—	5,995	5,995	*
Vincent Pagano, Jr.	—	5,365	5,365	*
H. Hugh Shelton	—	8,301	8,301	*
Arthur L. Simon	—	11,231	11,231	*
Directors and Executive Officers as a Group (17 persons)(5)	461,594	1,785,257	2,246,851	2.9%
(1)	The number of shares shown includes shares that are individually or jointly owned and over which the individual has either sole or shared investment or voting authority. The shares of our Common Stock directly owned include the number of shares allocated to the accounts of executive officers under our savings plan as follows: Mr. Strianese, 3,631 shares; Mr. Kubasik, 222 shares; Mr. D’Ambrosio, 2,691 shares; Mr. Brunson, 5,130 shares; Mr. Kantor, 1,339 shares; and 15,720 shares held by the executive officers as a group.
(2)	Shares that are deemed to be beneficially owned by the individual either by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options within 60 days from March 10, 2017 and, in the case of non-employee directors, by virtue of the fact that shares issuable upon termination of board service under outstanding restricted stock unit awards have vested or will vest within 60 days of March 10, 2017.
(3)	In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 10, 2017.
(4)	Includes 82,270 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.
(5)	Messrs. Brunson and Kantor are named executive officers of the Company for the fiscal year ended December 31, 2016, but transitioned from their roles as executive officers of the Company, effective March 1, 2017, and are not included in the executive officer group.
*	Share ownership does not exceed one percent, including stock options exercisable within 60 days of March 10, 2017 and, in the case of non-employee directors, shares issuable upon termination of board service under outstanding restricted stock units that have vested or will vest within 60 days of March 10, 2017.
38	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes L3’s executive compensation program related to the year ended December 31, 2016 (our 2016 fiscal year). This section details the compensation framework applied by the Compensation Committee of our Board of Directors (the “Committee”) in determining the pay levels and programs available to our named executive officers for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement beginning on page 62. Our named executive officers for the 2016 fiscal year are:

▪	Michael T. Strianese, Chairman and Chief Executive Officer
▪	Christopher E. Kubasik, President and Chief Operating Officer
▪	Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer
▪	Curtis Brunson, Former Executive Vice President of Corporate Strategy and Development
▪	Steve Kantor, Former Senior Vice President and President of Electronic Systems Group

On January 25, 2017, L3 announced that Messrs. Brunson and Kantor will be retiring from the Company in the second quarter of 2017. In advance of their retirement, Messrs. Brunson and Kantor transitioned from their above roles effective March 1, 2017.

COMPANY BACKGROUND, 2016 OPERATING ENVIRONMENT AND 2016 PERFORMANCE ACHIEVEMENTS

Company Background. L3 is a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, aircraft sustainment (including modifications, logistics and maintenance), simulation and training, night vision and image intensification equipment, and security and detection systems. L3 is also a leading provider of a broad range of communication, electronic and sensor systems used on military and commercial platforms. Approximately 73% of our consolidated net sales for 2016 were made to the U.S. Government (the “USG”), including 70% to the Department of Defense (the “DoD”). Accordingly, our sales, results of operations and cash flows are correlated to DoD budget and spending levels. The remaining 27% of our sales were made to international and commercial customers. Additionally, most of our businesses are short-cycle in nature, with programs or contracts that have performance periods of a year or less, and, consequently, changes in business trends can rapidly affect our sales volume, results of operations and cash flows.

2016 Operating Environment. For the year ended December 31, 2016, conditions began to improve in our USG/DoD business, which is our primary end market, but constraints and challenges remained. Our performance in 2016 was influenced by the following factors:

▪	The DoD budget for the USG fiscal year ended September 30, 2016, which increased by 4% from the prior USG fiscal year.
▪	The completion of the final stages of the U.S. military drawdown in Afghanistan.
▪	The continuation of the DoD’s efficiency and Better Buying Power initiatives, which have resulted in increased competition and contract turnover, and lower profit margins, especially in the Vertex Aerospace sector of our Aerospace Systems segment.
▪	Near-term softness in (i) foreign government procurement cycles for ISR systems and communication terminals, (ii) avionics for the general aviation market, and (iii) radio frequency (RF) microwave and power equipment for the commercial satellite market, which contributed to declining sales in our international and commercial business.

2016 Performance Achievements. L3 delivered strong financial performance for 2016, highlighted by the items described below.

▪	Our diluted earnings per share (“EPS”) and free cash flow (“FCF”) achievements exceeded the corporate goals in our annual incentive plan by 7% for each measure. Our 2016 EPS from continuing operations was $8.21, compared with $3.44 for 2015, and our net cash from operating activities from continuing operations increased by 3% to $1,097 million for 2016, as compared to $1,069 million for 2015. Our 2015 EPS from continuing operations
– 2017 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

includes certain non-cash goodwill impairment charges and a loss on business divestitures that are described more fully in “– Reconciliation of Non-GAAP Measures to GAAP Measures” on page 59. Excluding these items, our EPS from continuing operations grew by 19% to $8.21 for 2016, as compared to $6.91 for 2015.

▪	Our consolidated net sales grew by 0.4% to $10,511 million for 2016, as compared to $10,466 million for 2015. Our consolidated organic sales growth (that is, net sales excluding the sales impact of business acquisitions and divestitures) was 2% for 2016, led by organic growth of 5% for our USG business (including the DoD), which compares favorably to the 4% increase in the total DoD budget for the USG fiscal year ended September 30, 2016. Consolidated organic sales exclude $209 million of sales declines related to business divestitures and $93 million of sales increases related to business acquisitions.
▪	Operating margins increased in every segment as compared to 2015. Our segment operating margin increased by 110 basis points to 9.6% for 2016, as compared to 8.5% for 2015.
▪	Our segment operating income increased by $118 million, or 13%, to $1,008 million for 2016, as compared to $890 million for 2015, driven by our organic sales growth and segment operating margin increases in 2016.
▪	We completed significant strategic actions to reshape and strengthen our business portfolio for future success. In February 2016, we completed the sale of our National Security Solutions business for approximately $550 million. We also invested $388 million to acquire four businesses in 2016 that build and strengthen L3’s core business areas, including RF microwave and power, sensors, commercial aviation simulation and training, and aviation security.
▪	We repurchased $373 million of our Common Stock and paid dividends of $220 million following our 12th consecutive annual dividend increase, returning over $590 million of cash to our shareholders in 2016.
▪	We stabilized our investment grade credit ratings during 2016, with credit rating agencies S&P and Moody’s each raising their outlooks for L3 from “negative” to “stable.” A key factor in restoring our stable credit outlooks was reducing our debt during 2016 by approximately $300 million. We also maintained an efficient capital structure with ample liquidity. We successfully refinanced our $1 billion revolving credit facility for five years to 2021, with improvements in pricing and leverage covenants, and refinanced $550 million of our senior notes due in November 2016 and May 2017 with new senior notes due in December 2026. We ended 2016 with $363 million of cash on hand and an available revolver of $1 billion.
▪	Our total shareholder return (“TSR”) for 2016 was approximately 30%, which exceeded the 75th percentile of the peer group used to measure our TSR performance under the long-term incentives awarded to our named executive officers in 2016.
40	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY, 2016 TARGET PAY AND 2016 INCENTIVE PLAN PAYOUTS

Compensation Philosophy. Our compensation philosophy supports a pay-for-performance culture. We target base salaries and annual and long-term incentive opportunities to approximate market median compensation levels, subject to adjustments based on experience, performance, the other individual factors as described in “– Use of Market Data and Competitive Compensation Positioning” beginning on page 45 and as otherwise appropriate. The majority of each executive’s target pay is in the form of incentive compensation, which is subject to future performance to have any realized value. See the information in “– Mix of Pay” on page 44.

2016 Target Pay. The table below details each named executive officer’s 2016 base salary, target annual incentive opportunity (“target bonus”) and grant date target value of long-term incentive awards (collectively, “target pay”), and changes in target pay relative to 2015 levels.

	Salary		Target Bonus as % of Salary		Target Value of Long-Term Incentives		Target Pay
	($)	(% Change)	(%)	(Change)	($)	(% Change)	($)	(% Change)
Michael T. Strianese	1,390,000	—	165%	—	10,000,000	—	13,683,500	—
Christopher E. Kubasik(1)	907,500	0.8%	100%	—	3,200,000	N/A	5,015,000	N/A
Ralph G. D’Ambrosio	709,000	2.0%	90%	—	2,625,000	5%	3,972,100	4%
Curtis Brunson	683,500	2.0%	90%	—	2,700,000	—	3,998,650	1%
Steve Kantor	706,000	2.0%	100%	—	1,650,000	—	3,062,000	1%
(1)	Mr. Kubasik was hired by L3 on October 28, 2015 at an initial annual base salary of $900,000 and a target bonus of 100% of base salary. The Committee further approved a special, one-time grant of stock options for Mr. Kubasik in 2015 in connection with his hire, which is excluded from this table because it was not relevant to the Committee’s determination of Mr. Kubasik’s target pay for 2016.

For 2016, our Chief Executive Officer’s base salary, target bonus and grant date target value of long-term incentive awards were held constant at 2015 levels. The Committee made no increases to the target pay of our other named executive officers except for ordinary course increases in base salary (prorated, in the case of Mr. Kubasik, to reflect his hire date) and a 5% increase in the target value of Mr. D’Ambrosio’s long-term incentive awards intended to bring his pay closer to market median. Following these pay adjustments, the target pay for each of our named executive officers in 2016 was within a range that approximates 80% to 120% of market median. For a further discussion, see “– Use of Market Data and Competitive Compensation Positioning” beginning on page 45.

2016 Incentive Plan Payouts. Payouts under our annual incentive plan and our long-term incentive plan performance awards are subject to the achievement of pre-established targets.

With respect to our annual incentive plan, our overall 2016 corporate performance was above plan targets, which are based on consolidated EPS and FCF, and performance at our Electronic Systems segment also exceeded plan targets, which are based on segment operating income and FCF. Accordingly, calculated payouts under our annual incentive plan were above target for both our corporate named executive officers (Messrs. Strianese, Kubasik, D’Ambrosio and Brunson) and for our group named executive officer (Mr. Kantor) who served as the president of our Electronic Systems segment during 2016. For a further discussion, see “– Elements of 2016 Target Pay – Annual Incentives” beginning on page 47.

Despite the Company’s strong operational and stock price performance in 2016, our three-year performance under the long-term incentive awards that vested on December 31, 2016 was below the minimum performance requirements for these awards, which are based on cumulative EPS and relative TSR. Accordingly, our named executive officers did not receive any payouts under these awards. For a further discussion, see “– Payment of Performance Awards for the 2014-2016 Award Cycle” on page 56.

– 2017 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

2016 SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

At our 2016 annual shareholders meeting, more than 95% of the votes cast on our Say-On-Pay proposal were voted in favor of the compensation paid to our named executive officers for 2015. We believe that this strong level of shareholder support demonstrates, among other things, the effectiveness of the significant changes made to our compensation program over the past several years in response to shareholder feedback. The Committee considers the outcome of Say-On-Pay votes and other shareholder input in making decisions regarding the executive compensation program.

SOUND PAY PRACTICES

The Committee has adopted a broad range of program changes in response to shareholder feedback that began in connection with our first Say-On-Pay vote in 2011. As a result of these changes and other actions taken by the Committee, the Committee believes L3’s executive compensation program reinforces its pay-for-performance culture and includes corporate governance practices that are considered by investors to reflect market “best practices.” The table below highlights key features of our executive compensation program.

Executive Compensation Program Features
Executive Compensation Program Includes	•	Emphasis on long-term, performance-based compensation and meaningful stock ownership guidelines to align executive and shareholder interests
	•	Transparent, formulaic incentive plans designed to promote short- and long-term business success
	•	Performance conditions on the Chief Executive Officer’s stock options
	•	Clawback policy that applies to all incentive compensation, including equity-based awards
	•	Modest perquisites consistent with competitive practices
	•	Double trigger provisions for severance payable in the event of a change in control
	•	Annual compensation risk assessment to ensure program does not encourage excessive risk-taking
	•	Tally sheet analysis to better understand current and accumulated compensation and benefits
Executive Compensation Program Does Not Include or Prohibits	•	Employment agreements
	•	Excise tax gross-ups on severance/change in control payments
	•	Repricing of stock options or other equity-based awards without shareholder approval
	•	Pension plan/SERP credit for years not worked with L3 or its predecessor companies
	•	Excessive severance or change in control provisions
	•	Payment of dividends on stock options, or on other equity-based awards prior to vesting
	•	Hedging or pledging of L3 stock by executives, employees and non-employee directors

42	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

PROGRAM OVERVIEW

The table below outlines the principal elements of our executive compensation program. Detailed descriptions of each element of compensation and discussion of how the Committee determined compensation levels for 2016 can be found in the section “– Elements of 2016 Target Pay” beginning on page 46.

DETERMINING EXECUTIVE COMPENSATION

Role of the Compensation Committee. L3’s executive compensation program is administered by the Committee. The Committee is ultimately responsible for the review and approval of compensation for L3’s Chief Executive Officer and all other executive officers, including the other named executive officers. Key areas of responsibility for the Committee are described in “The Board of Directors and Certain Governance Matters — Committees of the Board of Directors” beginning on page 27.

Role of Management and the Chief Executive Officer. The Company’s human resources, finance and legal departments assist the Committee in the design and development of competitive compensation programs by providing data and analyses to the Committee and FW Cook, the Committee’s independent compensation consultant, in order to ensure that L3’s programs and incentives align with and support the Company’s business strategy. Management also recommends incentive plan metrics, performance targets and other plan objectives to be achieved, based on expected Company performance and subject to Committee approval.

– 2017 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

On an annual basis, the Chief Executive Officer reviews the performance of the other executive officers relative to their individual goals and Company performance and submits recommendations to the Committee for proposed base salary adjustments, target bonuses and personal ratings, and grant date target values for long-term incentive awards. In connection with reviewing the performance of, and making compensation recommendations with respect to, group presidents (all of whom directly report to the Chief Operating Officer), the Chief Executive Officer also takes into account the recommendations of the Chief Operating Officer. The Chief Executive Officer further provides the Committee with an annual assessment of his own performance, but otherwise has no role in determining his own compensation. Except as described above, no other executive officer participates in the setting of compensation for himself or any other executive officer.

Role of Compensation Consultant. The Committee has the sole authority to select, retain, terminate and approve the fees payable to outside consultants to provide it with advice on various aspects of executive compensation design and delivery. The Committee has retained FW Cook to advise the Committee on executive and non-employee director compensation generally. For a detailed description of FW Cook’s activities for the Committee, see “The Board of Directors and Certain Governance Matters — Compensation Committee Use of Consultants” on page 31.

MIX OF PAY

The Committee believes that L3’s pay mix strongly supports the Company’s pay-for-performance culture. In 2016, 68% of the Chief Executive Officer’s 2016 target pay was “at risk” and subject to future performance to have any realized value.

Base salary and restricted stock units (“RSUs”) are the only elements of 2016 target pay that are not contingent on future performance to have value (“fixed” pay). However, they both serve to attract and retain top executive talent, and the use of these pay elements is consistent with competitive market practices. As illustrated below, the mix of incentive compensation for our named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The emphasis on long-term incentives demonstrates our strong commitment to the alignment of management and shareholder interests over time.

2016 Target Pay Mix

44	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

USE OF MARKET DATA AND COMPETITIVE COMPENSATION POSITIONING

Use of Market Data. The Committee believes that the success of our Company is dependent upon its ability to continue to attract and retain high-performing executives. To ensure the comparability of our executive compensation practices and pay levels, the Committee has historically monitored executive pay at leading defense, aerospace and other industrial companies (the “compensation peer group”) with whom L3 competes for business, executive talent or investor capital. The table below shows the composition of our peer group used to benchmark target pay in 2016, which is identical to the peer group used to benchmark target pay in 2015.

2016 Compensation Peer Group
Danaher Corporation	Huntington Ingalls Industries, Inc.	Parker Hannifin Corporation
Eaton Corporation	Leidos Holdings, Inc.	Raytheon Company
General Dynamics Corporation	Lockheed Martin Corporation	Rockwell Collins, Inc.
Harris Corporation	Northrop Grumman Corporation	Textron, Inc.
Honeywell International, Inc.

The Committee evaluates each peer company on an annual basis to determine its continued suitability from a pay benchmarking perspective. The selection criteria examined include:

▪	Operational Fit: companies in the same or similar industries with a comparable business mix and client base, and diversified global operations. Due to the limited number of “pure defense” companies of comparable size, the Committee believes that it is appropriate to include other companies in L3’s compensation peer group that are similar in size and compete with L3 for executive talent or investor capital.
▪	Financial Scope: companies of similar size as measured by annual corporate revenues. At the time this peer group was approved, most of the peers fell within a range of one-third to three times the size of L3. In limited circumstances, we have found it appropriate to include companies with revenues that fall both above and below this range when they are proven competitors for business, executive talent or investor capital.

In June 2016, the Committee conducted its annual review of the suitability of the peer group companies, taking into account L3’s projected revenues from continuing operations following the sale of its National Security Solutions business in February 2016. As part of its annual review, the Committee also considered a number of business transactions that occurred during the past year with respect to the 2016 peer group companies. Among other things, Danaher completed its acquisition of Pall Corporation and split itself into two publicly traded companies. In consideration of these changes, the Committee determined to remove Danaher from the 2017 peer group, and to add Ingersoll-Rand, Spirit AeroSystems and TransDigm Group to the 2017 peer group. Ingersoll-Rand is an industrial machinery company that shares many business characteristics and is similar in size to L3. Spirit AeroSystems and TransDigm Group are both aerospace and defense companies that, while smaller in size than L3, compete with L3 for business, investor capital or executive talent. The table below shows the revised peer group that the Committee has determined to use to benchmark executive officer target pay levels for fiscal 2017.

2017 Compensation Peer Group
Eaton Corporation	Ingersoll-Rand plc	Raytheon Company
General Dynamics Corporation	Leidos Holdings, Inc.	Rockwell Collins, Inc.
Harris Corporation	Lockheed Martin Corporation	Spirit AeroSystems Holdings, Inc.
Honeywell International, Inc.	Northrop Grumman Corporation	Textron, Inc.
Huntington Ingalls Industries, Inc.	Parker Hannifin Corporation	TransDigm Group Incorporated

In reviewing competitive compensation levels, it is the Committee’s practice to consider compensation peer group data for all named executive officers and, for named executive officers who are group presidents (for 2016, Mr. Kantor), to also consider general industry compensation data included in third-party surveys because it believes that including a broader industry group more accurately reflects the labor market for group presidents and ensures a meaningful sample size given the revenue of the

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COMPENSATION DISCUSSION AND ANALYSIS

groups they lead. With respect to compensation decisions made by the Committee for Mr. Kantor in 2016, the Committee considered competitive compensation levels based on the average of the compensation peer group data and survey data from the Willis Towers Watson Executive Compensation Database General Industry survey. The survey data was size-adjusted by FW Cook to reflect the annual revenue of Mr. Kantor’s group (Electronic Systems), and was used to provide a supplemental market reference.

Competitive Market Positioning. The Committee’s practice is to make pay decisions regarding the elements of compensation that compose each named executive officer’s target pay (base salary, target bonus and grant date target value of long-term incentives) in February of each fiscal year. As part of its decision-making process, the Committee compares each named executive officer’s target pay for the fiscal year against the market median; however, the Committee does not use market data in isolation in determining pay. Instead, competitive market data serves as one of many considerations used by the Committee in determining base salary adjustments and target pay opportunities for both annual and long-term incentives. The primary factors considered by the Committee in making its annual pay determinations is shown below.

Target Pay Determinants
•	Positioning to competitive market median	•	Long-term financial and individual performance	•	Role and responsibilities relative to benchmark
•	Competitive mix of fixed and at-risk pay	•	Tenure and experience in role	•	Internal pay equity
•	Competitive mix of cash and equity	•	Expected future contributions and market conditions	•	Prior year’s compensation levels

For 2016, the target pay for each of our named executive officers was within a range that approximates 80% to 120% of market median.

ELEMENTS OF 2016 TARGET PAY

Base Salary

Base salary serves as the foundation of an executive’s compensation and is an important component in L3’s ability to attract and retain executive talent. On an individual basis, the Committee considers each executive’s role and responsibilities, experience, tenure, business results and individual performance, competitive market pay levels, and internal pay equity considerations in making base salary adjustments. In 2016, the Committee did not increase the Chief Executive Officer’s base salary. The Committee approved base salary increases of 0.8% to 2.0% for the other named executive officers to maintain competitive positioning as compared to market levels. In the case of Mr. Kubasik, his base salary increase was prorated to reflect his hire date in October 2015. All base salary increases for 2016 were approved by the Committee on February 16, 2016 and made effective as of April 1, 2016.

	2016 Salary (in thousands)	2015 Salary (in thousands)	Percent Change
Michael T. Strianese	$1,390	$1,390	—
Christopher E. Kubasik	908	900	0.8%
Ralph G. D’Ambrosio	709	695	2.0%
Curtis Brunson	684	670	2.0%
Steve Kantor	706	692	2.0%

Note: Amounts reflect annualized base salary rates in effect at the end of the fiscal years indicated.

46	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentives

The annual incentive plan provides senior executives with the opportunity to earn annual cash incentive awards based on corporate, group and individual performance relative to pre-established internal targets.

Award Determination under Annual Incentive Plan
•	Performance criteria defined at the beginning of the performance period
•	Performance compared to pre-established goals
•	For corporate named executive officers, financial performance is based on consolidated EPS and FCF results
•
For group presidents, financial performance is primarily based on the operating income (“OI”) and FCF results for their respective groups, with additional consideration given to consolidated EPS and FCF results

•	Individual performance measured based on pre-established goals and assigned specific weighting
•	Payouts can range from 0% to 225% of target bonus based on performance
○ 0% to 200% of target bonus can be earned by the CEO and the other named executive officers who are not group presidents
○ For group presidents, up to an additional 25% of the target bonus can be earned based on achievement of organic OI growth

The Committee established the 2016 corporate and group financial targets under the annual incentive plan, as well as individual performance goals and weightings, in February 2016. The corporate financial targets were based on management’s most recent consolidated internal financial plan presented to L3’s Board of Directors (the “2016 Plan”), which formed the basis for L3’s financial guidance for 2016 EPS and FCF disclosed to investors in January 2016. The individual group financial targets were based on internal group financial plans that were consistent with the 2016 Plan.

Based on L3’s actual 2016 financial performance relative to plan and the Committee’s assessment of the named executive officers’ individual performance for 2016, the Committee approved 2016 annual incentive payouts for the named executive officers as detailed in the steps below.

STEP 1. Determine target bonus at beginning of fiscal year

Annual incentive plan (“AIP”) target bonuses are set as a percent of base salary in connection with the determination of target pay for each named executive officer. The 2016 target bonus for each of the named executive officers was held constant, as a percentage of their respective base salaries, from 2015 levels (or in the case of Mr. Kubasik, from the level established for him at the time he was hired by L3 in October 2015).

	2016 Salary (in thousands)	2016 AIP Target Bonus (%)	2016 AIP Target Bonus (in thousands)
Michael T. Strianese	$1,390	165%	$2,294
Christopher E. Kubasik	908	100%	908
Ralph G. D’Ambrosio	709	90%	638
Curtis Brunson	684	90%	615
Steve Kantor	706	100%	706

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COMPENSATION DISCUSSION AND ANALYSIS

STEP 2. Determine the financial rating based on performance for the fiscal year

Financial ratings are based on a weighted-average assessment of L3’s consolidated performance (or, for group presidents, both L3’s and their respective group’s performance) relative to pre-established targets for key financial measures.

For corporate named executive officers, our annual incentive plan is focused on L3’s consolidated EPS and FCF performance (with FCF calculated as net cash from operating activities, less capital expenditures, net of dispositions) because we believe that these metrics constitute two of the most important financial measures that create shareholder value. For 2016, our consolidated EPS and FCF plan targets, and the measurement of our actual consolidated EPS and FCF performance, were based solely on continuing operations (that is, on a basis that excludes the results of our National Securities Solutions business that was sold in February 2016).

For group presidents, our plan emphasizes the respective group’s OI and FCF performance because we consider those to be important financial measures that group presidents can directly influence in order to increase L3’s consolidated EPS and FCF. Our plan also takes into account L3’s consolidated EPS and FCF results in evaluating group presidents’ financial ratings in order to provide a degree of alignment for group presidents with L3’s overall performance.

The table below provides the relative weightings of these performance measures that are utilized in evaluating each named executive officer’s financial rating. We believe that the weightings appropriately reflect the importance of these measures to our overall financial success.

Corporate Executives		Group Presidents
Financial Measure	Weight	Financial Measure	Weight (by measure)		Weight (corporate/group)	Final Effective Weighting
Consolidated EPS	80%	Consolidated EPS	80%	}	25%	20%
Consolidated FCF	20%	Consolidated FCF	20%			5%
		Group OI	80%	}	75%	60%
		Group FCF	20%			15%
Total	100%	Total				100%

Pay-for-Performance: A financial rating of 100% indicates weighted-average performance at target levels (that is, at plan). Performance that exceeds plan by 15% (or by 25% for group presidents) results in a maximum financial rating of 200%. If performance is below plan by 15% (or by 25% for group presidents), this results in a threshold financial rating of 50%. If performance is below threshold, this results in a financial rating of zero. Performance is interpolated between these points. Based on the increased range of volatility for group-level financial results as compared to L3’s consolidated financial results, we believe it is appropriate to consider a wider range of performance at the group level.

Performance Level	Corporate Executives (% of Plan Performance)	Group Presidents (% of Plan Performance)	Financial Rating
Maximum	≥ 115%	≥ 125%	200%
Target	100%	100%	100%
Threshold	85%	75%	50%
Below Threshold	< 85%	< 75%	0%

48	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of calculating actual financial results under the annual incentive plan, the Committee excludes the effects of pre-established categories of items that it believes are not reflective of operating performance. These categories have not been modified since 2012; however, they are reviewed annually to ensure they remain appropriate. Accordingly, in February 2016, the Committee determined to exclude the following pre-established categories of adjustments in calculating L3’s consolidated EPS and FCF under the plan for 2016, as applicable:

L3 Consolidated EPS Adjustments	L3 Consolidated FCF Adjustments
•   Impairment losses on goodwill and other intangible assets, or on debt or equity investments
•   Gains or losses on retirement of debt, or on asset dispositions
•   Extraordinary gains and losses under U.S. generally accepted accounting principles (“GAAP”)
•   Non-cash gains or losses on discontinued operations
•   New accounting standards required to be adopted under GAAP or SEC rules
•   Gains or losses on litigation matters at or exceeding $5 million individually or $25 million in the aggregate
•   Gains or losses related to the resolution of income tax contingencies for business acquisitions that existed at the date of acquisition

•   Discretionary contributions to pension plans that exceed the amount forecasted in L3’s plan established in February of the fiscal year
•   Premiums and other payments in excess of principal and interest associated with the retirement of debt, including income taxes incurred in connection with the debt retirement
•   Tax payments or benefits associated with gains or losses on business divestitures in determining net cash from operating activities

The group OI and FCF performance targets are subject to adjustment based on acquisitions or dispositions that occur during the fiscal year, or to account for internal realignments that result in business units being transferred from one group to another group during the fiscal year. In addition, the group OI and FCF results reflect adjustments to account for the impact of non-operational items that were not anticipated at the time the group performance targets were established.

In connection with its evaluation of L3’s performance under the annual incentive plan, the Committee also reviewed the impact of the Company’s share repurchase program on its actual consolidated EPS results for 2016, and concluded that no further adjustment to the Company’s actual EPS results for 2016 was warranted because the Company’s actual weighted average diluted shares outstanding for 2016 was materially consistent with the 2016 Plan assumptions.

Each named executive officer’s 2016 financial rating, based on actual performance relative to their performance targets, is set forth in the following table.

2016 Financial Performance Achieved Relative to Plan

	Corporate Level Financial Performance						Group Level Financial Performance						Financial Rating
	Earnings Per Share			Free Cash Flow (in millions)			Operating Income (in millions)			Free Cash Flow (in millions)
	Actual(1)	Plan	Weight	Actual(1)	Plan	Weight	Actual(1)	Plan	Weight	Actual(1)	Plan	Weight
Michael T. Strianese	$8.05	$7.50	80%	$880	$825	20%	—	—	—	—	—	—	148%
Christopher E. Kubasik	$8.05	$7.50	80%	$880	$825	20%	—	—	—	—	—	—	148%
Ralph G. D’Ambrosio	$8.05	$7.50	80%	$880	$825	20%	—	—	—	—	—	—	148%
Curtis Brunson	$8.05	$7.50	80%	$880	$825	20%	—	—	—	—	—	—	148%
Steve Kantor	$8.05	$7.50	20%	$880	$825	5%	$582	$540	60%	$537	$463	15%	141%
(1)	Actual results reflect the effects of the pre-established categories of adjustments described above.
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COMPENSATION DISCUSSION AND ANALYSIS

STEP 3. Determine personal rating based on individual performance

Personal ratings are based on the assessment of an executive’s performance relative to pre-determined individual goals. The personal rating can range from 0% to 200% of target. For 2016, the Chief Executive Officer provided individual performance assessments and recommended personal ratings for the Committee’s consideration for the other named executive officers based on the factors in the table below (and, in the case of Mr. Kantor, the recommendation of the Chief Operating Officer). The Chief Executive Officer also submitted a self-assessment addressing factors listed for him, but made no recommendation as to his own personal rating. The Committee determined the Chief Executive Officer’s performance rating based on the factors indicated below and following input from the other independent members of the Board of Directors.

Michael T. Strianese (Chairman and Chief Executive Officer)	Christopher E. Kubasik (President and Chief Operating Officer)	Ralph G. D’Ambrosio (Senior Vice President and Chief Financial Officer)	Curtis Brunson (Former Executive Vice President of Corporate Strategy and Development)	Steve Kantor (Former Senior Vice President and President of Electronic Systems Group)
• Company financial performance
• Market positioning
• Optimizing operations
• Internal collaboration
• Leadership
• Enterprise risk management
• Corporate governance
• Strategic planning
• Succession planning
• Internal/external communications
• Board relations

• Company operational performance
• Mergers, acquisitions and divestitures
• Strategic industry teaming agreements
and relationships
• Strategic customer relationships
• Program performance
• Internal collaboration
• Cost savings
initiatives
• International
expansion

• Timely and accurate financial reporting and forecasting
• Management of capital structure and liquidity
• Internal management reporting and external financial reporting
• Internal controls over financial reporting
• Investor relations
• Enterprise risk management
• Tax planning and strategies

• Business development
• Strategic customer relationships
• Guidance of strategic growth pursuits
• Development of products and services in international markets
• Research and development
• Customer service
• Leadership in engineering and technology initiatives

• Group financial performance
• Winning important re-competitions and new business contracts
• Market share gains
• Program performance
• Cost savings initiatives
• International expansion
• Internal collaboration
• Developing adjacent markets
• Research and development

STEP 4. Determine total rating

Each executive’s total rating determines the potential payout under the annual incentive plan and is equal to the weight-adjusted sum of the financial and individual ratings.

	Corporate Executives (weight)	Group Presidents (weight)
Financial Rating	80%	67%
Personal Rating	20%	33%
Total Rating	100%	100%
Annual Incentive Plan Payout Formula	Total Rating = [Financial Rating x Weight] + [Personal Rating x Weight] Potential Annual Incentive Plan Payout ($) = Target Bonus ($) x Total Rating

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COMPENSATION DISCUSSION AND ANALYSIS

STEP 5. For group presidents, determine organic growth adjustment

For group presidents, the final annual incentive payout may be adjusted upwards by up to an additional 25% of their target bonus under the formulaic plan design. This performance modifier is intended to incentivize group presidents to drive organic growth in their respective groups as measured by OI. Payouts for organic growth in 2016 were based on the graduated scale in the table to the right, with performance interpolated between these points. As compared to 2015, the Committee determined to double the 2016 organic OI growth requirements for each corresponding payout level in the table to the right, based on the Committee’s view that OI growth would be easier to achieve in 2016 in light of an improving DoD budget outlook.

Organic Operating Income Growth	Growth Adjustment (% of Target Bonus)
0.00%	0.0%
1.25%	1.5%
2.50%	3.0%
3.75%	6.0%
5.00%	9.0%
6.25%	13.0%
7.50%	17.0%
8.75%	21.0%
10.00% or above	25.0%

For 2016, Mr. Kantor’s group, Electronic Systems, achieved organic OI growth of 7.29%. Accordingly, Mr. Kantor received an additional 16.3% of his 2016 target bonus as part of his annual incentive award payout.

STEP 6. Discretionary adjustment

Notwithstanding the performance criteria described above, the Committee retains the ability to apply negative discretion to reduce awards that would otherwise be considered “earned” based on the formulaic plan design. For 2016, the Committee did not apply negative discretion with respect to payouts to any named executive officer.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO ANNUAL INCENTIVE AWARD CALCULATION: Detailed below are the calculation steps used to determine the Chief Executive Officer’s 2016 annual incentive plan payout.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Annual Incentive Plan Payouts. The table below lists the final 2016 annual incentive plan payments to the named executive officers that were approved by the Committee.

2016 Annual Incentive Plan Payouts
Named Executive Officer	2016 AIP Target [Step 1]	Total Rating [Steps 2-4]	Organic Growth Adjustment [Step 5]	Formulaic AIP Payout [Subtotal]	Discretionary Adjustment [Step 6]	2015 AIP Payout [Total]
Michael T. Strianese	$2,293,500	154%	N/A	$3,532,000	N/A	$3,532,000
Christopher E. Kubasik	$907,500	154%	N/A	$1,400,000	N/A	$1,400,000
Ralph G. D’Ambrosio	$638,100	150%	N/A	$960,000	N/A	$960,000
Curtis Brunson	$615,150	148%	N/A	$910,000	N/A	$910,000
Steve Kantor	$706,000	154%	16.3%	$1,202,000	N/A	$1,202,000

Long-Term Incentives

Long-term incentives are intended to align the interests of the named executive officers with shareholders by linking a meaningful portion of executive pay to shareholder value creation over a multi-year period. Long-term incentives are also provided to drive the performance of our long-term business strategy, engage and retain our key executives and facilitate ownership of our Common Stock. The table below details the long-term incentive vehicles granted in 2016, and their respective weights as a percentage of the total grant date target value of the long-term incentives awarded. The forms and weightings of the long-term incentives awarded in 2016 are substantially identical to those awarded in 2015.

Long-term Incentive	Weight	Rationale	Performance Criteria & Other Features
Stock Options	30%	• Stock price appreciation • Stock ownership and capital accumulation
•   Ultimate value dependent on stock price appreciation
•   Vest in equal annual increments over three years and has a 10-year term
•   Exercise price equal to the closing price of our Common Stock on the date of grant
•   Grants to the Chief Executive Officer include additional performance vesting conditions as described below under “Stock Options”

RSUs	30%	• Retention • Stock ownership and capital accumulation	• Ultimate value dependent on stock price • Vest at the end of three years
Performance Awards	40%	• Stock price appreciation • Stock ownership and capital accumulation for performance units • Motivates achievement of long-term business strategy
•   50% Performance Cash: vests at the end of a three-year period based on TSR relative to performance peer group and is paid in cash
•   50% Performance Units: vest at the end of a three-year period based on EPS performance and are paid in shares of Common Stock (together with accrued cash dividends on shares of Common Stock earned)
•   The actual percentages of the awards that vest range from 0 to 200% of target, based on performance

For purposes of allocating the total grant date target value of long-term incentives approved by the Committee in accordance with the weightings listed above, stock options are valued based on their grant date fair value for financial reporting purposes, RSUs are valued based on the total number of units awarded multiplied by the closing price of our Common Stock on the grant date, performance cash is valued based on the target dollar value at the time the award is made, and performance units are valued based on the target number of units awarded multiplied by the closing price of our Common Stock on the grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Grant Date Target Values for Long-Term Incentive Awards. In connection with determining the total grant date target value of the long-term incentives awarded to each named executive officer, the Committee primarily considered the following factors:

▪	Competitive market median pay levels in the context of target pay as described in the section “Use of Market Data and Competitive Compensation Positioning” beginning on page 45;
▪	The scope of responsibility of the named executive officer relative to the other participants in the long-term incentive program;
▪	In the case of the named executive officers other than Mr. Strianese, the long-term incentive award recommendation of Mr. Strianese; and
▪	In the case of the named executive officers other than Mr. Kubasik, the grant date target value of the prior year’s long-term incentive awards and the long-term performance of the named executive officer;
	2016 Grant Date Target Value (in thousands)	2015 Grant Date Target Value (in thousands)	Percent Change
Michael T. Strianese	$10,000	$10,000	—
Christopher E. Kubasik(1)	3,200	N/A	N/A
Ralph G. D’Ambrosio	2,625	2,500	5%
Curtis Brunson	2,700	2,700	—
Steve Kantor	1,650	1,650	—
(1)	Mr. Kubasik was hired by L3 on October 28, 2015. While the Committee approved a special, one-time grant of stock options for Mr. Kubasik in 2015 in connection with his hire, this award is excluded from this table because it was not relevant to the Committee’s determination of the long-term incentive awards that were granted to Mr. Kubasik for 2016.

Stock Options. Stock options are a regular component of our long-term incentive program. Stock options directly align the long-term interests of our executives with those of shareholders because they provide value only if the price of our Common Stock increases after the options are granted. Stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant, vest in equal annual increments over a three-year period and expire ten years from the grant date.

Consistent with the efforts undertaken by the Committee since 2012 to strengthen the performance-based orientation of our executive compensation programs, the Committee continued to include performance-based vesting conditions on the stock options granted to our Chief Executive Officer in 2016. As a result,

▪	50% of these stock options would vest only if L3’s consolidated EPS for the fiscal year ended December 31, 2016 is at least $6.38; and
▪	50% of these stock options would vest only if L3’s consolidated FCF for the fiscal year ended December 31, 2016 is at least $701 million.

In the event that one or both of the performance conditions were not satisfied, the stock options that fail to vest as a result would be forfeited.

Consistent with the terms of last year’s CEO stock option grant, the performance-based vesting requirements for EPS and FCF under the CEO stock options granted in 2016 represent a 15% reduction from the corporate financial targets for these measures for 2016 established by the Committee in February 2016 under the annual incentive plan.

For purposes of evaluating whether the performance conditions have been satisfied, L3’s consolidated EPS and FCF results for 2016 are required to be calculated on the same basis as the methodology used to determine performance for these measures under L3’s annual incentive plan. In February 2017, the Committee determined that both the EPS and FCF performance conditions of the stock options granted to Mr. Strianese in 2016 were satisfied.

Performance Awards. The performance awards granted by the Committee in 2016 were equally weighted between performance cash earned on the basis of relative TSR and performance units earned on the basis of cumulative EPS results, in

54	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

each case for the three-year period ending December 31, 2018. The payout ultimately earned can range from zero to 200% of the target amount of cash or stock, in each case based on actual performance relative to the pre-determined goals. The Committee chose relative TSR and cumulative EPS because it believes that they are aligned with shareholder value creation, both directly (relative TSR) and indirectly (EPS).

Performance Cash: Relative TSR (50% weighting; denominated and paid in cash)			Performance Units: EPS (50% weighting; denominated and paid in stock)
Level	Relative TSR	Payout*	Level	EPS	Payout*
Maximum	≥ 75th Percentile	200%	Maximum	≥ $27.50	200%
Target	50th Percentile	100%		$26.25	150%
Threshold	25th Percentile	25%	Target	$25.00	100%
Below Threshold	< 25th Percentile	0%		$23.75	75%
			Threshold	$22.50	50%
			Below Threshold	< $22.50	0%

*Interim points are interpolated.			*Interim points are interpolated.

While the Committee has elected to use EPS as a performance measure for both the annual incentive plan and the long-term performance awards, the performance requirements under these plans are designed so that the resulting payouts under the plans reflect different and important aspects of Company performance that are not duplicative. Payouts under the annual incentive plan take into account EPS performance for a single fiscal year, while payouts under the long-term performance awards require EPS performance to be sustained and measured over a three-year period. The Committee believes it is appropriate to separately reward annual and long-term EPS performance achievements because of the importance of EPS in creating shareholder value.

Relative Benchmark for the TSR-Based Performance Awards. The benchmark used to assess the Company’s relative performance under the TSR-based performance cash awards consists of a custom peer group of companies (the “performance peer group”) with a sales mix that is heavily weighted towards sales to the DoD and the defense industry, and which include the primary U.S. public company competitors for each of L3’s reporting segments. For the 2016 grant, the Committee changed the composition of the performance peer group (as compared to the group used for the 2015 grant) by removing three companies (CACI International, Leidos Holdings and ManTech International) that were originally selected because they were competitors to the Company’s National Security Solutions business (which was sold by the Company prior to the 2016 grant), and by adding four companies (Cubic, Esterline Technologies, FLIR Systems, and Teledyne Technologies) that are competitors of L3’s remaining segments. The companies included in the performance peer group for the 2016 TSR-based performance cash awards are listed below.

Performance Peer Group
BAE Systems	Harris Corporation	Raytheon Company
Cubic Corporation	Huntington Ingalls Industries, Inc.	Rockwell Collins, Inc.
Esterline Technologies Corporation	Lockheed Martin Corporation	Teledyne Technologies Inc.
FLIR Systems, Inc.	Northrop Grumman Corporation	Textron Inc.
General Dynamics Corporation	Orbital ATK, Inc.

Targets for 2016 EPS-Based Performance Awards. The performance targets for the 2016 EPS-based performance unit awards are based on a three-year forecast presented by management to the Committee in February 2016. The forecast was based on the DoD base budget enacted by Congress for the USG fiscal year ended September 30, 2016, and the Obama Administration’s fiscal 2017 budget request on February 9, 2016, including its most recent estimates for the DoD Overseas Contingency Operations budgets. The projected compound annual growth rate (“CAGR”) for these total DoD budgets was approximately 0.5% from the USG fiscal year ended September 30, 2015 to the USG fiscal year ended September 30, 2018. Projections for sales to international and commercial customers (non-U.S. Government customers) assumed a continued slow growth global economy.

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COMPENSATION DISCUSSION AND ANALYSIS

Given the outlook described above, management’s three-year forecast for cumulative EPS was $24.94 which represents average annual forecasted EPS of $8.31 (or a CAGR of approximately 9.7% from 2015 to 2018). The forecast assumed an average annual organic growth rate of approximately 0% for consolidated sales from 2015 to 2018, and average annual operating margin increases over the same period of 73 basis points, resulting in an average annual operating income growth rate of approximately 8% from 2015 to 2018. The Committee considered these assumptions to be meaningful and rigorous, and set the three-year cumulative EPS target for the 2016 EPS-based performance unit awards based on management’s forecast of $25.00 (rounded up from $24.94). The Committee set the threshold and maximum EPS performance goals under the 2016 performance unit awards based on a range of ±10% of the target three-year goal. This differs from 2015, which had a performance range of ±7.5% of the target three-year goal. The change in the performance range was due to the DoD budget beginning to grow in 2016, offset by increased risks for international and commercial business, including as a result of the slowing of the global economy, the peaking of the commercial aerospace cycle and declining commodity prices, including oil.

For purposes of calculating actual financial results for the performance unit awards, EPS is required to be calculated on the same basis as the methodology used to determine EPS performance under L3’s annual incentive plan.

RSUs. RSUs are a regular component of our long-term incentive program. The Committee believes that RSUs enhance retention of L3’s senior executives. The Committee may also make these awards to recognize increased responsibilities or special contributions, to attract new executives, to retain executives or to recognize other special circumstances. RSU grants generally have the following characteristics:

▪	automatically convert into shares of our Common Stock on the vesting date;
▪	vest three years from the grant date; and
▪	accumulate cash dividend equivalents payable in a lump sum contingent upon vesting.

RSU grants to senior executives are also subject to performance-based forfeiture conditions intended to qualify the compensation paid under these awards as performance-based compensation under Section 162(m) of the Internal Revenue Code. For a further discussion, see “— Tax Considerations” on page 59 and Note 4 to the “2016 Grants of Plan Based Awards” table on page 65.

PAYMENT OF PERFORMANCE AWARDS FOR THE 2014-2016 AWARD CYCLE

At its February 7, 2017 meeting, the Committee reviewed and certified the results for the performance awards granted to named executive officers in 2014. Payouts under the 2014 performance awards were contingent upon L3’s EPS and relative TSR achievements over the three-year performance period ending December 31, 2016. The Company achieved cumulative EPS of $22.86, which was below the threshold performance requirement of $24.10, and as a result, no payout was made with respect to these awards. With respect to the performance cash awards based on relative TSR performance, L3’s TSR was below the 40th percentile threshold performance requirement, and as a result, no payout was made with respect to these awards.

In connection with its evaluation of L3’s actual results under the EPS-based performance units, the Committee considered the impact of the Company’s share repurchase program on the Company’s cumulative EPS for the three-year performance period ending December 31, 2016, and concluded that the Company’s actual weighted average diluted shares outstanding for each of the three years of the performance period was materially consistent with the forecast assumptions upon which the performance goals for the awards were based.

EXECUTIVE BENEFITS AND PERQUISITES

Retirement Plans. L3 provides retirement benefits as part of a competitive compensation package to retain key employees. All of L3’s named executive officers other than Mr. Kubasik participate in the L3 Technologies, Inc. Pension Plan (the “Corporate Plan”), which is a tax-qualified defined benefit plan, and in a nonqualified supplemental executive retirement plan (the “Restoration SERP”). The Restoration SERP fills the gap in benefits that are not accrued under the Corporate Plan due to limits imposed by the Internal Revenue Code. The Corporate Pension Plan and the Restoration SERP are designed such that a named executive officer with 30 years of employment by L3 would receive a combined annual amount of up to approximately 45% to 55% of their final average cash compensation (base salary and annual incentive payouts). Mr. Kubasik does not participate in these plans because they were closed to new participants hired on or after January 1, 2007. See “2016 Pension Benefits” beginning on page 70 for additional details.

56	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The amounts relating to our pension plans that are reported in the Summary Compensation Table on page 62 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are strongly related to changes in actuarial assumptions made since 2013 that are required under GAAP, and are not the result of any arrangements entered into between the Company and any named executive officer that modify any of our pension plans or enhance any benefits accrued or to be accrued thereunder. For a further discussion, see Note 5 to the Summary Compensation Table on page 62.

It is the Committee’s practice to periodically review the plan design and benefit levels of our retirement plans to ensure that they are consistent with the pay practices of our compensation peer group. The Committee most recently performed this review in 2014, and concluded that the benefits provided under these plans to our named executive officers were consistent with market median levels.

Deferred Compensation Plans. L3 sponsors two nonqualified deferred compensation plans, the L3 Technologies, Inc. Deferred Compensation Plan I and the L3 Technologies, Inc. Deferred Compensation Plan II, to a select group of highly compensated executives, including our named executive officers, as a competitive practice. These plans allow for voluntary deferrals by executives, including the named executive officers, of up to 50% of base salary and 100% of annual incentive payouts into an unfunded, nonqualified account. There are no company contributions under these plans, and deferred amounts earn interest at the prime rate.

Employment, Severance and Change in Control Arrangements. L3 does not have any employment agreements with its named executive officers nor do we have any severance arrangements other than in connection with a change in control. L3’s named executive officers are covered under the L3 Technologies, Inc. Change in Control Severance Plan (the “Change in Control Severance Plan”), which provides for specified severance benefits in the event of termination by the Company without cause or by the employee for good reason following a change of control. The purpose of these arrangements is to preserve morale and productivity, and encourage retention, in the face of the disruptive impact of a change in control. Severance benefits under the Change in Control Severance Plan are market competitive and do not provide tax gross-ups. See “Potential Payments Upon Change in Control or Termination of Employment” beginning on page 74 for additional details.

Perquisites. L3 provides the named executive officers with modest perquisites consistent with competitive practices. In 2016, the named executive officers were eligible for an annual executive physical, supplemental life insurance and participation in an executive medical plan. We provide our Chief Executive Officer with a car and security driver, and access to L3’s fractionally-owned aircraft for occasional personal use. Our corporate aircraft policy requires that our Chief Executive Officer reimburse the Company for the incremental costs incurred in connection with his personal use of the aircraft. We also maintain a key employee relocation policy applicable to management employees generally. In 2016, Mr. Kubasik began to move his personal residence, and his relocation expenses were paid and/or reimbursed under this policy. For a further discussion, see Note 6 to the “Summary Compensation Table” beginning on page 62.

STOCK OWNERSHIP GUIDELINES AND RETENTION REQUIREMENTS

L3’s stock ownership guidelines reflect the Committee’s belief that executives should accumulate a meaningful level of ownership in Company stock to align their interests with those of our shareholders. The Chief Executive Officer is required to maintain a level of ownership that is equivalent in value to at least six times his base salary. Ownership guidelines for senior executives, other than the Chief Executive Officer, range from one and a half to three times base salary depending on roles and organizational levels. The Committee reviews progress toward guideline achievement annually. Each executive subject to stock ownership guidelines is required to retain 75% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired upon the vesting of stock awards or the exercise of stock options until the required multiple of base salary is met.

– 2017 Proxy Statement	57

COMPENSATION DISCUSSION AND ANALYSIS

The stock ownership of our named executive officers as of December 31, 2016, as compared to our guideline and retention requirements is as follows:

	Ownership Guideline (multiple of salary)	Stock Ownership (in dollars)	Stock Ownership (multiple of salary)	Subject to Retention Ratio
Michael T. Strianese	6.0	$24,020,580	17.3	No
Christopher E. Kubasik	3.0	1,297,000	1.4	Yes
Ralph G. D’Ambrosio	3.0	7,695,157	10.9	No
Curtis Brunson	3.0	13,103,972	19.2	No
Steve Kantor	3.0	5,995,615	8.5	No

“Stock ownership” is defined to include shares of Common Stock held outright, shares and share equivalents held in benefit plans, and unvested RSUs. Unvested performance units and unexercised stock options are not included in this calculation.

COMPENSATION CLAWBACK POLICY

Under L3’s clawback policy, the Company may recoup and/or cancel any incentive-based compensation, including equity-based compensation, awarded to executives on or after the effective date of the policy (January 1, 2012) under the following circumstances:

▪	The award was predicated upon the achievement of financial results that were subsequently the subject of a material restatement of L3’s financial statements;
▪	The executive’s fraud or willful misconduct was a significant contributing cause to the need for the restatement; and
▪	A smaller award would have been earned under the restated financial results.

Subject to the discretion and approval of the Board of Directors, the Company will, to the extent permitted by law, seek to recover the amount of incentive compensation paid or payable to the executive in excess of the amount that would have been paid based on the financial restatement.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

Our policies prohibit the hedging or pledging of our Common Stock by all executives, employees and non-employee directors.

COMPENSATION RISK ASSESSMENT

The Committee reviews and discusses with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the Company. As part of the 2016 assessment performed by L3, the following were determined on a collective basis for L3 and its subsidiaries:

▪	no business unit carries a significant portion of the Company’s risk profile;
▪	the Company’s compensation policies and practices are not structured differently from one business unit to another in any material respect;
▪	incentive compensation expense is not a significant percentage of the Company’s sales;
▪	the Company’s compensation programs do not vary significantly from the overall risk and reward structure of the Company;
▪	the Company’s long-term incentive awards are intended to align the interests of the Company’s executives and key employees with those of shareholders by linking a meaningful portion of their compensation to value creation over a multi-year period (and, with respect to senior executives, by utilizing overlapping performance periods and multiple performance measures such as relative TSR and cumulative EPS) to promote sustainable, long-term performance;
58	– 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

▪	the Company’s annual incentive awards, capped at 200% of target for corporate executives and 225% for group presidents, are based upon a variety of financial and nonfinancial performance measures, which, in the Company’s view, reward performance without incentivizing inappropriate risk-taking; and
▪	the Company has policies and procedures that require compensation programs adopted at the subsidiary and business unit level to be reviewed and approved by senior corporate management to, among other things, ensure that none of the Company’s or its subsidiaries’ compensation programs encourage inappropriate risk-taking.

The Committee has also adopted stock ownership guidelines for our senior executives, including our named executive officers, which are intended to align their long-term interests with those of our shareholders and to encourage a long-term focus in managing the Company. For a further discussion, see “Stock Ownership Guidelines and Retention Requirements” on page 57.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets specified requirements. The Committee considers the impact of this rule when developing and implementing its executive compensation programs; however, the Committee reserves the right to provide compensation that is not tax deductible if it believes the value in doing so outweighs the value of the lost tax deduction.

We intend that the compensation paid under our annual incentive plan and under our long-term incentive awards qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code. With respect to our annual incentive plan, we established maximum payment levels under the program in February 2016 using an objective formula based on our 2016 operating income. Similarly, with respect to RSUs awarded to our named executive officers in 2016, we included forfeiture conditions that established maximum grant date fair values using an objective formula based on our 2016 free cash flow. These formulas do not establish any entitlement to payments or awards at the calculated levels. The actual payments under our annual incentive plan for 2016 and the actual grant date fair values of RSUs awarded to our named executive officers in 2016 were less than the amounts generated by the applicable formulas.

In 2016, the portion of the base salary paid to Chief Executive Officer in excess of $1 million does not qualify as tax deductible compensation under Section 162(m). However, the Committee believes that the base salary awarded to our Chief Executive Officer in 2016 is appropriate in light of competitive market practices.

EQUITY GRANT TIMING

The Committee approves all long-term incentive awards to the named executive officers at in-person or telephonic meetings on an annual basis. We do not time the grant of equity awards, including stock options, to precede the release of non-public information. The Committee makes grants on an annual basis at a scheduled meeting in February, and may also approve the grant of long-term incentive awards in connection with or following new hires or promotions. Under the terms of the Company’s long-term equity incentive plans, the exercise price of each stock option granted is equal to the fair market value of the underlying Common Stock on the date of grant. The Committee does not grant discounted stock options and the Company’s long-term equity incentive plans do not permit stock option repricing without shareholder approval.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

Our EPS from continuing operations for the year ended December 31, 2015 includes the following items (the “2015 Items”): (1) non-cash goodwill impairment charges of $384 million ($264 million after income taxes, or $3.22 per diluted share) due to a decline in the estimated value of our Vertex Aerospace reporting unit and the re-allocation of goodwill of the business retained by L3 in connection with the sale of our National Security Solutions business, and (2) a loss on business divestitures of $31 million ($20 million after income taxes, or $0.25 per diluted share) relating to the 2015 divestitures of Marine Systems International, the Tinsley Product Line, Broadcast Sports, Inc. and Klein Associates, Inc.

– 2017 Proxy Statement	59

COMPENSATION DISCUSSION AND ANALYSIS

The following table provides a reconciliation of EPS from continuing operations to EPS from continuing operations, excluding the 2015 Items, for the year ended December 31, 2015:

For the year ended December 31, (per share amounts)	2016	2015
Diluted earnings per share	$8.21	$3.44
2015 Items	—	3.47
Diluted earnings per share excluding 2015 Items	$8.21	$6.91

Management believes that excluding the 2015 Items from EPS from continuing operations will allow shareholders to more easily compare the Company’s results from period to period. EPS from continuing operations, excluding the 2015 Items, is not intended to replace the most directly comparable GAAP measure.

60	– 2017 Proxy Statement

REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to L3’s Board of Directors that the Compensation Discussion and Analysis be included in L3’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

During 2016, Robert B. Millard (Chairman), Lewis Kramer and Lloyd W. Newton served as members of the Compensation Committee.

Robert B. Millard (Chairman)
Lewis Kramer
Lloyd W. Newton

– 2017 Proxy Statement	61

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers serving at our 2016 fiscal year-end. These officers are collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total(7) ($)
Michael T. Strianese (Chairman and Chief Executive Officer)	2016	1,390,000	5,000,086	2,999,997	3,532,000	2,214,427	113,250	15,249,760
	2015	1,378,923	5,000,030	3,000,004	951,800	180,986	102,304	10,614,047
	2014	1,350,000	5,000,003	3,000,002	731,600	4,583,292	100,496	14,765,393
Christopher E. Kubasik (President and Chief Operating Officer)	2016	905,365	1,600,074	959,999	1,400,000	—	232,509	5,097,947
Ralph G. D’Ambrosio (Senior Vice President and Chief Financial Officer)	2016	705,015	1,312,479	787,501	960,000	458,378	34,372	4,257,745
	2015	695,000	1,250,040	750,006	260,000	—	34,133	2,989,179
	2014	689,539	1,350,058	809,990	212,300	1,033,645	34,262	4,129,794
Curtis Brunson (Former Executive Vice President of Corporate Strategy and Development)(8)	2016	679,657	1,350,011	810,007	910,000	236,681	68,208	4,054,564
	2015	664,461	1,349,997	810,000	250,000	47,382	67,409	3,189,249
	2014	643,173	1,350,058	809,990	333,900	603,652	64,682	3,805,455
Steve Kantor (Former Senior Vice President and President of Electronic Systems)(8)	2016	702,015	825,020	495,004	1,202,000	452,731	71,416	3,748,186
	2015	686,461	824,998	495,001	880,000	172,222	81,053	3,139,735
	2014	666,538	825,017	495,003	797,000	713,726	55,421	3,552,705
(1)	Represents the grant date fair values of RSUs and performance units, which are calculated in accordance with the accounting standards for share-based compensation using L3’s stock price on the date of grant. For a discussion of the general terms of RSUs and performance units, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Long-Term Incentives” beginning on page 53.

RSUs are subject to forfeiture conditions based on L3’s FCF for the fiscal year in which they were granted. For a further discussion of these conditions, see Note 4 to the “2016 Grants of Plan-Based Awards” table beginning on page 65.

The grant date fair value of the performance units assumes that the Target level of performance is achieved, which represents the probable outcome of the performance conditions of the awards on the date of grant. The following table provides the value of the performance units granted in 2016 as of their grant date assuming the Target and Maximum levels of performance are achieved:

Name	Target ($)	Maximum ($)
Michael T. Strianese	2,000,034	4,000,068
Christopher E. Kubasik	640,030	1,280,060
Ralph G. D’Ambrosio	524,992	1,049,984
Curtis Brunson	539,981	1,079,962
Steve Kantor	330,008	660,016
(2)	Represents the grant date fair value of stock options, calculated in accordance with the accounting standards for share-based compensation. See Note 17 to the audited consolidated financial statements included in L3’s 2016 Annual Report on Form 10-K for a discussion of the assumptions used in calculating equity compensation expense in connection with stock options. For a discussion of the general terms of our stock options, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Long-Term Incentives – Stock Options” on page 54.
62	– 2017 Proxy Statement

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

(3)	Amounts reported in this column represent amounts earned under the annual incentive plan for each of the years indicated, although the actual payments were made in the following year. No amounts were earned under long-term performance cash awards whose performance period ended during any of the years indicated. For a further discussion of these awards, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Annual Incentives” beginning on page 47 and “Compensation Discussion and Analysis – Payment of Performance Awards for the 2014-2016 Award Cycle” on page 56.
(4)	Amounts reported in this column represent the increase in the actuarial value of defined benefit plans and also include above-market interest earned on deferred compensation balances. Actuarial value computations are based on assumptions discussed in Note 19 to the audited consolidated financial statements included in L3’s 2016 Annual Report on Form 10-K.

None of the named executive officers earned above-market interest on deferred compensation balances for 2016 other than Mr. Brunson. The amount reported for Mr. Brunson for 2016 reflects an increase of $228,598 in the actuarial value of defined benefit plans, and $8,083 in above-market interest on deferred compensation balances.

Mr. Kubasik does not participate in L3’s defined benefit plans because they were closed to new participants hired on or after January 1, 2007.

(5)	The increases in the actuarial value of defined benefit plans included in this column are strongly related to changes in actuarial assumptions made since 2013 as required under GAAP. The table below sets forth the different actuarial assumptions used to calculate the change in pension value for the years indicated:
	Actuarial Assumptions
Year	Discount Rate	Post-Retirement Mortality
2016	4.46%	RP-2014 Annuitant Mortality table (adjusted back to 2006), projected generationally with the 2014 Social Security Administration Intermediate-Cost Projections Scale
2015	4.70%	RP-2014 Annuitant Mortality table (adjusted back to 2006), projected generationally with the 2014 Social Security Administration Intermediate-Cost Projections Scale
2014	4.20%	RP-2014 Annuitant Mortality table (adjusted back to 2006), projected generationally with the 2014 Social Security Administration Intermediate-Cost Projections Scale
2013	5.10%	RP-2000 Annuitant Mortality table, projected 7 years from valuation date

If no change had been made to the 2013 discount rate and mortality assumptions, the amounts that would have been reported in this column for the named executive officers for 2016, 2015 and 2014 would have been as follows:

	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Name	2016 ($)	2015 ($)	2014 ($)
Michael T. Strianese	1,481,238	1,378,372	1,456,991
Christopher E. Kubasik	—
Ralph G. D’Ambrosio	242,351	224,501	286,941
Curtis Brunson	135,492	152,440	223,309
Steve Kantor	332,116	256,624	322,787

– 2017 Proxy Statement	63

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

(6)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table above for 2016.
Name	Employer Contribution to Employee Savings Plan ($)	Life Insurance(a) ($)	Medical Insurance Benefits(b) ($)	Other ($)		Total ($)
Michael T. Strianese(c)	16,600	28,380	9,690	58,580	(d)	113,250
Christopher E. Kubasik(e)	16,600	28,184	15,403	172,322	(f)	232,509
Ralph G. D’Ambrosio	10,600	12,144	11,628	—		34,372
Curtis Brunson	16,600	26,318	9,690	15,600	(g)	68,208
Steve Kantor	16,600	44,591	9,690	535	(h)	71,416
(a)	Represents payments of premiums for executive and group term life insurance.
(b)	Represents payments of premiums for a Company-provided executive medical reimbursement plan.
(c)	Mr. Strianese has access to L3’s fractionally-owned aircraft for occasional personal use. Mr. Strianese is required to and did reimburse L3 for all incremental costs incurred by L3 in connection with his personal use of the aircraft.
(d)	Represents incremental costs of $37,780 associated with the use of a Company car, which include the monthly lease payments, maintenance, gas, tolls, parking and all other costs associated with the car, and payments of $20,800 for financial planning services.
(e)	In 2016, Mr. Kubasik was provided access to L3’s fractionally-owned aircraft on a one-time basis in connection with a family emergency. Mr. Kubasik reimbursed L3 for all incremental costs incurred by L3 in connection with this use.
(f)	Represents payments of $156,124 for relocation expenses and $16,198 for financial planning services. Consistent with our key employee relocation policy applicable to management employees generally, the amount for relocation expenses includes a gross-up payment of $82,500 related to the portion of the relocation expenses treated as taxable compensation, in order to make the relocation tax neutral to the employee.
(g)	Represents payments for financial planning services.
(h)	Represents payments for spousal travel to a Company-sponsored event.
(7)	The amounts in this column include increases in the actuarial value of defined benefit plans reported for each year, which are strongly related to changes in actuarial assumptions described in Note 5 above. If no changes had been made to these actuarial assumptions, the amounts that would have been reported in this column for the named executive officers for 2016, 2015 and 2014 would have been as follows:
	Total
Name	2016 ($)	2015 ($)	2014 ($)
Michael T. Strianese	14,516,572	11,811,433	11,639,092
Christopher E. Kubasik	5,097,947
Ralph G. D’Ambrosio	4,041,718	3,213,680	3,383,090
Curtis Brunson	3,961,458	3,297,336	3,425,112
Steve Kantor	3,627,571	3,224,137	3,161,766
(8)	Messrs. Brunson and Kantor transitioned from their respective roles indicated in the table effective March 1, 2017, and will be retiring from the Company in the second quarter of 2017.
64	– 2017 Proxy Statement

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

2016 Grants of Plan-Based Awards

The following table provides information regarding: (1) annual incentive plan awards and long-term performance cash awards under the L3 Technologies, Inc. Amended and Restated 2012 Cash Incentive Plan, and (2) performance unit, RSU and stock option awards under the L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan. Plan-based awards are generally granted to the named executive officers on an annual basis in February.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael T. Strianese	AIP(1)	2/16/16	—	2,293,500	4,587,000
	PCA(2)	2/16/16	500,000	2,000,000	4,000,000
	PU(3)	2/16/16				8,606	17,212	34,424			2,000,034
	RSU(4)	2/16/16				—	25,818	25,818			3,000,052
	Option(5)	2/16/16				91,575	183,150	183,150		116.20	2,999,997
Christopher E. Kubasik	AIP(1)	2/16/16	—	907,500	1,815,000
	PCA(2)	2/16/16	160,000	640,000	1,280,000
	PU(3)	2/16/16				2,754	5,508	11,016			640,030
	RSU(4)	2/16/16				—	8,262	8,262			960,044
	Option(5)	2/16/16							58,608	116.20	959,999
Ralph G. D’Ambrosio	AIP(1)	2/16/16	—	638,100	1,276,200
	PCA(2)	2/16/16	131,250	525,000	1,050,000
	PU(3)	2/16/16				2,259	4,518	9,036			524,992
	RSU(4)	2/16/16				—	6,777	6,777			787,487
	Option(5)	2/16/16							48,077	116.20	787,501
Curtis Brunson	AIP(1)	2/16/16	—	615,150	1,230,300
	PCA(2)	2/16/16	135,000	540,000	1,080,000
	PU(3)	2/16/16				2,324	4,647	9,294			539,981
	RSU(4)	2/16/16				—	6,971	6,971			810,030
	Option(5)	2/16/16							49,451	116.20	810,007
Steve Kantor	AIP(1)	2/16/16	—	706,000	1,588,500
	PCA(2)	2/16/16	82,500	330,000	660,000
	PU(3)	2/16/16				1,420	2,840	5,680			330,008
	RSU(4)	2/16/16				—	4,260	4,260			495,012
	Option(5)	2/16/16							30,220	116.20	495,004
(1)	Represents the Threshold, Target and Maximum cash payout opportunities for fiscal 2016 under the annual incentive plan, which were established by the Compensation Committee in February 2016. For a further discussion of the payout opportunities, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Annual Incentives” beginning on page 47.
(2)	Represents long-term performance cash awards granted to the named executive officers. The final value of each award will vary based upon L3’s relative TSR achieved over the three-year performance period beginning January 1, 2016 and ending December 31, 2018 in relation to TSR performance requirements established by the Compensation Committee in February 2016. The amounts disclosed in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the amounts of cash to be paid assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these awards over the performance period. See “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Long-Term Incentives – Performance Awards” beginning on page 54 for a further discussion of the performance cash awards. See “– Potential Payments Upon Change in Control or Termination of Employment – Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance cash awards.
(3)	Represents performance units granted to the named executive officers, which are payable in shares of our Common Stock at the end of the performance period. The final number of shares of our Common Stock issuable for each unit will vary based upon L3’s EPS achieved over the three-year performance period beginning January 1, 2016 and ending December 31, 2018 in relation to EPS performance requirements established by the Compensation Committee in February 2016. The amounts disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the number of shares of our Common Stock issuable
– 2017 Proxy Statement	65

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these units over the performance period. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the performance unit awards assuming that the Target level of performance for the awards is achieved, as calculated in accordance with the accounting standards for share-based compensation. See “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Long-Term Incentives – Performance Awards” beginning on page 54 for a further discussion of the performance units. See “– Potential Payments Upon Change in Control or Termination of Employment – Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance units.

(4)	Represents RSUs granted to the named executive officers, which vest three years after the grant date and are subject to forfeiture conditions based on a grant date fair value limit equal to 0.5% of L3’s 2016 FCF (or 1.0% of L3’s 2016 FCF, in the case of the RSUs granted to Mr. Strianese). If the grant date fair value of an executive’s RSU award exceeds the applicable limit, then the portion of the executive’s award exceeding this limit is forfeited. The Threshold level of performance reported in the table above assumes that L3’s 2016 FCF is negative, resulting in the forfeiture of all RSUs. The Target and Maximum levels of performance reported in table above assume that L3’s 2016 FCF is sufficient to avoid any forfeiture of the RSUs. The calculation of FCF under these awards is identical to the calculation of FCF under the annual incentive plan for fiscal 2016 performance. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the RSU awards assuming that L3’s 2016 FCF is sufficient to avoid any forfeiture of the awards, as calculated in accordance with the accounting standards for share-based compensation. For a discussion of the FCF calculation, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Annual Incentives” beginning on page 47. For a further discussion of our RSUs, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Long-Term Incentives – RSUs” on page 56. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs, see “– Potential Payments Upon Change in Control or Termination of Employment – Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75.
(5)	Represents stock options granted to the named executive officers. The awards have an exercise price equal to the closing price of our Common Stock on the grant date, and provide value to the recipient only if the price of our Common Stock increases after the grant date. Stock options have a term of ten years and vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date and, in the case of the options granted to Mr. Strianese, are also subject to two separate vesting conditions based on L3’s 2016 financial performance, which include L3 achieving consolidated EPS of at least $6.38 and consolidated FCF of at least $701 million, calculated on the same basis used for these measures under the annual incentive plan for fiscal 2016 performance. For a further discussion, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Annual Incentives” beginning on page 47. With regard to the options granted to Mr. Strianese, the Threshold level of performance reported in the table above assumes the satisfaction of only one of the financial performance conditions, while the Target and Maximum levels of performance reported in table above assume the satisfaction of both financial performance conditions. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the option awards, as calculated in accordance with the accounting standards for share-based compensation. With regard to the options granted to Mr. Strianese, the amount disclosed in the Grant Date Fair Value of Stock and Option Awards column assumes that both of the financial performance conditions of his award are satisfied. For a further discussion of the stock options, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Long-Term Incentives – Stock Options” on page 54. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “– Potential Payments Upon Change in Control or Termination of Employment – Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75.
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Outstanding Equity Awards at Fiscal Year End 2016

The following table provides information with respect to holdings of exercisable and unexercisable stock options, and unvested and (as applicable) unearned RSUs and performance units held by the named executive officers at December 31, 2016.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Michael T. Strianese	2/16/16	—	183,150	116.20	2/16/26	25,818	3,927,176	34,424	5,236,235
	2/17/15	48,971	97,944	129.31	2/17/25	23,200	3,528,952	15,467	2,352,685
	2/19/14	93,458	46,729	113.67	2/19/24	26,392	4,014,487
	2/20/13	248,344	—	77.00	2/20/23
	2/22/12	26,528	—	67.49	2/22/22
	2/24/11	248,015	—	76.82	2/24/21
	2/23/10	208,961	—	86.41	2/23/20
	7/28/09	187,484	—	70.53	7/28/19
	7/29/08	183,981	—	92.31	7/29/18
Christopher E. Kubasik	2/16/16	—	58,608	116.20	2/16/26	8,262	1,256,733	11,016	1,675,644
	10/30/15	16,989	33,979	126.40	10/30/25
Ralph G. D’Ambrosio	2/16/16	—	48,077	116.20	2/16/26	6,777	1,030,849	9,036	1,374,466
	2/17/15	12,243	24,486	129.31	2/17/25	5,800	882,238	3,867	588,209
	2/19/14	25,233	12,617	113.67	2/19/24	7,126	1,083,936
	2/20/13	62,086	—	77.00	2/20/23
	2/22/12	20,978	—	67.49	2/22/22
	2/24/11	39,262	—	76.82	2/24/21
	2/23/10	36,144	—	86.41	2/23/20
	7/29/08	9,000	—	92.31	7/29/18
Curtis Brunson	2/16/16	—	49,451	116.20	2/16/26	6,971	1,060,359	9,294	1,413,710
	2/17/15	13,222	26,445	129.31	2/17/25			4,176	635,211
	2/19/14	25,233	12,617	113.67	2/19/24
	2/20/13	62,086	—	77.00	2/20/23
Steve Kantor	2/16/16	—	30,220	116.20	2/16/26	4,260	647,989	5,680	863,985
	2/17/15	8,080	16,161	129.31	2/17/25			2,552	388,185
	2/19/14	15,420	7,711	113.67	2/19/24
(1)	In connection with our spin-off of Engility Holdings, Inc. on July 17, 2012, the number of shares subject to then outstanding option awards, and the exercise price for the option awards, were adjusted to maintain the intrinsic value of each award as required pursuant to the terms of the stock-based compensation plans under which they were issued. The awards otherwise retained the original terms and conditions after adjustment, except in the case of financial performance conditions, which were also adjusted to reflect the spin-off.
(2)	Stock options vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date and, in the case of the options granted to Mr. Strianese in 2011 and subsequent years, are also subject to performance-based vesting conditions that have been fully satisfied. For a further discussion, see “Compensation Discussion and Analysis – Elements of 2016
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Target Pay – Long-Term Incentives – Stock Options” on page 54. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “– Potential Payments Upon Change in Control or Termination of Employment – Effect of Change in Control or Termination of Employment Upon Long–Term Incentive Awards” beginning on page 75.

(3)	Represents RSUs, which vest three years after the grant date and are subject to forfeiture conditions based on L3’s FCF for the fiscal year in which they were granted. Our FCF for each of our three most recent completed fiscal years was sufficient to avoid any forfeiture of the RSUs. For a further discussion of the forfeiture conditions, see Note 4 to the “2016 Grants of Plan-Based Awards” table beginning on page 65. On the vesting date, each RSU automatically converts into the right to receive one share of our Common Stock. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSU awards, see “– Potential Payments Upon Change in Control or Termination of Employment – Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75. For a further discussion concerning the effect of retirement eligibility on outstanding RSU awards, see Note 2 to the “2016 Option Exercises and Stock Vested” table on page 69.
(4)	The market value is based on the closing price of our Common Stock on December 30, 2016, the last trading day of 2016, of $152.11, multiplied by the number of shares or units, and does not include accumulated cash dividend equivalents payable upon the vesting of RSUs or performance units, as applicable.
(5)	Reflects the number of shares of our Common Stock issuable under performance units granted in 2016 and 2015 assuming achievement of the Maximum and Target levels of performance for these units, respectively. The Maximum level of performance is reported for the performance units granted in 2016 because the Company’s performance from the beginning of the applicable performance period (January 1, 2016) through December 31, 2016, measured against the applicable performance goals, exceeded the Target level of performance. The Target level of performance is reported for the performance units granted in 2015 because the Company’s performance from the beginning of the applicable performance period (January 1, 2015) through December 31, 2016, measured against the applicable performance goals, was greater than the Threshold level of performance but did not exceed the Target level of performance. For a further discussion of our performance units, see “Compensation Discussion and Analysis – Elements of 2016 Target Pay – Long-Term Incentives – Performance Awards” beginning on page 54. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “– Potential Payments Upon Change in Control or Termination of Employment – Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75.
68	– 2017 Proxy Statement

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

2016 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and vesting of RSUs held by our named executive officers during the year ended December 31, 2016. No shares were earned under performance units held by our named executive officers during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Michael T. Strianese	245,511	13,608,733	38,961	4,580,255
Christopher E. Kubasik	—	—	—	—
Ralph G. D’Ambrosio	49,152	2,672,890	9,740	1,145,034
Curtis Brunson	—	—	6,264	736,396
Steve Kantor	16,090	901,040	3,828	450,020
(1)	Value realized on exercise is based on the difference between the aggregate exercise price and the fair market value of the shares acquired at the time of exercise.
(2)	On February 18, 2016, Messrs. Brunson and Kantor became eligible for qualified retirement under the terms of their RSUs granted on February 17, 2015. Accordingly, the shares underlying their RSU awards are deemed to have vested on February 18, 2016. However, in accordance with the terms of the RSUs, these shares will not be delivered until February 17, 2018, unless accelerated due to death, disability or a change in control. For a further discussion, see “ – Potential Payments Upon Change in Control or Termination of Employment–Effect of Change of Control or Termination of Employment Upon Long–Term Incentive Awards” beginning on page 75. For information regarding shares delivered to Messrs. Brunson and Kantor in 2016 in respect of RSUs deemed to have vested in prior years, see “ – 2016 Nonqualified Deferred Compensation” table on page 73.
(3)	Value realized on vesting is based on the fair market value of the shares at the time of vesting and includes the value of payments in lieu of fractional shares. The amounts in this column do not include accrued cash dividends realized on vesting.
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TABULAR EXECUTIVE COMPENSATION DISCLOSURE

2016 Pension Benefits

The following table provides information regarding the pension benefits for our named executive officers under L3’s tax-qualified and supplemental plans. The named executive officers participate in multiple tax-qualified or supplemental pension plans. The purpose of each plan is to provide the named executive officers retirement benefits as part of their overall compensation package. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)		Payments During Last Fiscal Year ($)
Michael T. Strianese(2)	L3 Technologies, Inc. Pension Plan	26.17	(3)	1,234,887	(4)	—
	L3 Technologies, Inc. Supplemental Executive Retirement Plan	26.17	(3)	18,876,686	(4)	—
Christopher E. Kubasik(5)	—	—		—		—
Ralph G. D’Ambrosio(6)	L3 Technologies, Inc. Pension Plan	19.42		559,258		—
	L3 Technologies, Inc. Supplemental Executive Retirement Plan	19.42		2,584,544		—
Curtis Brunson(7)	L3 Communication Systems – West Retirement Plan	31.58	(3)	556,148	(8)	—
	L3 Technologies, Inc. Pension Plan	9.92		494,155		—
	L3 Technologies, Inc. Supplemental Executive Retirement Plan	41.50	(3)	2,449,154	(8)	—
Steve Kantor(7)	L3 Technologies, Inc. Pension Plan	14.00		672,571		—
	L3 Technologies, Inc. Supplemental Executive Retirement Plan	14.00		3,220,557		—
(1)	The present values of the accumulated benefits in the table were determined using the same assumptions that were used by L3 as of December 31, 2016 for financial reporting purposes, including an effective discount rate of 4.46% and post-retirement mortality in accordance with the RP-2014 table (adjusted back to 2006) projected generationally with the 2014 Social Security Administration Intermediate-Cost Projections Scale. We used age 65, the normal retirement age under the pension plans and the supplemental executive retirement plan (or current age, if greater), to determine the present value of the accumulated benefits in the table. For the other assumptions used in calculating the present value of the accumulated benefits, see Note 19 to the audited consolidated financial statements included in L3’s 2016 Annual Report on Form 10-K.
(2)	Mr. Strianese is eligible for early retirement under the retirement plans in which he participates.
(3)	L3 was formed in 1997 through the acquisition of ten pre-existing business units from Lockheed Martin Corporation. In connection with the acquisition, L3 hired the employees of these business units and acquired their associated pension plan assets, subject to the obligation to provide these employees with credit for the years of service that they had previously accrued under the pension plans. Accordingly, the years of credited service reflected for Messrs. Strianese and Brunson in the table above include 6.50 and 21.75 years of service, respectively, that had been accrued by them as employees of these business units or their predecessors at the time of L3’s formation.
(4)	The present value of the benefits reported for Mr. Strianese that are attributable to his years of service to predecessors as described in Note 3 above is $306,716 with respect to the L3 Technologies, Inc. Pension Plan and $4,688,516 with respect to the L3 Technologies, Inc. Supplemental Executive Retirement Plan (the “Restoration SERP”).
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(5)	Mr. Kubasik does not participate in the L3 Technologies, Inc. Pension Plan or the Restoration SERP because these plans were closed to new participants hired on or after January 1, 2007.
(6)	Mr. D’Ambrosio has not yet met the eligibility requirements for early retirement under the retirement plans in which he participates because he has not attained age 55.
(7)	Messrs. Brunson and Kantor are eligible for retirement under the retirement plans in which they participate.
(8)	The present value of the benefits reported for Mr. Brunson that are attributable to his years of service to predecessors as described in Note 3 above is $383,034 with respect to the L3 Communication Systems – West Retirement Plan and $271,692 with respect to the Restoration SERP.

The present value of the accumulated benefits for each of the named executives shown in the table above reflects the present value of the benefits earned under each of the pension plans as of December 31, 2016. The pension benefits that are the basis for the present values of the accumulated benefits shown are calculated based on all years of creditable service with L3 and its predecessor companies under each of the plans as of December 31, 2016.

A more complete discussion of the material factors useful to an understanding of each plan is presented below.

Tax-Qualified Pension Plans

L3 Technologies, Inc. Pension Plan

Eligibility
Employees were eligible to participate in the plan after one year of service and upon attaining 21 years of age. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.
Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, if they have ten years of eligibility service.
Earnings
Earnings are defined as base pay, overtime, commissions and performance-based cash bonuses (excluding long-term incentive awards payable in cash) and are limited to the IRS earnings limit of $265,000 in 2016 and $270,000 in 2017.

Final Average Earnings (“FAE”)	FAE is equal to the average of the participant’s earnings for the five calendar years during the ten calendar years prior to date of termination that result in the highest average earnings amount.
Social Security Wage Base	The wage level at which social security tax is applied for a given year.
Covered Compensation
Covered Compensation is equal to the average of the Social Security Wage Bases for 35 calendar years ending with the year the participant attains Social Security retirement age; however, upon separation from service, Covered Compensation is determined as of the date of separation.

Benefit Plan Formula
The annual pension benefit is equal to 1.5% of FAE up to Covered Compensation, plus 1.75% of FAE in excess of Covered Compensation, for each plan year (partial and completed months) of accrual service.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 1/180 for each of the first 60 months prior to age 65 and 1/360 for each of the next 60 months.
Payment Options
The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

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TABULAR EXECUTIVE COMPENSATION DISCLOSURE

L3 Communication Systems – West Retirement Plan

Eligibility
Employees were eligible to participate in the plan if they were participants in the Lockheed Martin Tactical Defense Systems Retirement Plan on April 30, 1997 and became employees of L3 Communication Systems-West on May 1, 1997.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.
Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, if they have five years of eligibility service.
Earnings
Earnings are defined as regular pay plus overtime, commissions, performance-based cash bonuses (excluding long-term incentive awards payable in cash) and fringe benefits and are limited to the IRS earnings limit of $240,000 in 2016 and 2017.

Final Average Earnings (“FAE”)
FAE is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the average of the participant’s earnings for the 60 consecutive months during the 120 consecutive months prior to January 1, 1991 that result in the highest average earnings amount.

Social Security Wage Base	The wage level at which social security tax is applied for a given year.
Final Average Social Security Wage Base (“FASS”)
FASS is equal to the average of the Social Security Wage Bases (determined at the start of each plan year) for the last five consecutive years prior to termination; however, the FASS for the five years prior to January 1, 1991 is $46,020.

Benefit Plan Formula
The annual pension benefit is equal to the sum of (a)(1) 1% of pre-1991 FAE up to 50% of the pre-1991 FASS plus 1.35% of pre-1991 FAE in excess of the pre-1991 FASS, multiplied by (2) years of accrual service as of December 31, 1990, and (b) for each year of accrual service after January 1, 1991, 1% of earnings for the year up to 50% of the FASS for the year plus 1.35% of earnings for the year in excess of 50% of the FASS for the year.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 6% for each year prior to age 65, or age 62 for a participant with 20 years or more of vesting service.
Payment Options
The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

Supplemental Plan

The provisions of the L3 Technologies, Inc. Supplemental Executive Retirement Plan (the “Restoration SERP”) are substantially identical to the provisions of the tax-qualified pension plans described above (the “Qualified Pension Plans”). However, the Restoration SERP takes into consideration earnings above the annual IRS earnings limit and provides a non-qualified benefit to participants based on earnings in excess of the IRS limit or the benefit limits under Section 415 of the Internal Revenue Code.

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TABULAR EXECUTIVE COMPENSATION DISCLOSURE

2016 Nonqualified Deferred Compensation

The following table provides information regarding: (1) contributions, earnings and balances for our named executive officers under the L3 Deferred Compensation Plans and (2) shares and cash dividend equivalents underlying RSU awards deemed to have vested based on the retirement eligibility of our named executive officers (“Retirement Eligible RSU Awards”).

Name	Plan or Award	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2)(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End(5)(6) ($)
Michael T. Strianese	—	—	—	—	—	—
Christopher E. Kubasik	—	—	—	—	—	—
Ralph G. D’Ambrosio	—	—	—	—	—	—
Curtis Brunson	L3 Deferred Compensation Plans(7)	—	—	164,645	—	4,787,189
	Retirement Eligible RSU Awards(8)	—	751,868	468,042	(1,215,162)	2,126,161
Steve Kantor	L3 Deferred Compensation Plans(9)	—	—	17,418	(133,706)	506,080
	Retirement Eligible RSU Awards(8)	—	459,475	287,004	(680,566)	1,299,356
(1)	Represents the value of Retirement Eligible RSU Awards deemed to have vested in 2016. The value reported is based on the sum of (a) the number of shares underlying the awards multiplied by the closing price of our Common Stock on the vesting date and (b) accrued cash dividend equivalents in respect of these awards as of the vesting date. The grant date fair value of these awards is included in the Stock Awards column for 2015 in the “Summary Compensation Table” on page 62. For further information concerning the Retirement Eligible RSU awards that vested in 2016 and their respective grant date fair values, see Note 8 below.
(2)	Represents, in the case of L3 Deferred Compensation Plans, aggregate earnings in the last fiscal year, which are based on the prime interest rate. The average interest rate for the year was 3.50%. The amounts reported include $8,083 of above-market interest for Mr. Brunson. The above-market interest is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2016 in the “Summary Compensation Table” on page 62.
(3)	Represents, in the case of each Retirement Eligible RSU Award, the sum of (a) the change in market value of the shares underlying such award during the period in 2016 for which the award was deemed to have been vested but the underlying shares remained undelivered and (b) the aggregate cash dividend equivalents that accrued in respect of such award during this period. These amounts are not considered above-market or preferential earnings and, accordingly, are not included in the “Summary Compensation Table” on page 62. For further information concerning the Retirement Eligible RSU Awards included in this column, see Note 8 below.
(4)	Represents, in respect of Retirement Eligible RSU Awards, the value of the underlying shares delivered and cash dividend equivalents paid to the named executive officers during 2016. The value reported for each award is based on the sum of (a) the number of shares delivered multiplied by the closing price of our Common Stock as of the latest trading date on or prior to the date the shares became deliverable and (b) the amount of cash dividend equivalents paid in respect of the award. For further information concerning the Retirement Eligible RSU Awards included in this column, see Note 8 below.
(5)	Includes, in the case of L3 Deferred Compensation Plans, $2,273,783 and $451,822 in executive contributions from Messrs. Brunson and Kantor, respectively, that were reported in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Tables for previous years.
(6)	Represents, in the case of Retirement Eligible RSU Awards, the value of the underlying shares and cash dividend equivalents that were deemed to have vested but remained undelivered and unpaid, respectively, as of December 31, 2016. The value reported represents the sum of (a) the number of shares underlying the awards multiplied by $152.11, the closing price of our Common Stock on December 30, 2016, the last trading day of 2016, and (b) accrued cash dividend equivalents in respect of these awards as of December 31, 2016. The grant date fair value of each Retirement Eligible RSU Award included in this column is included in the Stock Awards column for 2015 or 2014, as applicable, in the “Summary Compensation Table” on page 62. For further information concerning the Retirement Eligible RSU Awards included in this column and their respective grant date fair values, see Note 8 below.
(7)	Mr. Brunson maintained balances under two deferred compensation plans in the last fiscal year as follows:
	Plan I ($)	Plan II ($)
Aggregate Earnings in Last Fiscal Year	31,029	133,616
Aggregate Balance at Last Fiscal Year End	902,131	3,885,058

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(8)	The following table provides additional information regarding the Retirement Eligible RSU Awards held by our named executive officers during 2016.
Name	Grant Date	Number of Shares Underlying RSU Award (#)	Grant Date Fair Value ($)	Vesting Date(a)	Delivery Date(b)
Curtis Brunson	2/17/15	6,264	809,998	2/18/16	2/17/18
	2/19/14	7,126	810,012	2/20/15	2/19/17
	2/20/13	9,740	749,980	2/21/14	2/20/16
Steve Kantor	2/17/15	3,828	494,999	2/18/16	2/17/18
	2/19/14	4,355	495,033	2/20/15	2/19/17
	2/20/13	5,455	420,035	2/21/14	2/20/16
(a)	Reflects the date on which the RSU award is deemed to have vested based on the retirement eligibility of the named executive officer.
(b)	Reflects the date on which the shares and accrued cash dividend equivalents underlying the RSU award are to be delivered and paid, respectively, to the named executive officer. The Delivery Date is subject to acceleration in the event of death, disability or a change in control. For a further discussion, see “– Potential Payments Upon Change in Control or Termination of Employment – Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75.
(9)	Mr. Kantor’s earnings, distributions and balance under deferred compensation plans solely relate to the L3 Technologies, Inc. Deferred Compensation Plan II.

For a further discussion of the L3 Deferred Compensation Plans, see “Compensation Discussion and Analysis – Executive Benefits and Perquisites – Deferred Compensation Plans” on page 57.

Potential Payments Upon Change in Control or Termination of Employment

Change in Control Severance Plan

Under our Change in Control Severance Plan, executive officers and other corporate employees are entitled to severance benefits if, under specified conditions, their employment is terminated in connection with or following a change in control of L3. The material terms of the program with respect to our named executive officers are as follows:

Protection Period
Two years following the occurrence of a change in control. In addition, the program covers terminations that become effective prior to the occurrence of a change in control if such termination occurs (1) upon the request of the acquirer or (2) otherwise in anticipation of the change in control.

Payout Requirements	Severance payments are required following termination by us without cause, or termination by the executive for good reason, during the Protection Period.
Severance Benefits	Lump sum payment equal to a multiple of current annual salary and average annual incentive plan awards for the prior three years:
▪ Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and Executive Vice Presidents – three times
▪ Senior Vice Presidents and Group Presidents – two and a half times
Annual Incentive Plan Award for Year of Termination
Pro rata award based on (a) the number of months worked in the year of termination and (b) the average annual incentive plan awards for the prior three years (or the actual annual incentive plan award payable for the full year of termination, if performance is determinable at the time of termination).

Benefits/Perquisites Continuation	Continuation of medical and life insurance benefits at the same cost to the executive, or cash equal to any increased premiums, for the same period as the severance multiple.
Restrictive Covenants	Non-competition and non-solicitation covenants for one year following termination of employment.
Amendment or Termination of the Plan	Prior to the occurrence of a change in control, the Compensation Committee may amend or terminate the program at any time upon 90 days written notice.
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Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards

The following table summarizes the effect of the following events upon outstanding long-term incentive awards granted to our named executive officers on or prior to December 31, 2016.

Long-Term Incentive Award Type	Change in Control	Death/ Disability	Qualified Retirement(1)	Termination by Company for Cause	Termination by Company without Cause	Resignation
Stock Options	Immediate vesting of remaining unvested award.	Immediate vesting of remaining unvested award.	Unvested options are forfeited.	Forfeiture of remaining unexercised award.	Unvested options are forfeited.	Unvested options are forfeited.
RSUs	Immediate vesting and delivery of full award.	Immediate vesting and delivery of full award.	Full award is deemed to have vested, but underlying shares and dividend equivalents remain undelivered and unpaid until expiration of original three-year vesting period.	Forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.
Performance Awards	Immediate vesting based on Target level of performance, prorated to reflect reduced service period.(2)	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of full award.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of full award.
(1)	Qualified Retirement is defined as a termination of employment that satisfies all of the following: (a) the executive terminates employment more than one year after the grant date of the applicable award (or in the case of performance awards, one year after the first day of the applicable performance period), (b) the executive terminates employment on or after attaining age 65 and completing at least five years of service (which must be continuous through the date of termination except for a single break in service that does not exceed one year in length), (c) the executive is not subject to termination for cause by the Company at the time of the employee’s termination and (d) the executive is available for consultation following the termination of employment at the reasonable request of the Company.
(2)	In connection with a change in control, the Compensation Committee has the discretion to increase this payment (but not above the benefit payable for the Maximum level of performance achievement) to the extent (if any) that the Compensation Committee is able to assess that the Company’s progress towards achievement of the applicable performance measures, at or prior to the change in control, exceeds the Target performance level requirement as adjusted to reflect the reduced service period.
– 2017 Proxy Statement	75

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Payments Upon Change in Control or Termination of Employment

The following table quantifies the payments under our severance arrangements, long-term incentive awards and the Restoration SERP that would be made assuming that a change in control, death or disability occurred on December 30, 2016, the last business day of 2016. Payments under other plans that do not change as a result of a change in control or termination of employment are found elsewhere in this Proxy Statement under “2016 Pension Benefits” beginning on page 70 and “2016 Nonqualified Deferred Compensation” on page 73 and are not included in this table. In addition, payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table.

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Michael T. Strianese
Severance(1)(2)	8,566,900	—
Medical Benefits(1)(3)	75,366	—
Life Insurance Premiums(1)(3)	85,140	—
Outplacement Benefits(1)(4)	6,400	—
Acceleration of Stock Options(5)(6)	10,606,302	10,606,302
Acceleration of RSUs(7)(8)	11,874,043	11,874,043
Acceleration of Performance Awards(9)(10)	5,733,427	—
Restoration SERP(11)	1,303,527	—
TOTAL	38,251,105	22,480,345
Christopher E. Kubasik
Severance(1)(2)	5,422,500	—
Medical Benefits(1)(3)	116,589	—
Life Insurance Premiums(1)(3)	84,552	—
Outplacement Benefits(1)(4)	6,400	—
Acceleration of Stock Options(5)(6)	2,978,213	2,978,213
Acceleration of RSUs(7)(8)	1,279,867	1,279,867
Acceleration of Performance Awards(9)(10)	497,698	—
Restoration SERP(11)(12)	—	—
TOTAL	10,385,819	4,258,080
Ralph G. D’Ambrosio
Severance(1)(2)	3,419,300	—
Medical Benefits(1)(3)	105,264	—
Life Insurance Premiums(1)(3)	36,432	—
Outplacement Benefits(1)(4)	6,400	—
Acceleration of Stock Options(5)(6)	2,769,723	2,769,723
Acceleration of RSUs(7)(8)	3,102,902	3,102,902
Acceleration of Performance Awards(9)(10)	1,147,685	—
Restoration SERP(11)	25,987	—
TOTAL	10,613,693	5,872,625
76	– 2017 Proxy Statement

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Curtis Brunson
Severance(1)(2)	3,404,400	—
Medical Benefits(1)(3)	75,366	—
Life Insurance Premiums(1)(3)	78,954	—
Outplacement Benefits(1)(4)	6,400	—
Acceleration of Stock Options(5)(6)	2,863,729	2,863,729
Acceleration of RSUs(7)(8)	1,079,878	1,079,878
Acceleration of Performance Awards(9)(10)	1,218,461	—
Restoration SERP(11)	204,997	—
TOTAL	8,932,185	3,943,607
Steve Kantor
Severance(1)(2)	3,870,833	—
Medical Benefits(1)(3)	83,955	—
Life Insurance Premiums(1)(3)	111,478	—
Outplacement Benefits(1)(4)	6,400	—
Acceleration of Stock Options(5)(6)	1,750,082	1,750,082
Acceleration of RSUs(7)(8)	659,917	659,917
Acceleration of Performance Awards(9)(10)	744,624	—
Restoration SERP(11)	251,056	—
TOTAL	7,478,345	2,409,999
(1)	Severance, medical benefits, life insurance premiums and outplacement benefits in connection with a change in control are payable only if the named executive officer (a) is involuntarily terminated (other than for cause, death or disability) at the request of the acquirer or otherwise in anticipation of, or during the two-year period following, the change in control or (b) voluntarily terminates employment for good reason during the two-year period following the change in control. For purposes of calculating the amount of these benefits in connection with a change in control, we assumed that such a termination of employment occurred on December 30, 2016, the last business day of 2016. Receipt of these benefits is conditioned upon the named executive officer’s execution of an agreement with the Company containing confidentiality, 12-month non-competition and non-solicitation covenants and a customary release of all claims against the Company. For a further discussion, see “– Change in Control Severance Plan” on page 74.
(2)	As discussed in “– Change in Control Severance Plan” on page 74, the change in control severance amount for each named executive officer is a multiple of base salary and average annual incentive plan awards for the three years prior to the year of termination. While the Change in Control Severance Plan also provides for an unpaid annual incentive plan award for the current year earned through the termination date, such amounts for each named executive officer are not reflected in this table because the amounts earned under the annual incentive plan for 2016 are already included in the “Summary Compensation Table” on page 62 in the Non-Equity Incentive Plan Compensation column for 2016. In the event that these payments, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, then these payments will be reduced to the highest amount for which no excise tax would be due, but only if the reduced amount is greater than the unreduced amount net of the excise tax.
(3)	Medical benefits and life insurance premiums are based on the applicable multiple of the premiums paid by the Company in 2016, as set forth in Note 6 to the “Summary Compensation Table” on page 62, to provide the named executive officer (and the named executive officer’s spouse and dependents, as applicable) with executive medical benefits and life insurance.
(4)	Under our Change in Control Severance Plan, a named executive officer is entitled to reasonable outplacement services from a provider selected by the executive and paid for by the Company. The amount disclosed represents the Company’s reasonable estimate of the cost to provide this benefit.
– 2017 Proxy Statement	77

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

(5)	As disclosed above, in the event of any termination of employment other than death or disability, unvested stock options (or all stock options, in the case of a termination for cause) are forfeited. Accordingly, stock options are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability.
(6)	The value attributable to the acceleration of unvested stock options is based upon the number of unvested stock options multiplied by the difference between the closing price of our Common Stock ($152.11) on December 30, 2016, the last business day of 2016, and the per share exercise price of the option.
(7)	As disclosed above, in the event of the named executive officer’s Qualified Retirement, RSUs are deemed to have vested, but the underlying Common Stock and accrued cash dividend equivalents remain undelivered and unpaid until the end of the original vesting period. In the event of any other termination of employment other than in connection with a change in control, or upon death or disability, the RSUs are forfeited. Accordingly, the RSUs are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability. In addition, the amounts disclosed in the table above exclude the value attributable to the accelerated delivery and payment upon a change in control, death or disability of shares and dividend equivalents underlying Retirement Eligible RSU Awards because these amounts are already included in the “2016 Nonqualified Deferred Compensation” table on page 73 in the Aggregate Balance at Last Fiscal Year End column.
(8)	The value attributable to the acceleration of unvested RSUs is based upon the sum of (a) number of unvested RSUs multiplied by the closing price of our Common Stock ($152.11) on December 30, 2016, the last business day of 2016, and (b) the accrued cash dividend equivalents underlying the unvested RSUs as of December 31, 2016.
(9)	As disclosed above, in the event of the named executive officer’s death, disability, Qualified Retirement or termination by the Company without cause, a prorated portion of the performance awards are forfeited, and the remaining performance awards are not delivered or paid until the end of the original performance period based on actual performance for the full performance period. In the event of any other termination of employment, the performance awards are forfeited. Accordingly, the performance awards are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control.
(10)	The value attributable to the acceleration of performance units is based upon the sum of (a) the prorated number of shares issuable assuming a Target level of performance achievement multiplied by the closing price of our Common Stock ($152.11) on December 30, 2016, the last business day of 2016, and (b) where applicable, the accrued cash dividend equivalents underlying such prorated number of shares as of December 31, 2016. The value attributable to the acceleration of performance cash awards is based upon the prorated amount of cash payable assuming a Target level of performance achievement. As disclosed above, the Compensation Committee has the discretion to increase the number of shares issuable or the amount of cash payable up to the prorated number of shares issuable or amount of cash payable assuming the Maximum level of performance achievement based on the Compensation Committee’s assessment of the Company’s progress towards achievement of the applicable performance measures at or prior to the change in control, but only if such assessment is that the Target performance level would be exceeded.
(11)	The Restoration SERP pays benefits in a lump sum upon a change in control, and in an annuity following the later of (a) the named executive officer’s earliest retirement date under the applicable Qualified Pension Plan or (b) the date of the named executive officer’s termination of employment (subject to a potential six-month delay to comply with Section 409A of the Internal Revenue Code). ERISA regulations for Qualified Pension Plans require that an interest rate different than the rate used for financial reporting purposes be used to determine benefits paid out in lump sum. The Restoration SERP uses lump sum factors under Section 417(e) of the Internal Revenue Code as defined in the applicable Qualified Pension Plan, resulting in an enhanced benefit received upon a change in control compared to the benefits received following a voluntary termination, normal retirement or involuntary not-for-cause termination. The amounts disclosed represent the enhancement received upon a change in control. In the case of any other termination, no enhanced benefit is received under the Restoration SERP and, accordingly, no amounts relating to payments under the Restoration SERP in the case of such terminations are included in the table above. In the event of a termination for cause, all benefits under the Restoration SERP are forfeited. For a further discussion, see the “2016 Pension Benefits” table on page 70.
(12)	Mr. Kubasik does not participate in the Restoration SERP because this plan was closed to new participants hired on or after January 1, 2007.
78	– 2017 Proxy Statement

COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

L3’s compensation program for non-employee directors (the “Director Compensation Program”) is determined by our Board of Directors. The objectives of the program are to attract and retain highly qualified directors, and to compensate them in a manner that closely aligns their interests with those of our shareholders. Directors who are also employees of L3 do not receive additional compensation for their services as directors.

Pursuant to its charter, the Compensation Committee is responsible for periodically reviewing and making recommendations to our Board of Directors with respect to director compensation. The Compensation Committee’s practice is to review the appropriateness of the components, amounts and forms of compensation provided to directors on an annual basis.

Based on the recommendation of the Compensation Committee in June 2016, the Board of Directors made no changes to the Director Compensation Program in 2016. The Compensation Committee’s recommendation was based, in part, upon a market assessment of L3’s director pay levels and the practices of L3’s compensation peer group conducted by FW Cook.

The following table provides information concerning the Director Compensation Program for 2016.

Compensation Type	Compensation Rates
Annual Board Member Retainer(1)	$110,000
Annual Board Member Equity Award(2)	135,000
Annual Audit Committee Chairperson Retainer(1)	30,000
Annual Compensation Committee Chairperson Retainer(1)	15,000
Annual Nominating/Corporate Governance Committee Chairperson Retainer(1)	15,000
Annual Audit Committee Member Retainer(1)	20,000
Annual Lead Independent Director Retainer(1)	25,000
(1)	Annual retainers are payable in quarterly installments in arrears on the final day of each quarterly, in-person, regular meeting of the Board of Directors. In 2016, these dates were February 9, May 3, June 21 and October 18.
(2)	Each non-employee director received on May 3, 2016, the date of the 2016 annual meeting of shareholders, an award of RSUs having a grant date fair value of $135,000, calculated in accordance with the accounting standards for share-based compensation. The RSUs vest one year after the grant date (or on the date of the 2017 annual meeting of shareholders, if earlier), subject to acceleration in the event of death, permanent disability or a change in control. Regardless of vesting, the RSUs will not be converted into shares until the earlier of (a) the date on which the recipient ceases to be a director or (b) a change in control that satisfies specified requirements set forth in Section 409A of the Internal Revenue Code. Dividend equivalents are accrued in the form of additional RSUs with the same vesting and delivery terms as the underlying RSUs.

With respect to the retainers described above (other than the annual equity award), each non-employee director may elect to receive all such compensation in cash and/or RSUs. RSUs received pursuant to such elections (“Elected RSUs”) have identical terms and conditions as the RSUs issued in respect of the annual board member equity award, except that Elected RSUs are fully vested at the time of issuance.

– 2017 Proxy Statement	79

COMPENSATION OF DIRECTORS

2016 Director Compensation

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Claude R. Canizares	130,000	135,000	265,000
Thomas A. Corcoran	130,000	135,000	265,000
Ann E. Dunwoody	110,000	135,000	245,000
Lewis Kramer	140,000	135,000	275,000
Robert B. Millard	150,000	135,000	285,000
Lloyd W. Newton	110,000	135,000	245,000
Vincent Pagano, Jr.	145,000	135,000	280,000
H. Hugh Shelton	110,000	135,000	245,000
Arthur L. Simon	130,000	135,000	265,000
(1)	Includes fees with respect to which directors elected to receive payment in Elected RSUs, each valued at the closing price on the date the director would have otherwise been issued a check for such payment. For 2016, General (Ret.) Dunwoody and Mr. Millard elected to receive payments in Elected RSUs with respect to all of their fees.
(2)	Represents the grant date fair value of RSUs based on L3’s closing stock price on May 3, 2016, the date of grant.

The following table provides a summary of the aggregate number of unexercised stock options and unvested RSUs outstanding for each of our non-employee directors as of December 31, 2016. Stock options have not been granted to non-employee directors since April 1, 2008.

Name	Unexercised Options Outstanding	Unvested RSUs Outstanding
Claude R. Canizares	2,981	1,021
Thomas A. Corcoran	6,313	1,021
Ann E. Dunwoody	—	1,021
Lewis Kramer	—	1,021
Robert B. Millard	6,313	1,021
Lloyd W. Newton	—	1,021
Vincent Pagano, Jr.	—	1,021
H. Hugh Shelton	—	1,021
Arthur L. Simon	—	1,021

The Board of Directors has maintained Company stock ownership guidelines for non-employee directors since 2006. Each non-employee director is required to own shares with a value that is equal to five times his or her annual retainer amount. Each non-employee director is required to retain 100% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired under equity-based awards until the ownership requirement is met.

“Stock ownership” is defined to include shares of Common Stock held outright, unvested RSUs and vested but undelivered RSUs. Unexercised stock options are not taken into account for purposes of the ownership guidelines.

80	– 2017 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The directors who serve on the Audit Committee are all “independent” in accordance with the NYSE listing standards and the applicable SEC rules and regulations. During 2016, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2016. As part of the Company’s governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Audit Committee charter can be obtained through our website at http://www.L3T.com.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Independent registered public accounting firm retained to audit the Company’s financial statements. PricewaterhouseCoopers LLP has continuously been retained to serve as our independent registered public accounting firm since our formation in 1997 and, after consideration, was selected to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. In determining whether to reappoint PricewaterhouseCoopers LLP as the Company’s independent auditor, the Audit Committee took into consideration various factors, including: the historical and recent performance of the independent auditor on the audit; its professional qualifications; the adequacy of its staffing; the breadth of knowledge, support and expertise of its national office; the quality of ongoing discussions with the independent auditor; external data, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on the independent auditor and its peer firms; and the appropriateness of fees.

We have reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2016.

We have discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable standards adopted by the PCAOB.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

Based on the review and discussions referred to above, we recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission. The Board of Directors approved our recommendations.

During 2016, Lewis Kramer (Chairman), Claude R. Canizares, Thomas A. Corcoran, Vincent Pagano, Jr. and Arthur L. Simon served as members of the Audit Committee.

Lewis Kramer (Chairman)
Claude R. Canizares
Thomas A. Corcoran
Vincent Pagano, Jr.
Arthur L. Simon

– 2017 Proxy Statement	81

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For services rendered in 2016 and 2015 by PricewaterhouseCoopers LLP, our independent registered public accounting firm, we incurred the following fees:

	Year
	2016	2015
Audit Fees(1)	$14,156,423	$16,874,195
Audit-Related Fees(2)	2,030,231	6,151,239
Tax Fees(3)	5,977,254	7,005,589
All Other Fees(4)	62,200	72,588
(1)	Represents fees incurred for the annual audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews of interim financial statements and statutory audits of foreign subsidiaries. Audit fees for 2015 include additional fees approved subsequent to the filing of our 2016 proxy statement, which relate to the audit of our 2015 consolidated financial statements.
(2)	Represents fees incurred for: (1) employee benefit plan audits, which include fees paid by both the Company and the employee benefit plans, and (2) for 2015, the stand-alone audit of the financial statements for National Security Solutions.
(3)	Represents fees incurred for: (a) U.S. and foreign income tax compliance, (b) expatriate tax services, (c) state tax planning services and (d) acquisition, divestiture and restructuring related tax services, including tax consulting to the Company in 2016 and 2015 in connection with the acquisitions of MacDonald Humfrey (Automation) Limited and CTC Aviation Group, respectively. Tax fees related to tax compliance in 2016 and 2015 were $1,780,558 and $1,930,734, respectively.
(4)	Represents consulting services related to agreed upon procedure services related to executive compensation in both 2016 and 2015.

The Audit Committee has considered and determined that the provision of the services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the registered public accounting firm’s independence.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre- approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. Fees for permitted non-audit services that exceed 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC, are approved by the Audit Committee as required. The Audit Committee also pre-approves any proposed engagement to provide services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. One or more designated members of the Audit Committee may approve these services and related fees and expenses on behalf of the Audit Committee, provided that such approval is reported to the Audit Committee at the next regularly scheduled meeting.

All of the services covered under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee.

82	– 2017 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served on our Compensation Committee during the 2016 fiscal year has served us or any of our subsidiaries as an officer or employee or had any relationships requiring disclosure under Item 404 of Regulation S-K during the 2016 fiscal year. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2016 fiscal year.

– 2017 Proxy Statement	83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and written procedures for the review, approval and monitoring of transactions involving L3 and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or greater of our outstanding Common Stock.

The related person transaction policy requires:

▪	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by any committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and
▪	that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

▪	management must disclose to the Compensation Committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;
▪	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;
▪	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and
▪	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Internal Revenue Code.

During 2016, we did not enter into any transactions with related persons that required review, approval or ratification under the Board of Directors’ related person transaction policy.

84	– 2017 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information about shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2016. For a description of our equity compensation plans, see Note 17 to the audited consolidated financial statements included in L3’s 2016 Annual Report on Form 10-K.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
	(In millions)			(In millions)
Equity compensation plans approved by security holders	4.1 (1)	$99.55	(2)	12.9 (3)
Equity compensation plans not approved by security holders(4)	—	$97.47		—
Total	4.1	$99.55		12.9
(1)	Represents awards, including stock options, RSUs and performance units issuable under the L3 Technologies, Inc. Amended and Restated 1999 Long Term Performance Plan (the “1999 Plan”), the L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan (the “2008 LTPP”) and the L3 Technologies, Inc. Amended and Restated 2008 Directors Stock Incentive Plan (the “2008 DSIP”). The number of shares of Common Stock to be issued in respect of performance units has been calculated based on the assumption that the maximum levels of performance applicable to the performance units will be achieved.
(2)	The calculation of the weighted average exercise price excludes the effect of the RSU awards and performance unit awards, which have been granted to employees at no cost.
(3)	Includes 3.7 million and 9.2 million shares available for future issuance under the L3 Technologies, Inc. 2009 Employee Stock Purchase Plan (the “2009 ESPP”) and the 2008 LTPP, respectively. For purposes of calculating the number of shares available for future issuance under the 2008 LTPP, each share of our Common Stock issued under a “full value” award (i.e., awards other than stock options or stock appreciation rights) is counted as 4.26 shares, in the case of awards granted on or after February 23, 2016, or 3.69 shares, in the case of awards granted between February 26, 2013 and February 22, 2016.
(4)	Represents stock options outstanding under the Amended and Restated 1998 Directors Stock Option Plan for Non-Employee Directors of L3 Technologies, Inc. (the “Legacy Option Plan”). The stock options granted under the Legacy Option Plan are non-qualified for U.S. income tax regulations, vest ratably over a three-year period on the annual anniversary of the date of grant, expire ten years from the date of grant and have an exercise price based on the closing price of our Common Stock on the date of grant.
– 2017 Proxy Statement	85

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that all Section 16(a) forms required to be filed were filed on a timely basis and in compliance with the requirements of Section 16(a).

86	– 2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT BOARD COMMUNICATIONS, COMPANY DOCUMENTS AND SHAREHOLDER PROPOSALS

QUESTIONS AND ANSWERS ABOUT BOARD COMMUNICATIONS,
COMPANY DOCUMENTS AND SHAREHOLDER PROPOSALS

1.	HOW DO I COMMUNICATE WITH THE BOARD OF DIRECTORS?

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the full Board of Directors, the Chair of any of the Audit, Compensation, Nominating/Corporate Governance and Executive Committees, to the non-employee directors as a group or to the Lead Independent Director of the Board of Directors, may do so either by email that can be accessed through our website at http://www.L3T.com or by addressing such communications or concerns to the Corporate Secretary of L3 Technologies, Inc., 600 Third Avenue,

New York, New York 10016, who will forward such communications to the appropriate party. The addressed communications may be done confidentially or anonymously. The Corporate Secretary will forward all correspondence to the Board of Directors or the specifically designated party, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material.

2.	HOW CAN A SHAREHOLDER NOMINATE A DIRECTOR OR SUBMIT A PROPOSAL FOR NEXT YEAR’S ANNUAL MEETING?

Under the SEC’s rules and regulations, any shareholder desiring to submit a proposal to be included in our 2018 proxy statement must submit such proposal to us at our principal executive offices located at 600 Third Avenue, New York, New York 10016, to the attention of the Corporate Secretary, no later than the close of business on November 27, 2017. Under Rule 14a-8 under the Exchange Act, a shareholder submitting a proposal to be included in the Company’s proxy statement is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Common Stock and to have held such Common Stock continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

During 2016, we amended our Bylaws to proactively adopt proxy access, which permits a shareholder or a group of up to 20 shareholders, owning shares representing 3% or more of the voting power entitled to vote generally in the election of directors for at least three years, to submit director nominees for up to the greater of 20% of the independent directors on the Board or two shareholder nominees for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws. Notice of director nominations submitted under these proxy access Bylaw provisions must be received on or after October 28, 2017 but no later than November 27, 2017. In the event that the date of the 2018 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2018 Annual Meeting, notice must be received not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made.

The Bylaws provide for advance notice provisions. The Bylaws require the timely notice of certain information to be provided by any shareholder who proposes director nominations or any other business for consideration at a shareholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed below and in the Bylaws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a shareholders’ meeting must be received by our Corporate Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at the Company’s 2018 Annual Meeting, such a proposal must be received by the Corporate Secretary on or after January 9, 2018 but no later than February 8, 2018. In the event that the date of the 2018 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2018 Annual Meeting, notice must be received not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made. All proposals must be sent to our principal executive offices by certified mail, return receipt requested, to the attention of the Corporate Secretary, L3 Technologies, Inc., 600 Third Avenue, New York, New York 10016.

– 2017 Proxy Statement	87

QUESTIONS AND ANSWERS ABOUT BOARD COMMUNICATIONS, COMPANY DOCUMENTS AND SHAREHOLDER PROPOSALS

Shareholders may, subject to and in accordance with the Bylaws, recommend director candidates for consideration by the Nominating/Corporate Governance Committee. The recommendation must be delivered to the Corporate Secretary, who will forward the recommendation to the Nominating/Corporate Governance Committee for

consideration. The Bylaws contain certain informational and other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders’ meeting. The Bylaws are posted on our website at http://www.L3T.com.

3.	WHAT IS HOUSEHOLDING?

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the Proxy Materials by writing to: Corporate Secretary, L3 Technologies, Inc., 600 Third Avenue, New York, New York 10016 or by calling (212) 697-1111.

4.	WHERE CAN I FIND THE COMPANY’S CORPORATE GOVERNANCE GUIDELINES, COMMITTEE CHARTERS, CODES OF CONDUCT OR OTHER GOVERNANCE DOCUMENTS?

Committee Charters and Corporate Governance Guidelines: The Board of Directors has adopted a charter for each of the Audit, Nominating/Corporate Governance and Compensation Committees as well as Corporate Governance Guidelines that address the Board of Directors’ make-up and functioning. You can find links to these materials on our website at http://www.L3T.com under the “Investor Relations” tab by selecting “Corporate Governance.”

Code of Ethics and Business Conduct: The Board of Directors has adopted a code of ethics and business conduct that applies to all of our directors, officers and employees.

You can find a link to such code on our website at http://www.L3T.com. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our Web site waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments of the code of ethics and business conduct that apply to any of our directors and executive officers, including our Chairman and Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and Vice President, Controller and Principal Accounting Officer or other persons performing similar functions.

88	– 2017 Proxy Statement

GENERAL AND OTHER MATTERS

GENERAL AND OTHER MATTERS

At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments or postponements of the Annual Meeting, the Proxyholders will vote all shares underlying proxies delivered pursuant to this solicitation in accordance with their discretion on such matters.

We have provided each shareholder whose proxy is being solicited hereby access to a copy of our Summary Annual Report and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016. Written requests for additional copies should be directed to: Corporate Communications, L3 Technologies, Inc., 600 Third Avenue, New York, New York 10016.

Please vote over the Internet or telephone, or (if you received a paper copy of the Proxy Materials) complete, date, sign and promptly mail the paper proxy card in the reply envelope accompanying the Proxy Materials sent to you. No postage is required if returned in the envelope provided, and mailed in the United States.

By Order of the Board of Directors,

Ann D. Davidson
Senior Vice President, General Counsel and
   Corporate Secretary

                   , 2017
 New York, New York

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, http://www.L3T.com, and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and schedules thereto, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary
L3 Technologies, Inc.
600 Third Avenue
New York, New York 10016

– 2017 Proxy Statement	89

ANNEX A

ANNEX A

AMENDMENT TO L3 TECHNOLOGIES, INC. RESTATED CERTIFICATE OF INCORPORATION

TENTH: ~~Notwithstanding the provisions of Section 228 of the General Corporation Law of the State of Delaware, the~~The shareholders of the Corporation may take action by written consent only if ~~all~~a majority of the ~~shareholders~~outstanding shares of capital stock of the Corporation entitled to vote on the matter sign such consent. ~~This Article TENTH may not be amended without the unanimous consent of all shareholders entitled to vote on the matter.~~

– 2017 Proxy Statement	A-1

ANNEX B

ANNEX B

L3 TECHNOLOGIES, INC.
AMENDED AND RESTATED 2012 CASH INCENTIVE PLAN
(As amended through February 21, 2017)

1.   Purpose of the Plan

The purpose of the Plan is to enable the Company and its Subsidiaries to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance or otherwise.

2.   Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)   “Affiliate” shall mean, with respect to any entity, any entity directly or indirectly controlling, controlled by, or under common control with, such entity.

(b)   “Board” shall mean the Board of Directors of the Company.

(c)   “Cause” shall mean the Participant’s (1) intentional failure to perform reasonably assigned duties, (2) dishonesty or willful misconduct in the performance of duties, (3) engaging in a transaction in connection with the performance of duties to the Company or its Subsidiaries which transaction is adverse to the interests of the Company and is engaged in for personal profit or (4) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(d)   “Change in Control” shall have the meaning assigned to such term under the Company’s Equity Plan.

(e)   “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations and guidance promulgated thereunder.

(f)   “Committee” shall mean the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board consisting solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code, to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(g)   “Company” shall mean L3 Technologies, Inc., a Delaware corporation.

(h)   “Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

(i)   “Disability” or “Disabled” shall mean, unless otherwise agreed by the Company (or any of its Subsidiaries) in a written agreement or employment letter with such Participant, that the Participant, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Company or a Subsidiary in which the Participant is eligible to participate. The Disability determination shall be in the sole discretion of the Committee.

(j)   “Equity Plan” shall mean the Company’s Amended and Restated 2008 Long Term Performance Plan, as amended, or any successor plan thereto.

(k)   “First Quarter” shall mean the period of calendar days during a given Performance Period that is equal to the lesser of (i) 25% of the full number of calendar days falling within such Performance Period or (ii) 90 days.

(l)   “Participant” shall mean each officer of the Company and other key employee of the Company or any of its Subsidiaries whom the Committee designates as a participant under the Plan.

(m)   “Performance Period” shall mean each fiscal year of the Company or such shorter or longer period, as determined by the Committee.

(n)   “Plan” shall mean this L3 Technologies, Inc. Amended and Restated 2012 Cash Incentive Plan, as set forth herein and as may be amended and in effect from time to time.

– 2017 Proxy Statement	B-1

ANNEX B

(o)   “Retirement” shall mean that the Participant (1) terminates employment with the Company and its Subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination), (2) is available for consultation with the Company or its Subsidiaries at the reasonable request of the Company or its Subsidiaries and (3) terminates employment on or after attaining age 65 and completing at least five years of service in the aggregate with the Company and its Subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length).

(p)   “Section 409A” shall mean Section 409A of the Code and any rules, regulations and other official guidance promulgated thereunder.

(q)   “Service Recipient” shall mean the Company, any of its Subsidiaries, or any of its Affiliates that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Treasury Regulation Section 1.409A-1(or any successor regulation).

(r)   “Share” shall mean a share of common stock of the Company.

(s)   “Subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations) is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

3.   Administration

(a)   The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary; provided that the Plan shall, to the extent reasonably possible, be administered and interpreted by the Committee in a manner which would be expected to cause any award intended to be qualified as performance-based compensation under Section 162(m) of the Code to so qualify. The Committee shall establish the performance objective(s) for any Performance Period in accordance with Section 4 and certify whether and to what extent such performance objective(s) have been obtained. Any determination made by the Committee under the Plan shall be final, conclusive and binding on the Company, any of its Subsidiaries, any Participant and any other person dealing with the Plan.

(b)   The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or any of its Subsidiaries) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

(c)   The Committee may delegate to the officers or employees of the Company the authority to make grants under the Plan and execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose, except that the Committee may not delegate any discretionary authority to grant or amend an award or with respect to substantive decisions or functions regarding this Plan as these relate to any grants made to an “executive officer” as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

4.   Incentive Compensation

(a)   Performance Criteria. No later than the last day of the First Quarter of a given Performance Period (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive incentive compensation for each such Performance Period. The Committee may establish different performance objectives for each Performance Period, and may provide for multiple, overlapping Performance Periods hereunder. Any performance objective(s) established hereunder will be based upon the achievement of one or more of the following criteria or any combination thereof, as determined by the Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBIT or EBITDA; (iii) operating income or operating margin; (iv) net income; (v) net income or earnings per Share; (vi) book value per Share; (vii) return on equity; (viii) expense management

B-2	– 2017 Proxy Statement

ANNEX B

(including without limitation, total general and administrative expense percentages); (ix) return on investment or on invested capital; (x) improvements in capital structure; (xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price; (xiv) market share; (xv) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xvi) costs (including, without limitation, total general and administrative expense percentage); (xvii) cash flow or net funds provided; (xviii) working capital; (xix) total debt (including, without limitation, total debt as a multiple of EBIT or EBITDA), (xx) orders and (xxi) total stockholder return. The foregoing criteria may relate to the Company, one or more of its Subsidiaries, one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The Committee may provide, at the time when performance objectives are established with respect to a Performance Period (or at such later date as may be permitted under Section 162(m) of the Code), for the adjustment of such performance objectives as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine to be appropriate, including, without limitation, the gain or loss on disposal of a business segment. In the event of an equity restructuring, as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R), that affects the Shares, the Committee shall adjust any and all previously established Share-based performance objectives affected by such restructuring (including without limitation any performance objectives based on stock price) so as to preserve (without enlarging) such Participant’s incentive compensation opportunity in respect thereof, with the manner of such adjustment to be determined by the Committee in its sole discretion and in a manner consistent with Section 162(m) of the Code, to the extent applicable.

(b)   Incentive Compensation Targets; Discretionary Compensation.

(i)   No later than the last day of the First Quarter of a given Performance Period (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish target incentive compensation amounts for each individual Participant, representing each such Participant’s incentive compensation opportunity to the extent that the applicable performance objectives for such Performance Period are achieved.

(ii)   The Committee may, in its sole discretion, grant such discretionary compensation, if any, to such Participants, if any, as the Committee may determine, in respect of any given Performance Period, that is not subject to the requirements of Section 4(a) and (c) of this Plan.

(c)   Determination of Incentive Compensation Earned/Maximum Amount Payable. As soon as practicable after the applicable Performance Period ends, the Committee shall (x) determine (i) whether and to what extent any of the performance objective(s) established for the relevant Performance Period under Section 4(a) have been satisfied and certify to such determination, and (ii) the actual amount of incentive compensation to which such Participant shall be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Committee may deem appropriate pursuant to Section 4(d), and (y) cause such incentive compensation to be paid to such Participant in accordance with Section 5. Any provision of this Plan notwithstanding, in no event shall any Participant earn incentive compensation under this Plan in respect of any fiscal year in excess of $10,000,000 (such maximum incentive compensation amount to be proportionately adjusted for Performance Periods that are shorter or longer than one year, with multiple incentive opportunities considered in the aggregate in the case where multiple, overlapping Performance Periods are established hereunder).

(d)   Negative Discretion. Notwithstanding anything else contained in Section 4(c), 4(e) or 4(h) to the contrary, the Committee shall have the right, to the extent it so provides at the time when performance objectives are established with respect to a Performance Period, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Committee, in its sole discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c).

(e)   Qualified Termination of Employment. Unless otherwise specified by the Committee at the time when performance objectives are established with respect to a Performance Period, if prior to the last day of any Performance Period for which a Participant is eligible to receive incentive compensation hereunder, the Participant’s employment is terminated: (1) by reason of death or Disability, (2) by Retirement at least one year after the first day of the Performance Period, or (3) by the Company without Cause (each, a “Qualified Termination”), then subject to Section 4(d), such Participant shall receive an amount of incentive compensation equal to the incentive compensation otherwise payable to

– 2017 Proxy Statement	B-3

ANNEX B

such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) that have elapsed during the Performance Period prior to and including the date of the Qualified Termination, and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period.

(f)   Other Termination of Employment. Unless otherwise determined by the Committee in a manner consistent with Section 162(m) of the Code (to the extent applicable) and except as may otherwise be provided in Section 4(e) above, no incentive compensation shall be payable under this Plan in respect of any Performance Period to any Participant whose employment terminates prior to the last day of such Performance Period.

(g)   Partial Performance Period. To the extent permitted under Section 162(m) of the Code, if a Participant is hired or rehired by the Company (or any of its Subsidiaries) after the beginning of a Performance Period for which incentive compensation is payable hereunder, such Participant may, if determined by the Committee, receive an amount of incentive compensation equal to the incentive compensation otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) of active employment with the Company (or any of its Subsidiaries) during the Performance Period and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period or such other amount as the Committee may deem appropriate.

(h)   Change in Control. Unless otherwise specified by the Committee at the time when performance objectives are established with respect to a Performance Period, in the event of a Change in Control prior to the last day of any Performance Period hereunder, then subject to Section 4(d), each Participant eligible to receive incentive compensation thereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives (or, if otherwise determined in the sole discretion of the Committee as constituted immediately prior to the Change in Control, an amount of incentive compensation based upon such higher level of Company performance actually achieved when considered in light of the reduced Performance Period), multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) that have elapsed during the Performance Period prior to and including the date of the Change in Control, and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period.

(i)   Forfeiture/Clawback. The Committee may, in its sole discretion, specify that the Participant’s rights, payments, and benefits with respect to any payment of incentive compensation made hereunder shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of such incentive compensation. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements.

5.   Payment

(a)   In General. Except as otherwise provided hereunder, payment of any incentive compensation amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained or, in the case of any incentive compensation payable under the provisions of Section 4(d) or 4(h), after the Committee determines the amount of any such incentive compensation; provided, however, that in any event all payments made hereunder shall be in accordance with or exempt from the requirements of Section 409A.

(b)   Form of Payment. All incentive compensation payable under this Plan shall be payable in cash.

B-4	– 2017 Proxy Statement

ANNEX B

6.   General Provisions

(a)   Effectiveness of the Plan. The Plan (prior to the amendment and restatement thereof) was originally adopted by the Board of Directors of L-3 Communications Holdings, Inc. (“Holdings”) and became effective upon approval by the shareholders of Holdings on April 24, 2012. The Plan (as amended and restated effective February 21, 2017) is being submitted for shareholder approval at the Company’s 2017 shareholders meeting. If the Company’s shareholders approve the Plan at the Company’s 2017 shareholders meeting, it is anticipated that shareholders will again vote to re-approve the Plan no later than the day of the first meeting of shareholders of the Company that occurs in 2022.

(b)   Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any Performance Period that has already commenced, and no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code, if such amounts are otherwise intended by the Committee to be so qualified.

(c)   No Right to Continued Employment or Awards. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries. No Participant shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(d)   No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

(e)   Nonalienation of Benefits. No Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(f)   Withholding. A Participant may be required to pay to the Company or any of its Subsidiaries, and the Company or any of its Subsidiaries shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other payment otherwise owing to the Participant, applicable withholding taxes with respect to any payment under this Plan, and to take any such actions as may be deemed necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(g)   Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(h)   Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

(i)   Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(j)   Compliance with Section 409A. The Plan is intended to comply with or be exempt from Section 409A and will be interpreted in a manner intended to comply with Section 409A. Notwithstanding anything herein to the contrary, if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A), if such payment or benefit is payable upon a separation from service with any Service Recipient. Each payment made under the Plan shall be designated as a “separate payment” within the meaning of Section 409A.

– 2017 Proxy Statement	B-5

L3 Technologies

L3 TECHNOLOGIES, INC.
600 3RD AVENUE
NEW YORK, NEW YORK 10016

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L3 TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR all the nominees listed, FOR Proposals 2, 3, 4 and 5 and for 1 Year on Proposal 6:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Claude R. Canizares	☐	☐	☐
1b. Thomas A. Corcoran	☐	☐	☐
1c. Ann E. Dunwoody	☐	☐	☐
1d. Lewis Kramer	☐	☐	☐
1e. Robert B. Millard	☐	☐	☐
1f. Lloyd W. Newton	☐	☐	☐
1g. Vincent Pagano, Jr.	☐	☐	☐
1h. H. Hugh Shelton	☐	☐	☐
1i. Arthur L. Simon	☐	☐	☐
1j. Michael T. Strianese	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
6. Determine, in a non-binding, advisory vote, whether a shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.	☐	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Admission Ticket

2017 Annual Meeting of L3 Technologies, Inc. Shareholders

L3 TECHNOLOGIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, MAY 9, 2017, 2:30 P.M. EASTERN DAYLIGHT TIME
THE RITZ-CARLTON NEW YORK
BATTERY PARK
TWO WEST STREET
NEW YORK, NY

PLEASE INDICATE WHETHER YOU PLAN TO ATTEND THE 2017 ANNUAL MEETING OF SHAREHOLDERS BY MARKING THE APPROPRIATE BOX OR IF YOU USE THE INTERNET OR TELEPHONE SYSTEM, WHEN PROMPTED. ONLY THE SHAREHOLDER(S) WHOSE NAME(S) APPEAR(S) ON THIS TICKET, OR THE PROXY OF THAT SHAREHOLDER, WILL BE ADMITTED. YOU WILL NEED TO PRE-REGISTER WITH L3 IN ADVANCE IN ORDER TO BE ADMITTED. TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, FOLLOW THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT. DUE TO SPACE LIMITATIONS, ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. SEATING WILL BEGIN AT 2:00 P.M.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions from the East Side:
Take the FDR Drive South to the end and follow sign to the Battery Park City exit.
Proceed to the traffic light and make a right turn, go to the next light and make a left turn onto State Street and continue driving until the very end.
The hotel is located at Battery Place and West Street.

Directions from the West Side:
Take the West Side Highway South.
The West Side Highway South becomes West Street.
Continue South bearing right until the end of West Street.
Turn right, the hotel is on your right.

Directions by Subway:
Take the 4/5 to Bowling Green (last stop in Manhattan).
Turn right (South) onto Battery Place.
Follow Battery Place to Little West Street; turn right, the hotel is on your left.
Or
Take the 2/3 to Wall Street.
Walk West on Wall Street to Broadway; turn left on Broadway, then right onto Battery Place.
Follow Battery Place to Little West Street; turn right, the hotel is on your left.
Or
Take the 1/9 to Rector Street.
Walk South on Greenwich Street to Battery Place.
Make a right on Battery Place and follow to Little West Street; turn right, the hotel is on your left.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E23771-P87868

Proxy

L3 TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L3 TECHNOLOGIES, INC. (THE "COMPANY") FOR THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON MAY 9, 2017, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT.

The undersigned shareholder(s) hereby appoint(s) Michael T. Strianese, Christopher E. Kubasik, Ralph G. D'Ambrosio and Ann D. Davidson or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Shareholders to be held on May 9, 2017, at 2:30 p.m., Eastern Daylight Time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY additionally held online at LLL.onlineshareholdermeeting.com and at any and all adjournments or postponements thereof, upon the matters set forth and in accordance with their discretion on any other matters that may properly come before the meeting, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned shareholder(s). **In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof, for the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm, for the proposal to amend and restate the Company's Restated Certificate of Incorporation to eliminate all provisions that require more than a simple majority vote, for the approval of the L3 Technologies Inc., Amended and Restated 2012 Cash Incentive Plan, for the advisory approval of the compensation paid to our named executive officers and for "1 year" with respect to the frequency of the advisory vote on executive compensation.** The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

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